Farmout Agreement
Diamond Play, Nevada

THIS AGREEMENT dated the 5 day of April, 2007 is between Eden Energy Corp., or its wholly owned subsidiary, ("Farmor"), 200 Burrard Street, Suite 1925, Vancouver, BC, Canada V6C 3L6; Fasken Nevada-I, LLC ("Farmee") and Fasken Oil and Ranch, L.P., a Nevada limited partnership ("Operator"), 303 Wall Av., Suite 1800, Midland, TX 79701, sometimes collectively referred to as "The Parties".

WHEREAS Farmor owns oil and gas interests covering acreage in Nevada, and Farmee wants to drill, test and complete for production or, if dry, plug and abandon, an oil and gas well on the acreage in order to earn undivided working interests in the acreage and the well,

IN CONSIDERATION of the premises and the following mutual covenants and promises, The Parties agree that:

I. DEFINITIONS

In this agreement:

Completion, Completed, Completing and Complete refer to the process of equipping a well to produce if capable, or shutting in a gas well, or plugging and abandoning a well, all in compliance with applicable laws and regulations.

Contract Depth means a subsurface depth of between 7,000' and 9,000', or to a depth of the base of the sub-thrust Devonian Formation (or such shallower depth at which oil or gas in paying quantities is encountered), and includes a deeper depth if Farmee elects to drill deeper as permitted by this agreement. Provided, however, The Parties agree that if the top of the Devonian formation is reached and a DST test indicates, in the opinion of Operator, that the Devonian formation is "wet" and will not be productive of oil or gas in paying quantities, Operator may elect to cease operations on said well. The Parties hereto agree that a well drilled to the top of the Devonian formation and subsequently abandoned under the circumstances in the preceding sentence will be deemed to have been drilled to the "Contract Depth" under this agreement. In the event Operator elects to abandon a well under the circumstances above, Farmee shall give notice of abandonment to Farmor in accordance with Section XI hereof. The abandonment and subsequent take over by Farmor of a well drilled to the "Contract Depth" shall divest Farmee of rights only in the wellbore of the abandoned well.

Effective Date means March 29, 2007.

Farmout Acreage means the Leases and Lands as more particularly described in that certain Participation Agreement, dated April 26, 2004, between Cedar Strat Corporation and Fort Scott Energy Corporation, as amended by that certain Letter Agreement, dated March 28, 2007, between Cedar Strat Corporation, Fort Scott Energy Corporation and Eden Energy Corporation (together, the "Participation Agreement"). The same attached hereto as Exhibits "A" and "B".

JOA means the 1989 Model Form Operating Agreement (and exhibits to it) dated March 29, 2007 between Farmor, Farmee and Operator, attached hereto as Exhibit "D".

Lands means the lands covered by the Leases as described in the Participation Agreement attached hereto, and that certain Assignment Agreement, dated August 5, 2004, between E-Com Technologies, Inc. and Fort Scott Energy Corporation, attached hereto as Exhibit "C".

Leases means the oil and gas leases described in attached Exhibit "E".

Operator means Fasken Oil and Ranch, Ltd. on the terms set out in the JOA.

Substitute Well means any well drilled in substitution for the Initial Test Well or any subsequent well as permitted by Article IV of this agreement.

Initial Test Well in this agreement means a well drilled to the Contract Depth in search of oil or gas or both at a location mutually agreed to by Farmor and Farmee in Prospect Area 1 as defined in the Participation Agreement.

Subsequent Test Well in this agreement means a well drilled to the Contract Depth in search of oil or gas or both at a location mutually agreed to by Farmor and Farmee in Prospect Areas 2, 3 and 4 as defined in the Participation Agreement.

II. INITIAL TEST WELL

A. Operator, at the direction of Farmee, by December 31, 2007, will use its reasonable best efforts to spud the Initial Test Well and continue drilling with due diligence, in a workmanlike manner, and in accordance with good oilfield practices until it has drilled the Initial Test Well to the Contract Depth. However, in no case, shall the Initial Test Well be spud later than November 30, 2008.

B. Farmee is responsible for and will pay for and bear two-thirds (66.67%) of the cost, risk and expense to drill, test and Complete the Initial Test Well. Farmee will endeavor to Complete the Initial Test Well within one hundred and twenty (120) days from the date on which it is spudded by a rig capable of drilling to total depth. Farmee will drill and Complete the Initial Test Well to earn the interest in the wellbore of the Initial Test Well and the Lands and Lease(s) as provided in Article

III below.

III. EARNING

A. If Farmee drills the Initial Test Well to the Contract Depth Farmor, or its affiliate(s), will assign to Farmee, fifty percent (50%) of Farmor's rights in the wellbore of the Initial Test Well along with a like interest in the Leases and Lands relating to the acreage included in the Initial Test Well's proration unit or governmental spacing unit prescribed or permitted by applicable governmental authorities, and fifty percent (50%) of Farmor's interest in the Noah Prospect, further defined as Prospect Area 1 in the Participation Agreement, limited to those depths from the surface to 1,000' below the deepest formation penetrated in any well drilled in the Prospect Area. An assignment in said Leases and Lands will be earned if the well is drilled to the Contract Depth, regardless of whether the well is capable of producing in paying quantities.

B. The earned interest described includes any personal property, fixtures and equipment associated with the Initial Test Well and its production, burdened only with a proportionate part of any overriding royalty, landowner royalty and other burdens of record as of the Effective Date. Farmor specifically reserves an overriding royalty interest on the earned interest equal to the difference between the existing lease burden and 20%, proportionately reduced.

C. If Farmee drills the Initial Test Well to the Contract Depth and Completes it as a well capable of producing oil or gas, or plugs and abandons it as a dry hole, then The Parties will decide how to proceed under the terms of the Participation Agreement. If The Parties elect to proceed to Prospect Area 2 as defined in the Participation Agreement, Farmee agrees to pay Farmor a two million dollar ($2,000,000.00) project recovery fee and to conduct a mutually agreeable seismic program of not less than 25 linear miles over Prospect Area 2 on the basis of Farmor paying one-third (33.33%) of the program costs, and Farmee paying two-thirds (66.67%) of those costs. If The Parties elect to drill a Subsequent Test Well in Prospect Area 2, the Farmee will pay and earn on the same basis as in the Noah Prospect (Prospect Area 1), except Farmee shall be entitled to earned interests when the Subsequent Test Well has been completed to casing point. In like manner, exclusive of a project recovery fee, Farmee has the option of continuing to participate in additional Prospect Areas under the terms of the Participation Agreement.

IV. SUBSTITUTE WELL

If Farmee fails to reach the Contract Depth in the Initial Test Well, or any subsequent well due to mechanical difficulties or because it encounters conditions that are normally considered in the industry to be impenetrable, or that would, in Farmee's reasonable opinion, make further drilling impractical by ordinary drilling methods, Farmee may in good faith, stop drilling the well and, within one hundred eighty (180) days after it stops drilling, spud and drill a Substitute Well at a location on the Farmout Acreage of Farmee's choice, but approved by Farmor, which approval Farmor may not withhold unreasonably. Any Substitute Well must be treated as the Initial Test Well, or any subsequent well it is replacing. The Parties are responsible for and will pay for and bear their

respective percentages of the cost, risk and expense of the abandoned well. Farmee has no obligation to drill a Substitute Well.

V. FIRST SALES

Within ten (10) days of first sales, Farmee will notify Farmor of the same and will account to Farmor in accordance with the provisions of the JOA. Within sixty (60) days following the end of each month after the Completion date, Farmee will deliver to Farmor a report setting out the volume attributable to and revenue received from the applicable well on a gross and net basis and an average sales price of the oil, gas and other hydrocarbons for the month.

VI. ASSUMPTIONS OF LEASE OBLIGATIONS

Farmee will comply with all covenants and conditions of the Leases pertaining to the Farmout Acreage and with all applicable laws, rules and regulations, except that:

A. Farmor will pay all of the delay rentals or minimum royalty payments that become due under the Leases. When Farmee has earned the interest provided herein, Farmor will bill Farmee for fifty percent (50%) of the amounts paid and Farmee will pay Farmor the amounts billed within thirty (30) days from the date Farmee receives the bill. Farmor is not liable to Farmee for any loss resulting from a good faith effort to properly pay the delay rentals or minimum royalty payments as required by the Leases.

B. Operator will notify Farmor before shutting in any oil and/or gas well drilled on Farmout Acreage whether before or after the well has produced.

C. Upon Farmee's written request prior to drilling of any well, Farmor will deliver to Farmee a complete copy of its lease files covering the applicable Farmout Acreage.

VII. JOINT OPERATING AGREEMENT

All operations are governed by the terms of the JOA. Operator, will at all times conduct the proposed operation and report to Farmor in accordance with the terms of the JOA.

VIII. TESTING AND INFORMATION

The Operator will use reasonable efforts to keep accurate logs of any well drilled and, as a prudent operator, will test adequately all oil and gas shows encountered in the formations generally considered by the industry to have the potential for commercial production in the area of the Farmout

Acreage. Farmee will use its reasonable best efforts to comply with all information requests and requirements, including those defined in the JOA and Participation Agreement, and will deliver to Farmor copies of all information that it has obtained on any well drilled. At Farmor's sole risk, expense and liability, Farmor and its employees and representatives at all times have full and complete access to the location, well and derrick floor of the Initial Test Well, or any subsequent well drilled in accordance with this agreement.

IX. INDEMNIFICATION

Operator will protect, indemnify, defend and save Farmor harmless from all losses, costs, claims, demands, expenses, damages liabilities, suits, actions, judgments and decrees in anyway growing out of or attributable to or resulting from Operator's or Farmee's breach of this agreement and Farmee's breach or violation of laws of the state in which operations are conducted or the rules or regulations of any legislative, judicial or regulatory body, state or federal, exercising jurisdiction over operations on the Farmout Acreage, or arising or resulting from any act or omission by Farmee in connection with the operations conducted under this agreement. At all times while Farmee has the right to conduct any operations on the Farmout Acreage, Farmee will comply with the insurance provisions of the JOA.

X. ASSIGNMENTS

A. Any assignments that Farmor, or its affiliate(s), makes to Farmee under this agreement will be made without warranty of title, either express or implied, except by, through and under Farmor, but not otherwise. Farmee will conduct its own independent examination of the title to the Farmout Acreage to satisfy itself of the title to the Farmout Acreage. Farmor will, upon written request, deliver to Farmee, a copy of each Lease covering the Farmout Acreage and related title data in its possession, including copies of any related assignments, contracts, rental receipts and agreements and any other title data, including title opinions, but Farmor is not responsible for the accuracy of any title opinion. Farmee, at its sole cost and expense will obtain any additional title data that it wants and will deliver to Farmor copies of all title opinions and pertinent materials obtained by Farmee covering the Farmout Acreage.

B. If the interest that Farmor, or its affiliate(s) owns covers less than the entire leasehold interest or the leasehold interest covers less than one hundred percent (100%) of the mineral estate in the Lands and Lease(s), the interest assigned to Farmee is subject to proportionate reduction.

C. If Farmee, at any time, intends to relinquish all or any part of its interest in the Farmout Acreage assigned under this agreement, either by executing a release, by electing not to pay delay rentals, or by abandoning operations on the Farmout Acreage, then Farmee will give Farmor written notice of Farmee's intention at least sixty (60) days before the date of relinquishment; and Farmee will assign to Farmor, free of any liens or encumbrances created by, through, or under

Farmee, all of its interest in the Farmout Acreage, or part of it, and wells on it if Farmor (i) elects to take the assignment by written notice delivered to Farmee within thirty (30) days after it receives Farmee's notice; and (ii) pays to Farmee the fair market value of any material and equipment in, on or used with the assigned Farmout Acreage less the estimated costs of its salvage. The terms of this relinquishment, in all respects, to be strictly subject to the terms of the Participation Agreement.

XI. ABANDONMENT OF WELLS

If Farmee intends to abandon the Initial Test Well, or any subsequent well, then Farmee will give Farmor notice of Farmee's intention together with a statement of its reasons for the intended abandonment and all current logs of the well and well data requested by Farmor. Farmor may, within forty eight (48) hours, inclusive of Saturdays, Sundays and holidays, of its receipt of the notice if a rig is on location or within thirty (30) days if a rig is not on location, take over the well, for additional testing by any method, or for deepening, at Farmor's sole responsibility and cost for the work undertaken by Farmor, including standby rig time if required. If Farmee elects not to participate in Farmor's deepening, subsequent operations and Completing of a well, and Farmor's work results in the Completion of a well capable of producing in paying quantities, then all of Farmee's rights in the wellbore of the applicable well automatically revert to Farmor as of the date of Farmor's takeover. Farmee will execute and deliver to Farmor, any instrument necessary to effect the reversion and Farmor will pay Farmee the reasonable salvage value of any salvageable material in the hole to which Farmee has contributed. If Farmor takes over a well, Farmor shall indemnify Operator and Farmee for any further operations conducted on the well and shall assume all liability for the costs of plugging and abandoning the well and restoring the surface.

XII. COST AND TERM

A. Farmee will drill, test and Complete the Initial Test Well, and any subsequent well for production or, if dry, plug and abandon the well, and will arrange for the restoration of the Lands, all at The Parties proportionate joint cost, risk, liability and expense. Farmor is not liable for any of the cost, risk, liability or expense attributable to Farmee's working interest share in any well.

B. If Farmee fails to spud the Initial Test Well, fails to drill to the Contract Depth in the Initial Test Well or the Substitute Well of the Initial Test Well, or fails to Complete the Initial Test Well or its Substitute Well, all in a timely manner as required by this agreement, the consequences of Farmee's failure is the termination of this agreement and Farmee's loss of the right to earn the interests described and its proportionate share of liability for any potential damages for failure to satisfy the terms of the Participation Agreement. Farmee remains obligated to plug and abandon the Initial Test Well and arrange for the restoration of the Lands in compliance with all regulatory, statutory, leasehold and other requirements and pay its proportionate share of expenses in connection therewith.

XIII. TAX PARTNERSHIP ELECTIONS

This agreement is not intended to create, and cannot be construed to create, a partnership or an association for profit between The Parties, except for the Tax Partnership that may be created under the JOA attached hereto as Exhibit "D".

XIV. FORCE MAJEURE

A. If any Party is rendered by force majeure unable, wholly or partly, to carry out its obligations under this agreement, other than the obligation to make money payments, that Party will give to the other Party prompt written notice of the force majeure with reasonably full particulars concerning it; and the obligations of the Party giving the notice, so far as they are affected by the force majeure, are suspended during, but no longer than, the continuance of the force majeure as more fully set forth in the Participation Agreement. The affected Party will use all reasonable diligence to remove the force majeure as quickly as possible.

B. The requirement that any force majeure must be remedied with all reasonable dispatch does not require that the Party claiming force majeure must settle strikes, lockouts, or other labor difficulty contrary to its wishes; but how such difficulties are handled is entirely subject to the other Party's rights and interests by through and under the Participation Agreement.

C. The term "force majeure" means those situations or events as more fully set forth in the Participation Agreement.

XV. NOTICES

Except as otherwise provided, all notices and communications to be given under this agreement must be given by certified letter or fax, with a copy by email, addressed to the respective Parties as follows:

Eden Energy Corp.
200 Burrard Street, Suite 1925
Vancouver, BC, Canada V6C 3L6
Attention: Don Sharpe
Phone: (604) 693-0179
Fax: (604) 357-1062

Fasken Nevada-I, LLC
Fasken Oil and Ranch, L.P.
303 West Wall, Suite 1800
Midland, TX 79701
Attention: Sally Kvasnicka
Phone: (432) 687-1777
Fax: (432) 687-0669

XVI. GENERAL PROVISIONS

A. **Governing Law.** This agreement must be construed in accordance with the laws of the State of Nevada, excluding any conflict of law rule that would result in the application of the law of another jurisdiction

B. **Assignment.** The terms of this agreement are binding upon The Parties, their heirs, successors and assigns. Farmee will not assign this agreement without first obtaining Farmor's written consent, which Farmor will not unreasonably withhold. Farmee is not required to obtain such consent in the case of a merger or a sale of all or substantially all of Farmee's assets. However, any such event must be strictly subject to the terms of the Participation Agreement.

C. **Waiver.** No waiver of any breach of this agreement constitutes a waiver of any other or subsequent breach.

D. **Partial Invalidity.** If any provision of this agreement is determined to be invalid or unenforceable, the determination does not affect the validity or enforceability of any other provision of this agreement.

E. **Integration.** This agreement is the entire agreement of The Parties in connection with the proposed farmout and supersedes all earlier understandings and agreements, whether oral or written. Any amendment of this agreement must be in writing and signed by each Party.

F. **Headings.** Paragraph headings are for convenience only and may not be used in construing this agreement.

G. **Authority.** Each Party represents that it has the authority to make this agreement and to perform its obligations.

H. **Confidentiality.** The terms and provisions of this agreement are confidential and proprietary to The Parties, and any affiliate(s) thereto. Neither Party can disclose them to a third party without the written consent, not to be unreasonably withheld, of the other Party except as may be required by law, or as disclosure may be required under the terms of the Participation Agreement or Assignment Agreement. The Parties understand and agree that Farmee intends to disclose the terms

and provisions of this agreement to prospective participants, namely the parties listed on Exhibit "F" hereto. Farmor hereby consents to disclosure to said parties and their respective employees, officers, representatives, agents, lenders and consultants.

I. **Counterparts**. This agreement may be signed in counterparts and delivered to The Parties by fax or email; and the counterparts together are deemed to be one original document.

J. Further Assurances. The Parties shall, from time to time, and upon reasonable request, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, and take such other action as may be necessary or advisable, to carry out their respective obligations under this agreement.

The Parties' signatures below are evidence of their agreement to the foregoing terms and conditions.

FARMOR:

EDEN ENERGY CORP. A Nevada Corporation

By: ______________________
Donald A. Sharpe, President

FARMEE:

FASKEN NEVADA-I, LLC,
A Nevada limited liability company

By: ______________________
Norbert J. Dickman, Manager

OPERATOR:
FASKEN OIL AND RANCH, L.P.
a Nevada limited partnership
Fasken Management, LLC

By: ______________________
Norbert J. Dickman, Vice President

Mid: 00539\000124\549627.1
4/3/2007 4/2/2007 Eden.Noah Final Farmout

"EXHIBIT A"

DIAMOND PLAY PARTICIPATION AGREEMENT
DATED APRIL 26, 2004

PARTICIPATION AGREEMENT
Diamond Play, Nevada

This Participation Agreement for the Diamond Play, Nevada is entered into and made effective this 26th day of April, 2004, by and between Cedar Strat Corporation, a Nevada corporation (hereinafter "Cedar Strat"), and Fort Scott Energy Corporation, a Nevada corporation (hereinafter "Participant" or "Fort Scott").

RECITALS

The parties recite and declare as follows:

A. WHEREAS, in conjunction with this Agreement, the parties have entered into a Confidentiality Agreement, which is incorporated herein by reference.

B. WHEREAS, Cedar Strat has developed at great time and expense certain geological, geophysical, technical, contractual and other data and information, including well logs, interpretative maps, land maps, license from third parties and other information related to the area included within the geographical boundaries of the Confidential area, as set forth in Exhibit "A" of the Confidentiality Agreement and described here as Township 15 N, Range 50 E through Township 33 N, Range 58 E from the Mount Diablo Meridian, Acreage lying within Elko, Eureka, Nye and White Pine counties of Nevada. Furthermore, Fort Scott covenants not to compete with Cedar Strat within the boundaries set forth in this paragraph without specific prior written approval, such approval not to be unreasonably withheld.

C. WHEREAS, Cedar Strat has offered Participant the opportunity to participate in its Diamond Play (hereinafter "Play"), which lies within the boundaries of the non-compete area, as set forth in Exhibit "A" of the Confidentiality Agreement.

D. WHEREAS, Participant has agreed to participate in the Play in accordance with the terms set forth in this Agreement and in the referenced Confidentiality Agreement.

E. WHEREAS, Participant acknowledges that in agreeing to participate in the Play, not acting as an employee or agent of Cedar Strat, but as a separate entity which desires to participate with Cedar Strat in development of the Play.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises contained herein, and other good and valuable consideration, the receipt and sufficiency that are hereby acknowledged, the parties agree as follows:

Section 1. Establishing an Area of Mutual Interest (AMI):

Cedar Strat and Fort Scott will establish an Area of Mutual Interest (AMI) surrounding the Diamond Play, as detailed in Exhibit "A" hereof. The area within the "Blue" boundaries constitute the AMI. Areas within the "Red" portion of the AMI boundary are subject to the right of first refusal by the Major Independent which language is included in Exhibit "C". The

boundaries of this "Red" portion of the AMI and right of first refusal by the Major Independent Oil and Gas Company is more fully described in Exhibit "B". Acquisition of acreage within the "Blue" area of the AMI are also to be governed by the rights previously granted the Major Independent Oil and Gas Company under the terms discussed in Exhibit "C".

Section 2. Participant Acquisition of Land/Leases:

Cedar Strat will identify the Bureau of Land Management (BLM) leases critical to the project, make recommendations to Fort Scott for additions or deletions thus maximizing the benefit of the acreage held, recognizing a need for protection acreage in addition to structure acreage (the "initial acreage"). The "initial acreage" is that acreage which has previously been nominated and passed through a BLM lease sale auction and is available at the BLM for lease. Cedar Stat will represent Fort Scott at the BLM lease sales if desired.

Fort Scott agrees to advance such monies as are required to acquire the "initial acreage", as the case may be (the "initial payment") and to further assume the obligation to pay the ongoing rentals on all such "initial acreage" (hereafter referred to as "subsequent payments") for a period of two (2) additional years, excluding the "initial payment". It is estimated that the "initial payment" will be in the order of $400,000 and that each additional annual "subsequent payment will be in the order of $400,000. The leases will be held in the name of Fort Scott Energy Company or an entity designated by Fort Scott.

Fort Scott will also assume the obligation to advance such monies as may be required to fund the purchase of the "after acquired acreage" which, assuming requires payment of a $2.00 per acre bonus fee and a $1.50 per acre rental fee, is estimated to total $460,000 (hereinafter referred to as the "initial subsequent acreage fee". In addition, Fort Scott will assume the obligation to pay the annual rental on such "after acquired acreage" for a period of two (2) additional years excluding the payment of the "initial subsequent acreage fee". The "after acquired acreage" is that acreage which must be or has been nominated but has not passed through a BLM lease sale auction.

It is recognized that the bonus bid to the BLM may exceed the $2.00 per acre level. Fort Scott will bid as aggressively as they feel may be necessary to acquire the "after acquired acreage". Should Cedar Strat be representing Fort Scott at such BLM auction, the level of potential bid will be established prior to the date of the auction.

It is recognized that certain acreage may have been previously leased or owned by outside entities, for which negotiations to control under this agreement will be embarked upon. All acreage acquired within the AMI will be entered into under the same terms of this agreement. If acreage of third party control must be acquired under terms that infringe upon this agreement, both parties will work as reasonably possible to acquire and control this acreage for the group.

The "Red" area designated in Exhibit "A" will be the priority area for acquisition of the primary acreage. Fort Scott will be under the same Right of First Refusal clause for this project as Cedar Strat is with the Major Independent Oil and Gas company. (see Exhibit "C").

Section 3. Ownership of data and use of data in Play:

Cedar Strat will retain ownership of all data whether currently owned, purchased, licensed or generated by Cedar Strat, and as may be hereafter generated, or acquired as part of the exploration programs set out in section 4 hereof. Cedar Strat will, at no additional cost to Fort Scott et al., license its proprietary and other relevant data to Fort Scott and any other participant for the duration of the Play. Certain data that Cedar Strat licenses from third parties will remain in the name of Cedar Strat but utilized for the efficient development of the Play. All data in the possession or control of Cedar Strat relevant to the Play will be made available to the Participant for study and analysis on a time is of the essence basis. All maps, data and graphs generated or purchased will be used for the efficient development of drill sites, the marketing of the Play when appropriate, or drilling as mutually agreed upon.

Cedar Strat will keep newly developed data over the Diamond Play and the AMI confidential, on a case by case basis for each lease involved, for a period of a) two years from the effective date of this agreement on acreage Fort Scott chooses to farm out without further participation, b) five years from the effective date of this agreement on acreage Fort Scott proceeds for test well and development drilling, or c) until such time as Fort Scott elects to relinquish a specific lease. Data over leases relinquished will be free of liens, claims, overrides and back-in interests and will be available for marketing such relinquished leases to additional third party industry participants.

Fort Scott has anticipated the shooting or acquisition of additional seismic data, other than the Exxon Seismic data, as part of the exploration and development of this Play. Fort Scott shall retain ownership of that data. Fort Scott will, at no additional cost to Cedar Strat et al., license its proprietary seismic data to Cedar Strat for the duration of the Play.

The ownership of data is more fully detailed as a part of Exhibit "E".

Section 4. Exploration of the Diamond Play:

Fort Scott will, in each of the first two years of the agreement, commit to expending the exploration monies as presented in Exhibit "D" which are required to better understand, explore and assess the viability of the lands comprising the Diamond Play for the existence of hydrocarbons and for prospective drill targets. The details of each such task is subject to further delineation as may reasonably be required by the parties going forward. The relevant geologic data which will be developed, analyzed and used for this exploration effort and delivered to Fort Scott by Cedar Strat will include but is not limited to:

- New Geologic mapping, including field work and office/computer plotting and analysis
- Biostratigraphic sample collection
- Paleontologist analysis,
- Well Studies,
- Aeromagnetic and Gravity Surveys,
- Attempt for Acquisition and processing of Exxon seismic Data
- Management of Prospect Development

- Development of cross sections,
- Map production,
- Home Office support,

The cost of the Exploration Program is budgeted to be $1,500,000 as outlined in Exhibit "D". Fort Scott will work with Cedar Strat under the terms of the Management Services Agreement as described in Exhibit "D" for the exploration and development of the Diamond Play.

In the event of additional expenses not reasonably contemplated in this agreement, Participant will use its best efforts to fund the purchase, license or expense, with such additional advances being repaid in accordance with Section 6.1 (d) hereto (the "additional expenses"). Such items of additional expense may include but are not limited to the acquisition of additional seismic data, sales trips to market working interest shares on behalf of Fort Scott, status report trips and licenses from third parties for data to be held by Participant redundant to that held by Cedar Strat for exploration activities. All such additional expenses shall be subject to the prior written approval of Fort Scott and shall be reimbursed by Fort Scott as to 100% in accordance with section 6.1(d) or 6.2 (b), as the case may be.

Section 5. Relinquishment of land/leases by Participant in the Diamond Play:

Leases or land will not be relinquished without the mutual consent of Cedar Strat and Fort Scott. In the event Fort Scott elects to surrender or abandon the Leases, or any portion thereof, without prior approval of Cedar Strat, Fort Scott shall give Cedar Strat 60 day's prior written notice thereof. Cedar Strat shall thereafter have the option to require Fort Scott to reassign that portion thereof which Fort Scott wishes to surrender or abandon. This abandonment will be without liens, claims, royalties, back-in interests or any such encumbrances. Cedar Strat will receive the assignment without liability other than paying the future rentals. Cedar Strat will be allowed to seek after and acquire other industry participants to develop said area. Fort Scott will immediately turn over the data and work product created by Cedar Strat or licensed by Cedar Strat in the development of said leases.

Section 6. Election by Participant to Develop the Diamond Play:

Assuming that the work on the Play is being acquired, processed and assessed in a timely manner which allows Fort Scott and Cedar Strat to determine the viability of the Diamond Play for hydrocarbons and the identification of prospective drilling targets, Fort Scott may then at any time during the initial two years of the agreement, elect in writing (the "election") to proceed with the development of the Diamond Play. If Fort Scott's ability to assess the viability of the Play is delayed due to delays outside of its control, the election will be extended for such period of time as the parties may agree acting reasonably.

subject matter hereof and may only be modified by subsequent writing duly executed by both parties.

(d) The singular shall be interpreted as the plural and vice versa, if such treatment is necessary to interpret the Agreement in accordance with the manifest intention of the parties hereto. Likewise, if either the feminine, masculine or neutered gender should be one of the other genders, it shall be so treated.

(e) Each party agrees to execute all documents necessary to complete the transactions contemplated herein.

(f) This agreement may be assigned, in whole or in part, by Fort Scott to a corporate or other entity, which at the time of, or as a result of any such assignment, is controlled , directly or indirectly, by Don Sharpe or Richard Coglon, either collectively or in the aggregate. For the purpose of this provision, "controlled" means voting control of 51% or more of the voting shares of the said corporate entity. Any such assignments will be binding at law and at equity upon the parties hereto as if the assigned party was a signatory to this Agreement in the first instance.

(g) This agreement will become effective within five business days of the receipt by the parties of a notice from the "Major Independent" referred to in Schedule "C" of its intent not to exercise its Right of First Offer and its Right of First Refusal (ROFR) on the Play.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year set forth in the first portion of this Agreement.

DATED this 26th day of April, 2004.

Cedar Strat Corporation	Fort Scott Energy Corporation
By: Harold A. Jacobsen	By:
Name (printed): HAROLD A. JACOBSEN	Name (printed): Richard Coglon
Its: CHIEF FINANCIAL OFFICER	Its: President
Witnessed by: Elena Lehman	Witnessed by: D Sharpe
Name (printed): Elena Lehman	Name (printed): DONALD A. SHARPE

<u>Section 6.1. Election by Participant to proceed with Development of the Diamond Play subsequent to the two year Exploration period:</u>

a) In the case of a positive election for Fort Scott to develop the area by drilling wells, the election will, unless extended by the parties acting reasonably, be made in writing within two years from the date of this agreement.

b) Two wells will be drilled, the first in the 12 months after the initial two year exploration phase of this agreement, unless extended by the parties acting reasonably, the next in the succeeding 12 months, to the shallower of the base of the sub-thrust Devonian Simonson formation or a depth of 17,000 feet. Rental payments on the initial acreage and subsequently acquired acreage will be maintained by Fort Scott during this two year development period.

c) Fort Scott shall receive 82.5% Net Revenue Interest (NRI) in the identified prospects of the Diamond Play such that Cedar Strat retains a 5.0% ORRI and a 5% carried back-in working interest.

d) If Fort Scott makes the election set out in Section 6.1, the seed money (exploration) funds for their proportionate interest will be reimbursed 100% from production and the development (drilling to on-site tanks) expense will be reimbursed 100% before Cedar Strat's back-in interest becomes effective.

<u>Section 6.2. Election by Participant not to Particpate in Devlopment of the the Diamond Play:</u>

a) In the case of an election by Fort Scott not to participate in the development of the Diamond Play, the election will be made in writing within two years from the date of this agreement unless extended by the parties acting reasonably.

b) If Fort Scott does not elect to proceed with the development of the Diamond prospect, then Fort Scott and Cedar Strat will use their collective reasonable best efforts to sell the Diamond Play as prospects for development, in whole or in part. Any and all "prospect and other fees" to be paid by any third party for the right to participate or in the development of the diamond prospect or portion thereof hereunder, shall be paid firstly to Fort Scott in an amount equal to 75% of all lease acquisition, lease rentals, lease maintenance , and seed (exploration) monies advanced on or in respect of that portion of the Diamond Prospect being sold, except as it relates to the payment of the delay rentals on the "initial acreage" or the "after acquired acreage" made after the expiry of the first two years of the initial agreement, and the "additional expenses", all of which will be reimbursed at 100%. Thereafter, all such "prospect and other fees" to be paid by or in respect of the Diamond Prospect or portion thereof shall be split 50/50 as between Fort Scott and Cedar Strat.

c) On any acreage sold to third party industry participants or farmed out, Fort Scott will retain a 2.5% ORRI and Cedar Strat will retain a 5.0% ORRI.

d) Any prospect being sold or farmed out to third parties will include a 17,000 foot well commitment to be completed within two years from the date of sale and include the ORRI and back-in interest as described in this agreement. The third party industry participant will be liable for making the rental payments over the leases acquired for the period covering two years during which the test well must be drilled.

f) If a prospect is thereafter marketed to third party industry participants by Cedar Strat, Cedar Strat shall at all times preserve a 12.5% back-in carried working interest for Fort Scott. This back-in interest (BI) will be increased if any amount of back-in is retained over 17.5%. Amounts retained over 17.5% will be split 50/50 with Fort Scott and Cedar Strat. If there is less than 17.5% back-in interest retained it will come first out of Cedar Strat's interest and in no case will it be allowed to erode Fort Scott's 12.5% back-in interest. If Fort Scott does 100% of the marketing, Cedar Strat will receive a minimum of 5% back-in carried interest.

Section 7. Notices.

Notices shall be given a) by personal delivery to the other Party, b) by facsimile, with a copy sent by registered or certified mail, return receipt requested, or c) by registered or certified mail, return receipt requested. All notices shall be effective and deemed delivered a) if by personal delivery, on the date of delivery if during business hours, otherwise the next business day, b) if by facsimile, on the date the facsimile is received if received during business hours, c) if solely by mail, upon receipt by the addressee. Any Party may from time to time change its address hereunder by written notice to the other Party. The Party's addresses are as follows:

Fort Scott Energy Company
200 Burrard Street, Suite 1925
Vancouver, B.C. Canada V6C 3L6
Attn: Richard Coglon, Donald Sharpe
Phone: 604-693-0177
Fax: 604-638-3525

Cedar Strat Corporation
948 Temple View Drive
Las Vegas, NV 89110
Attn: Alan Chamberlain
Phone: 702-459-3703
Fax: 702-459-4503

Section 8. Governing Law.

This Agreement shall be construed in accordance with, and governed by the substantive and procedural laws of, the State of Nevada, without reference to principals governing choice or conflict of laws. The parties agree that as a material part of the consideration of the rights and obligations of the parties pursuant to this Agreement and because Cedar Strat maintains its business office and records in Clark County, Nevada, that in the event any litigation arises between the parties or becomes necessary for Cedar Strat to commence a lawsuit, the exclusive

jurisdiction for all legal proceedings and lawsuits between the parties is the Eighth Judicial District Court of the State of Nevada in and for the County of Clark. The parties hereto further agree to submit to the jurisdiction of said Eighth Judicial District Court and waive any rights they may have to change, transfer, or in any manner remove the venue from said court to any other jurisdiction or venue.

Section 9. Representations and Warranties.

By execution of the Agreement each signatory represents and warrants that:

(a) The Agreement is executed on behalf of an individual or a valid and existing legal entity;

(b) Such individual or entity has the full right and authority to undertake any action contemplated by the Agreement;

(c) The execution of the Agreement has been duly and properly authorized by the party on whose behalf said Agreement is executed in accordance with all applicable laws, regulations, agreements or procedures governing the authority of such person or entity to execute the Agreement on behalf of such parties;

(d) The consents of all persons or entities whatsoever necessary to the execution of the Agreement have been obtained; and

(e) The parties shall indemnify each other, their successors and assigns against any and all damages, including costs and reasonable attorney fees resulting from any breach of any representation, warranty or agreement set forth herein.

Section 10. Miscellaneous.

(a) In the event of a dispute between the parties arising under this Agreement, or in the even of an action brought to enforce the terms of this Agreement, the prevailing parties shall be entitled to the recovery of reasonable attorney fees and reasonably incurred costs and expenses of litigation.

(b) If a court of competent jurisdiction shall find any provision of this Agreement unenforceable under Nevada law, such provisions shall be stricken and the remainder of the Agreement shall remain in full force and effect.

(c) It is the intent of the parties hereto to use their respective reasonable best efforts to prepare and circulate for signature a definitive form of agreement in respect of the subject matter hereof. If for any reason such an agreement is not circulated or agreed to then it is agreed that this Agreement is intended by the parties to be the final expression of their agreement with respect to the subject matter hereof, and is intended as the complete and exclusive statement of the terms of the agreement between the parties. As such, this Agreement will in such an instance constitutes the entire agreement between the parties, whether oral or written, with respect to the

EXHIBIT "A"
Participation Agreement
Between Cedar Strat Corporation and Fort Scott Energy Corporation
Diamond Play, Nevada, Area of Mutual Interest



Diamond Play Area of Mutual Interest: Area within the red boundary is subject to the right of first refusal by the Major Independent Oil and Gas Company as outlined in Exhibit "C". After the expiration of the Major Independent right of first refusal, the red area is free for development and will be the focus of the "initial acreage" acquisition. The area within the blue boundary also must be offered to the Major Independent should acreage be acquired therein. See Exhibit "C" for details of this offering. The area in blue is Township 18 N, Range 54 E through Township 26 N, Range 55 E.

EXHIBIT "B"
Participation Agreement
Between Cedar Strat Corporation and Fort Scott Energy Corporation
Exiting Cedar Strat Structural Plays under Right of First Refusal by Major Independent

Township 18 North, Range 54 East

Sections 1, 2, 3, 4, 9, 10, 11, 12, 13, 14, 15, 16, 21, 22, 23, 24, 25, 26, 27, 28, 33, 34, 35 & 36

Township 18 North, Range 55 East
Sections 6, 7, 8,17,18, 19 & 20

Township 19 North, Range 54 East

Sections 1, 2, 3, 10, 11, 12, 13, 14, 15, 22, 23, 24, 25, 26, 27, 33, 34, 35 & 36

Township 19 North, Range 55 East

Sections 3, 4, 5, 6, 7, 8, 9, 10, 15, 16, 17, 18, 19, 20, 21, 22, 28, 29, 30, 31, 32 & 33

Township 20 North, Range 54 East

Sections 1, 2, 3, 4, 9, 10, 11, 12, 13, 14, 15, 16, 17, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 32, 33, 34, 35 & 36

Township 20 North, Range 55 East

Sections 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 15, 16, 17, 18, 19, 20, 21, 22, 27, 28, 29, 30, 31, 32, 33 & 34

Township 21 North, Range 54 East
Sections 1, 2, 11, 12, 13, 14, 22, 23, 24, 25, 26, 27, 33, 34, 35 & 36

Township 21 North Range 55 East

Sections 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 26, 27, 28, 29, 30, 31, 32, 33, 34 & 35

Township 21.5 North, Range 54 East
Sections 35 & 36

Township 22 North, Range 54 East
Sections 1, 2, 3, 10, 11, 12, 13, 14, 23, 24, 25, 26, 35 & 36

Township 22 North, Range 55 East

Sections 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 26, 27, 28, 29, 30, 31, 32, 33, 34 & 35

Township 23 North, Range 54 East
Sections 1, 2, 11, 12, 13, 14, 15, 22, 23, 24, 25, 26, 27, 34, 35 & 36

EXHIBIT "B" continued
Participation Agreement
Between Cedar Strat Corporation and Fort Scott Energy Corporation
Exiting Cedar Strat Structural Plays under Right of First Refusal by Major Independent

Township 23 North, Range 55 East

Sections 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 26, 27, 28, 29, 30, 31, 32, 33, 34 & 35

Township 24 North, Range 54 East

Sections 1, 2, 3, 4, 9, 10, 11, 12, 13, 14, 15, 23, 24, 25, 26, 35 & 36

Township 24 North, Range 55 East

Sections 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 14, 15, 16, 17, 18, 19, 20, 21, 22. 23, 26, 27, 28, 29, 30, 31, 32, 33, 34 & 35

Township 25 North, Range 54 East

Sections 1, 2, 3, 4, 9, 10, 11, 12, 13, 14, 15, 16, 21, 22, 23, 24, 25, 26, 27, 28, 33, 34, 35 & 36

Township 25 North, Range 55 East

Sections 4, 5, 6, 7, 8, 9, 10, 15, 16, 17, 18, 19, 20, 21, 22, 27, 28, 29, 30, 31, 32, 33, 34 & 35

Township 26 North, Range 54 East

Sections 1, 11, 12, 13, 14, 15, 22, 23, 24, 25, 26, 27, 34, 35 & 36

Township 26 North, Range 55 East

Sections 7, 8, 9, 16, 17, 18, 19, 20, 21, 28, 29, 30, 31, 32 & 33

EXHIBIT "C"
Participation Agreement
Between Cedar Strat Corporation and Fort Scott Energy Corporation
Exiting Cedar Strat Right of First Refusal given to the Major Independent Oil & Gas Co.

Recital taken from the contract between Cedar Strat and the Major Independent.

Article 3
Major Independent (MI) Option to Acquire Oil & Gas Interests Acquired by Cedar Strat (CST); MI Right of First Offer and Right of First Refusal

3.1 MI Option.

(a) CST hereby grants to MI the option to acquire any Oil & Gas Interest which CST acquires, directly or indirectly through any CST Affiliate, or through any agent or representative in a contractual relationship with CST, within the Central Nevada Exploration Area (but not including any interest in any Existing CST Structural Plays) on the terms and conditions set forth in this Section 3.1. {For avoidance of doubt, CST shall not be obligated to offer MI any Oil & Gas Interest CST may acquire within an Existing CST Structural Play other than as provided in Sections 3.2 and 3.3; *provided however*, MI shall be free to acquire Oil & Gas Interests within Existing CST Structural Plays, subject to its obligations under Section 2.1). If CST acquires any Oil & Gas Interest within the Central Nevada Exploration Area, but outside of an Existing CST Structural Play, prior to three (3) years after the date this Agreement is executed by the Parties, it shall, on or before 30 days after the acquisition, deliver written notice to MI with full particulars relative to such acquisition (i.e. net acres, net revenue interest, bonus, drilling obligations, back-in, price, etc., and a copy of the assignment and all other documents pursuant to which CST acquired such Oil & Gas Interest and supporting detail evidencing any cash payments made by CST). MI shall have 30 days after receipt of such notice within which to elect, by written notice delivered to CST, to acquire all of such Oil & Gas Interest for the price and on the other terms and conditions pursuant to which CST acquired such interest. Failure to deliver such written election within such 30 day period shall be deemed an election by MI not to acquire such Oil & Gas Interest. If an Oil & Gas Interest covers lands located within an Existing CST Structural Play and lands located outside an Existing CST Structural Play, or lands outside of the Central Nevada Exploration Area, only that portion of the Oil & Gas Interest outside of the Existing CST Structural Play but within the Central Nevada Exploration Area shall be subject to this Section 3.1.

(b) If MI elects to acquire an Oil & Gas Interest pursuant to Section 3.1, CST shall tender to MI an assignment of the Oil & Gas Interest, reserving and excepting the CST ORRI. in the form of Exhibit E hereto, together with an invoice for the costs therefore which invoice shall be paid within 30 days after receipt. Such assignment shall warrant that the assigned interests are free and clear of all liens, encumbrances, burdens and defects in title arising by, through or under CST, but not otherwise) and shall not reserve or except any overriding royalty interest or any other burden in favor of CST, other than the applicable CST ORRI, and overriding royalty interests in favor of persons or entities other than CST or its Affiliates, that burden the Oil & Gas Interest as of the date of the acquisition by CST .

3.2 MI Right of First Offer Prior to CST's Solicitation of Offers for an Existing CST Structural Play. Prior to soliciting any offer from any person or entity to purchase or participate in any Oil & Gas Interest in an Existing CST Structural Play, CST shall notify MI that it desires to solicit such offers and such notice shall specify the terms and conditions on which CST is willing to sell, or offer participation in, such Oil & Gas Interest (including the net acres, net revenue interest, bonus, drilling obligations, back-in, price, etc.) MI shall have a period of thirty (30) days after receipt of such notice to notify CST that it elects to purchase or participate in, as applicable, the offered Oil & Gas Interest on the terms and conditions set forth in the notice from CST. If MI does not so notify CST within such 30 day period, MI shall be deemed to have elected not to purchase or participate in such Oil & Gas Interest and CST shall be free, to sell or agree to a participation in the offered Oil & Gas Interest by a third party which is not an Affiliate of CST on terms no less favorable to CST than the terms and conditions set forth in CST's notice to MI.

EXHIBIT "D"
Participation Agreement
Between Cedar Strat Corporation and Fort Scott Energy Corporation
Management Services Agreement

Fort Scott and Cedar Strat will embark on the exploration and the development of the Diamond Play. It is determined that the following items will give the best results for identifying the highest potential drill sites on the Play.

- Geology mapping and assessment, Biostratigraphic sampling with analysis by a Paleontologist, Well Studies, and structural modeling,	$500,000	expended over 2 years
- Aeromagnetic and Gravity Surveys, gravity modeling, integrated with structural modeling, contracting specialists as needed,	$200,000	expended over 2 years
- Management of Prospect Development by Cedar Strat including development of structural model and cross sections, map production, equipment maintenance, equipment acquisition, hardware and software acquisition, office staffing, rents, accounting,	$300,000	expended over 2 years
Subtotal Primary Exploration	$1,000,000	
- Acquisition and processing of Exxon Seismic Data, modeling the data, structural modeling and cross section tie in, Equipment, Hardware and Software acquisition	$500,000	
Total:	$1,500,000	

The funding for the Primary Exploration items listed will be paid to Cedar Strat at a rate of $50,000 per month for 10 months in the first year and $50,000 per month for 10 months during the second year. The acquisition of the Exxon Seismic data and the processing thereof will be lump sum distributions at such time as they are arranged. These items of funding are in addition to and not inclusive of the land/lease expenditures.

The first year of exploration will include:

- Immediate initiation of the proprietary Gravity Survey.

- Immediate initiation of contact with Exxon to acquire the Seismic data.

- Immediate initiation to acquire the commercial Gravity and Aeromagnetic Survey data available.

- Geologic field mapping on the Play during weather permitting available months.

- Geologic assessment, sampling, biostratigraphic analysis, well studies.

- Attempt to acquire programs and expertise to model Gravity and Aeromagnetic data.

- Begin integration of data into a structural model.

- Administer the exploration, map making, acquisition of Exxon Seismic, outside consultants and contractors and daily business to support the field activities.

The second year of exploration will include:

- Geologic field mapping on the Play during weather permitting available months.

- Geologic assessment, sampling, biostratigraphic analysis, well studies.

- Continue the new proprietary Gravity Survey.

- Continue integration of data into a structural model and work to refine the model.

- If not previously acquired, continue attempt to acquire the relevant Exxon Seismic data. Contract to have the data reprocessed and interpreted.

- Administer the exploration, map making, acquisition and reprocessing of Exxon Seismic data, outside consultants and contractors and daily business to support the field activities.

Cedar Strat will provide Fort Scott with monthly progress reports which will include a summary of the exploration work done, a breakdown of the expected work to be undertaken in the next month, and a summary of the results to date.

Fort Scott may upon request join in, observe and give input to field work, development of structural cross-sections, quality control meetings for the Exxon Seismic data, marketing and activities scheduled by Cedar Strat regarding the Play.

Funds for the different budgeted items may be accelerated or delayed from one year to the other with prior approval of Fort Scott, i.e. the acquisition of Exxon Seismic. Funds may be allocated to different categories with prior approval of Fort Scott.

Cedar Strat will if and when requested by Fort Scott attend any such investment banking, shareholder or other meetings and make such other presentations in respect of the Play as may be required by Fort Scott to assist in the fundraising or promotion of the Play generally. Any direct expenses reasonably incurred by Cedar Strat and approved by Fort Scott in performing such services will be payable by Fort Scott.

Funds not advanced, as per above schedule of estimated work, when needed have the potential for causing the failure to acquired data, leases, information, materials and services. If funds are not available, the progress of the exploration may be suspended, costs may be increased or an opportunity may be lost i.e. acquisition of Exxon Seismic data or the inability to acquire leases at the BLM lease sale auction. Such delays or inability to acquire leases will not automatically unto themselves extend the "election" period described in this Agreement.

Within 30 days of the effective date of this Agreement Fort Scott and Cedar Strat will establish, by mutual consent, a proposed exploration schedule in respect of the implementation of the initial exploration program. If Fort Scott fails to advance the proposed exploration funds for a period exceeding 60 days from the dates specified in the exploration schedule, such failure may, if not cured, constitute a breach of this agreement. Fort Scott will have 60 days from the initial due date, to pay or post security for payment of the applicable exploration funds. If such amounts are not paid within 60 days therefrom, then Fort Scott must within 30 days thereof, transfer leases back to Cedar Strat. Cedar Strat will then have the right and opportunity to continue the proposed exploration efforts on the transferred leases, which may include marketing the leases to "arm's length" third parties for completion of the exploration funding. Cedar Strat will give Fort Scott 15 days written notice of the terms of and parties to any proposed arm's length sale of any such leases.

Fort Scott has the irrevocable right at any time during the initial two year term of the Agreement, to reacquire any and all such transferred leases, assuming such leases have not been sold. To reacquire such leases Fort Scott will pay to Cedar Strat all exploration expenses paid by Cedar Strat in continuation of the proposed exploration schedule, plus a 25% penalty on such amounts so paid. In addition, Fort Scott shall also reimbursed Cedar Strat for expenses reasonably incurred by Cedar Strat in advancing the Play during the default, including a 25% penalty on the such expenses. Upon such payment, the transferred leases will automatically be transferred back to Fort Scott.

Should there be the situation where a task becomes impossible to accomplish, e.g. the acquisition of Exxon Seismic data, the amounts identified will be subject to designation by Fort Scott, with the agreement of Cedar Strat, to another activity, e.g. the acquisition of non-Exxon Seismic data or contracting the shooting of new seismic data, etc. No specific liability to either party will inure in such a case.

EXHIBIT "E"
Participation Agreement
Between Cedar Strat Corporation and Fort Scott Energy Corporation
Ownership of Data

The ownership of data shall be delineated as follows:

- Cedar Strat will generate new geologic mapping under the budget. This data will be owned by Cedar Strat and licensed to Fort Scott and other participants of the play at no additional charge. The data will be kept confidential as outlined in Section 3.

- Cedar Strat will possibly generate new well studies under the budget. These may or may not be within the play AMI. To be able to make high quality balanced cross sections for exploration purposes, it is necessary to tie in geology beyond the boundaries of the AMI. Cedar Strat will determine if there are wells that need this analysis that would help the play. The data will be owned by Cedar Strat and licensed at no extra cost to Fort Scott and participants.

- Cedar Strat will take samples for biostratigraphic verification and have them analyzed by a Paleontologist. This data will be owned by Cedar Strat and licensed to Fort Scott and other participants of the play at no additional charge.

- Cedar Strat will and already has licensed all the commercial gravity and aeromagnetic data available relating to the play. The license will be and is in the name of Cedar Strat. This data extends far beyond the boundaries of the AMI to verify the readings within the AMI and make the highest possible knowledgeable judgments for the creation of balanced cross sections. The data will be used for the benefit of the play at no additional charge.

- Cedar Strat will and already has contracted an entity to make a proprietary gravity survey to fill in the areas not covered by the commercial gravity data. Cedar Strat will own the data and license it at no charge to Fort Scott et. al. This data will be integrated into the commercial data for a seamless look at the gravity model extending far beyond the AMI.

- Cedar Strat has a unique opportunity with Exxon to acquire seismic data. This data will be bought under the budget in the name of Cedar Strat. The license from Exxon will be to Cedar Strat. This data will be used for the benefit of the play at no additional charge than that in the budget. If the acquisition of the Exxon Seismic becomes impossible, this portion of the budget may be used to acquire non-Exxon seismic or allocated at Fort Scott and Cedar Strat discretion.

- Cedar Strat may find it necessary or desirable to acquire specialized software, hardware and equipment within the budget for but not limited to the evaluation and modeling of the gravity and other data or software for the purposes of developing balanced structural

cross sections. These items will be licensed or bought in the name of Cedar Strat. This may include hiring specialists that have an ability to utilize this specialized software and help generate the balanced cross sections. The use of any specialized software, consultants and the work product resulting therefrom will be for the benefit of the play at no charge exceeding the budget.

- The items discussed will not be sold or licensed by Cedar Strat to outside entities for a period outlined in Section 3. However, some of the information, charts, graphs, etc. will be used in the marketing effort and revealed in such settings as to help market the play or prospects therein.

- As I have used the term Participant, that would be an entity that has purchased at least 25% of the working interest of the Play or a Prospect generated and sold as a subset of the Play. A lesser percentage working interest partner will receive the benefit of the data but not a license to or possession of the data. However, Fort Scott and Cedar Strat will be the exception to this in that we are the exploration team developing the data.

- Fort Scott will, at their discretion, shoot additional 3D seismic data which is not part of the budget. This will be owned by Fort Scott and licensed to Cedar Strat and the participants in the play at no additional costs. This will be used for the benefit of the play and the construction of balanced cross sections as it relates in harmony with the other data acquired by Cedar Strat. Cedar Strat will receive a license to this data at no additional cost.

"EXHIBIT B"
AMENDMENT TO DIAMOND RANGE PARTICIPATION AGREEMENT
AND ASSIGNMENT OF ACREAGE
(EUREKA, WHITE PINE AND ELKO COUNTIES, NEVADA)
DATED MARCH 28, 2007

Eden Energy Corp.
Suite 1925 – 200 Burrard St.
Vancouver BC
V6C 3L6

March 28, 2007

Cedar Strat
511 West Robins St.
Eureka, NV 898316-0942
Attention: Mr. Alan Chamberlain

RE: Amendment to Diamond Range Participation Agreement and Assignment of Acreage
(Eureka, White Pine and Elko Counties, Nevada)

Gentlemen:

Eden Energy Corporation ("Eden"), as successor in interest to Fort Scott Energy Corporation, a Nevada corporation ("Fort Scott"), proposes an Amendment to the Participation Agreement (Diamond Play, Nevada) between Cedar Strat Corporation, a Nevada corporation ("Cedar Strat"), and Fort Scott, dated April 26, 2004 ("Participation Agreement), as follows:

Whereas, Section 6.1.b of the Participation Agreement provides, "Two wells will be drilled, the first in the 12 months after the initial two year exploration phase of this agreement, unless extended by the parties acting reasonably, the next in the succeeding 12 months to the shallower of the base of the sub-thrust Devonian Simonson Formation or a depth of 17,000 feet. Rental payments on the initial acreage and subsequently acquired acreage will be maintained by Fort Scott during this two year development period."

The parties agree to amend Section 6.1.b of the Participation Agreement to read as follows:

> *"Participant shall designate four prospect areas within the Diamond Play each comprising four (4) contiguous townships (hereinafter "Prospect Areas"). Prospect Areas shall be designated Prospect Area 1 to 4 (or any such other names as may be given) from north to south along the Diamond Play AMI, further defined as*
> *Prospect 1- Townships 26N 54E, 26N 55E, 25N 54E, 25N 55E*
> *Prospect 2 - Townships 24N 54E, 24N 55E, 23N 54E, 23N 55E*
> *Prospect 3 - Townships 22N 54E, 22N 55E, 21N 54E, 21N 55E*
> *Prospect 4 - Townships 20N 54E, 20N 55E, 19N 54E, 19N 55E*

Participant shall sequentially work its way from Prospect Area 1 to Prospect Area 4 by either 1) electing to drill an initial test well (hereinafter "Initial Test Well") within the designated Prospect Area, 2) electing to drill a subsequent well or wells (hereinafter "Subsequent Well(s)") within the designated Prospect Area or 3) electing to shoot a seismic program of no less than twenty-five (25) linear miles (hereinafter "Seismic Program") in the next sequential untested Prospect Area. Participant shall initiate its sequential work by drilling an Initial Test Well in Prospect Area 1 to a depth of approximately 7,000 to 9,000 feet by no later than November 30, 2008.

Drilling or seismic operations shall begin within each specified Prospect Area no later than 12 months following Participant's required election date as described below, unless extended by both parties acting reasonably. Should Participant be prevented or hindered from complying with any obligation created hereunder, other than the obligation to pay money, by reason of fire, flood, storm, act of God, governmental authority, governmental action or inaction, delay or failure to issue permits, application of lease and permitting stipulations, labor disputes, war, the inability to secure workers, title abstracts, curative title work, lease brokers, entry onto the land, drilling equipment, drilling rig(s), drilling tools, seismic permits and crews, materials or transportation, governmental inaction, hindrance or delay or any other cause not enumerated herein but which is beyond the normal control of the Party whose performance is affected, then the performance of any such obligation shall be suspended during the period of such prevention or hindrance, provided the affected party gives the other part hereto prompt notice describing the Force Majeure situation in reasonable detail and exercises all reasonable diligence to remove the cause of Force Majeure. The rights and obligations set forth in this Agreement shall also be subject to being suspended in accordance with the Federal oil and gas lease stipulations, rules and regulations.

Participant shall have ninety (90) days from release of the either the drilling rig or completion rig, whichever is later, of the Initial Test Well in the designated Prospect Area, to elect to either drill a Subsequent Well(s) in the Prospect Area or shoot a Seismic Program in the next untested Prospect Area. Participant shall have 180 days from the release of the seismic crew to elect to drill an Initial Test Well in the newly designated Prospect Area or elect to shoot a Seismic Program in the next untested Prospect Area.

If Participant drills an Initial Test Well or Subsequent Well(s) to the base of the sub-thrust Devonian Formation or 17,000 feet, whichever is shallower, Participant retains all of its rights, title and interest in all leases and lands within that particular Prospect Area.

In each Prospect Area that Participant drills an Initial Test Well or Subsequent Well(s) to a depth shallower than the base of the sub-thrust Devonian or 17,000 feet, Participant shall retain all of its rights, title and interest in all leases and lands

within the Prospect Area, to a depth of 1000 feet below the base of the deepest Formation penetrated. As described above, if Participant elects not to drill a Subsequent Well, Participant shall offer all deeper rights in the leases within the Prospect Area to Cedar Strat and Cedar Strat shall have 90 days from receipt of such notice in which to exercise this option. Said assignment to be made without express or implied warranty of title, free and clear of any lease burdens or encumbrances., Failure of Cedar Strat to exercise its option within such 90 day period shall be deemed as a waiver of said option right.

Should Participant elect not to drill an Initial Test Well in Prospect Areas 2,3,or 4 it shall, at Cedar Strat's option, relinquish and assign to Cedar Strat, all of its right, title and interest in all leases and lands subject to the Participation Agreement lying within the Prospect Area, within 90 days after receiving written notice from Cedar Strat of its intent to exercise its option. Cedar Strat's right to exercise its option shall also be for a 90 day period after receiving written notice from Participant of its election not to drill the Prospect Area. Said assignment to be made without express or implied warranty of title, free and clear of any lease burdens or encumbrances. Failure of Cedar Strat to exercise its option within such 90 day period shall be deemed as a waiver of said option right.

Rental payments on the initial acreage and subsequently acquired acreage will be maintained by Participant during this development period, except on any acreage which Cedar Strat may elect to acquire pursuant to the exercise of its options described in this section or Section 5 of the Participation Agreement.

It is agreed and understood by the parties hereto that nothing in this Amendment shall prohibit Eden or its partners from drilling more wells than are set forth above. It is also understood that an Industry Partner is essential, thus Participant has until May 1, 2007 to secure an Industry Partner, which if required may be extended by both parties acting reasonably. It is understood any and all drilling and well information gained by the Participant, i.e. logs, cuttings, testing results, etc., will be provided to Cedar Strat in a timely manner.

In all other respects the Participation Agreement remains in full force and effect.

If the terms of this letter are acceptable, please sign both copies of this letter, returning one to the undersigned.

Yours truly,

Don Sharpe,
Chief Executive Officer
Eden Energy Corporation

Agreed to and accepted this _____ day of March, 2007

Cedar Strat Corporation

By:____________________________, its President

Agreed to and accepted this 29 day of March, 2007

Fort Scott Energy Corp.

By:____________________________, its President

CEDAR STRAT CORPORATION
Terry G. Kemp
General Counsel
2389 North 1200 East
Provo, Utah 84604
Tel: 801-379-0383 Fax: 801-607-1996

Fax Transmittal

DATE: MARCH 29, 2007 FAX: (604) 357-1062

TO: DREW BONNELL

ORGANIZATION: EDEN

FROM: TERRY KEMP

RE: EDEN AGREEMENT

TOTAL PAGES (including cover sheet) 5

MESSAGE:

****

Eden Energy Corp.
Suite 1925 – 200 Burrard St.
Vancouver BC
V6C 3L6

March 28, 2007

Cedar Strat
511 West Robins St.
Eureka, NV 898316-0942
Attention: Mr. Alan Chamberlain

RE: Amendment to Diamond Range Participation Agreement and Assignment of Acreage
(Eureka, White Pine and Elko Counties, Nevada)

Gentlemen:

Eden Energy Corporation ("Eden"), as successor in interest to Fort Scott Energy Corporation, a Nevada corporation ("Fort Scott"), proposes an Amendment to the Participation Agreement (Diamond Play, Nevada) between Cedar Strat Corporation, a Nevada corporation ("Cedar Strat"), and Fort Scott, dated April 26, 2004 ("Participation Agreement), as follows:

Whereas, Section 6.1.b of the Participation Agreement provides, "Two wells will be drilled, the first in the 12 months after the initial two year exploration phase of this agreement, unless extended by the parties acting reasonably, the next in the succeeding 12 months to the shallower of the base of the sub-thrust Devonian Simonson Formation or a depth of 17,000 feet. Rental payments on the initial acreage and subsequently acquired acreage will be maintained by Fort Scott during this two year development period."

The parties agree to amend Section 6.1.b of the Participation Agreement to read as follows:

> *"Participant shall designate four prospect areas within the Diamond Play each comprising four (4) contiguous townships (hereinafter "Prospect Areas"). Prospect Areas shall be designated Prospect Area 1 to 4 (or any such other names as may be given) from north to south along the Diamond Play AMI, further defined as*
> *Prospect 1- Townships 26N 54E, 26N 55E, 25N 54E, 25N 55E*
> *Prospect 2 - Townships 24N 54E, 24N 55E, 23N 54E, 23N 55E*
> *Prospect 3 - Townships 22N 54E, 22N 55E, 21N 54E, 21N 55E*
> *Prospect 4 - Townships 20N 54E, 20N 55E, 19N 54E, 19N 55E*

Participant shall sequentially work its way from Prospect Area 1 to Prospect Area 4 by either 1) electing to drill an initial test well (hereinafter "Initial Test Well") within the designated Prospect Area, 2) electing to drill a subsequent well or wells (hereinafter "Subsequent Well(s)") within the designated Prospect Area or 3) electing to shoot a seismic program of no less than twenty-five (25) linear miles (hereinafter "Seismic Program") in the next sequential untested Prospect Area. Participant shall initiate its sequential work by drilling an Initial Test Well in Prospect Area 1 to a depth of approximately 7,000 to 9,000 feet by no later than November 30, 2008.

Drilling or seismic operations shall begin within each specified Prospect Area no later than 12 months following Participant's required election date as described below, unless extended by both parties acting reasonably. Should Participant be prevented or hindered from complying with any obligation created hereunder, other than the obligation to pay money, by reason of fire, flood, storm, act of God, governmental authority, governmental action or inaction, delay or failure to issue permits, application of lease and permitting stipulations, labor disputes, war, the inability to secure workers, title abstracts, curative title work, lease brokers, entry onto the land, drilling equipment, drilling rig(s), drilling tools, seismic permits and crews, materials or transportation, governmental inaction, hindrance or delay or any other cause not enumerated herein but which is beyond the normal control of the Party whose performance is affected, then the performance of any such obligation shall be suspended during the period of such prevention or hindrance, provided the affected party gives the other part hereto prompt notice describing the Force Majeure situation in reasonable detail and exercises all reasonable diligence to remove the cause of Force Majeure. The rights and obligations set forth in this Agreement shall also be subject to being suspended in accordance with the Federal oil and gas lease stipulations, rules and regulations.

Participant shall have ninety (90) days from release of the either the drilling rig or completion rig, whichever is later, of the Initial Test Well in the designated Prospect Area, to elect to either drill a Subsequent Well(s) in the Prospect Area or shoot a Seismic Program in the next untested Prospect Area. Participant shall have 180 days from the release of the seismic crew to elect to drill an Initial Test Well in the newly designated Prospect Area or elect to shoot a Seismic Program in the next untested Prospect Area.

If Participant drills an Initial Test Well or Subsequent Well(s) to the base of the sub-thrust Devonian Formation or 17,000 feet, whichever is shallower, Participant retains all of its rights, title and interest in all leases and lands within that particular Prospect Area.

In each Prospect Area that Participant drills an Initial Test Well or Subsequent

Well(s) to a depth shallower than the base of the sub-thrust Devonian or 17,000 feet, Participant shall retain all of its rights, title and interest in all leases and lands within the Prospect Area, to a depth of 1000 feet below the base of the deepest Formation penetrated. As described above, if Participant elects not to drill a Subsequent Well, Participant shall offer all deeper rights in the leases within the Prospect Area to Cedar Strat and Cedar Strat shall have 90 days from receipt of such notice in which to exercise this option. Said assignment to be made without express or implied warranty of title, free and clear of any lease burdens or encumbrances., Failure of Cedar Strat to exercise its option within such 90 day period shall be deemed as a waiver of said option right.

Should Participant elect not to drill an Initial Test Well in Prospect Areas 2,3,or 4 it shall, at Cedar Strat's option, relinquish and assign to Cedar Strat, all of its right, title and interest in all leases and lands subject to the Participation Agreement lying within the Prospect Area, within 90 days after receiving written notice from Cedar Strat of its intent to exercise its option. Cedar Strat's right to exercise its option shall also be for a 90 day period after receiving written notice from Participant of its election not to drill the Prospect Area. Said assignment to be made without express or implied warranty of title, free and clear of any lease burdens or encumbrances. Failure of Cedar Strat to exercise its option within such 90 day period shall be deemed as a waiver of said option right.

Rental payments on the initial acreage and subsequently acquired acreage will be maintained by Participant during this development period, except on any acreage which Cedar Strat may elect to acquire pursuant to the exercise of its options described in this section or Section 5 of the Participation Agreement.

It is agreed and understood by the parties hereto that nothing in this Amendment shall prohibit Eden or its partners from drilling more wells than are set forth above. It is also understood that an Industry Partner is essential, thus Participant has until May 1, 2007 to secure an Industry Partner, which if required may be extended by both parties acting reasonably. It is understood any and all drilling and well information gained by the Participant, i.e. logs, cuttings, testing results, etc., will be provided to Cedar Strat in a timely manner.

In all other respects the Participation Agreement remains in full force and effect.

If the terms of this letter are acceptable, please sign both copies of this letter, returning one to the undersigned.

Yours truly,

Don Sharpe,

Chief Executive Officer
Eden Energy Corporation

Agreed to and accepted this 29th day of March ~~26~~, 2007

Cedar Strat Corporation

By: ________________________, its ~~President~~ SECRETARY & GENERAL COUNSEL

Agreed to and accepted this _____ day of March ~~26~~, 2007

Fort Scott Energy Corp.

By: ________________________, its President

Eden Energy Corp.
Suite 1925 – 200 Burrard St.
Vancouver BC
V6C 3L6

March 1, 2007

Cedar Strat
511 West Robins St.
Eureka, NV 898316-0942
Attention: Mr. Terry Kemp

RE: Amendment to Diamond Range Participation Agreement and Assignment of Acreage (Eureka, White Pine and Elko Counties, Nevada)

Dear Terry:

In reference to the attached Amendment to Diamond Range Participation Agreement and Assignment of Acreage ("Amendment") and numerous conversations regarding its development and execution, between Eden Energy Corporation ("Eden"), as successor in interest to Fort Scott Energy Corporation, a Nevada corporation ("Fort Scott") and Cedar Strat Corporation, a Nevada corporation ("Cedar Strat"), Eden proposes the following:

Whereas Eden understands that it is a priority for Cedar Strat that Eden assign to Cedar Strat its interest in certain leases in the Cherry Creek and Diamond plays as referenced in the Amendment

Whereas it is understood that Eden Energy Corp. is working with best efforts to advance the Diamond Range Prospect as per the mutually acceptable Amendment drafted, and is nearing completion of its due diligence program and it is also understood that possible delays may still occur which potentially are beyond the control of Eden Energy Corp. and/or agents working on Eden's behalf.

Now therefore, in consideration of the due diligence program still active on the Diamonds prospect and the commitment from Cedar Strat that it will not impose time limitations as it relates to the programs completion and that when requested by Eden will execute, without reservation, the Amendment, without reference to the leases here assigned, Eden agrees to assign Cedar Strat all of its right, title and interest in the Federal oil and gas leases, it may own as described below, located in Eureka, White Pine and Elko Counties, Nevada, without express or implied warranty of title, free and clear of any lease burdens or encumbrances.

Diamond Area:

All of Eden Energy Corp. leases in Townships 18N, R54-55E, including
Federal Oil and Gas Lease NVN-78839
Federal Oil and Gas Lease NVN-78840
Federal Oil and Gas Lease NVN-78842

A lease in Township 19N, R54E, comprising
Federal Oil and Gas Lease NVN-79197

Cherry Creek Area:

A lease in Township 27N, R62E, comprising
Federal Oil and Gas Lease NVN-81675

And if owned by Eden, lands comprising
Section 20, 27N63E;
Sections 17, 18, 26N63E
Section 15, 27N62E,

If the terms of this letter are acceptable, please sign both copies of this letter, returning one to the undersigned.

Yours truly,

Don Sharpe,
Chief Executive Officer
Eden Energy Corporation

Agreed to and accepted this 1st day of MARCH, 2007

Cedar Strat Corporation

By: ______________, Corporate Secretary

Agreed to and accepted this 2 day of March 2007

Fort Scott Energy Corp.

By: ______________, its President

"EXHIBIT C"

ASSIGNMENT AGREEMENT
BETWEEN
E-COM TECHNOLOGIES INC. AND FORT SCOTT ENERGY CORP.
DATED AUGUST 5, 2004

ASSIGNMENT AGREEMENT

THIS AGREEMENT made this 5th day of August, 2004.

BETWEEN:

E-COM TECHNOLOGIES INC., a Nevada company whose address is Suite 1925, 200 Burrard Street, Vancouver, British Columbia, V6C 3L6 Canada

(hereinafter called "E-Com")

OF THE FIRST PART

AND:

FORT SCOTT ENERGY CORP., a Nevada company whose address is 5548 Parthenon Place, West Vancouver, British Columbia, V7W 2V7 Canada

(hereinafter called "Fort Scott")

OF THE SECOND PART

WHEREAS:

E-Com wishes to acquire from Fort Scott, and Fort Scott wishes to assign to E-Com, its interest in the Participation Agreement dated April 26, 2004 (the "**Participation Agreement**") between Fort Scott and Cedar Strat Corporation, on the terms and conditions as described in this Agreement;

NOW THEREFORE this Agreement witnesseth that, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by E-Com and Fort Scott, the parties covenant and agree with each other as follows:

1. DEFINITIONS

1.1 In this Agreement:

(a) "**accredited investor**" has the meaning ascribed in Regulation D of the US Securities Act of 1933.

(b) "**Agreement**" means this assignment agreement including all attached schedules;

(c) "**AMI**" means the Area of Mutual Interest as set out in the Participation Agreement attached as Schedule "A" hereto;

(d) **"Assets"** means the Petroleum and Natural Gas Rights and Leases currently held by Fort Scott via its wholly owned subsidiary Frontier Explorations Ltd. (Frontier), which for greater certainty are set out in schedule "C" hereto;

(e) **"Asset Data"** means all information, data and projections respecting the Assets as further defined in section 12.1 and all such other data as may be generated in respect of determining the potential for the existence of oil and gas on the Lands under the Participation Agreement;

(f) **"Closing"** means the closing of the transactions contemplated in this Agreement;

(g) **"Closing Date"** means August 6, 2004;

(h) **"Consideration Shares"** means up to 10,000,000 common shares, subject to adjustment, in the capital of E-Com payable in instalments as set out in this Agreement;

(i) **"Frontier"** means Frontier Exploration Ltd., a wholly owned subsidiary of Fort Scott;

(j) **"Lands"** means the lands comprising the AMI;

(k) **"Leases"** means collectively the leases, reservations, permits, licenses, or other documents of title held by Fort Scott via its wholly owned subsidiary Frontier Explorations Ltd. which are as set out in Schedule "C" hereto and have been acquired by or registration into the name of Frontier has bee made, including any renewals or extensions thereof, by virtue of which the holder is entitled to enter, access, drill for, win, take, own or remove the leased substances within, on or under the Lands;

(l) **"NRI"** means a net revenue interest;

(m) **"oil and gas"** includes all minerals and hydrocarbon substances regardless of gravity or phase (including coal and coalbed gas) including, but not limited to condensate, helium, hydrogen, nitrogen and other gases;

(n) **"ORRI"** means an overriding royalty interest; and

(o) **"Petroleum and Natural Gas Rights"** means the entire legal interest of Fort Scott in and to the Leases.

1.2 The following Schedules are attached to and form part of this Agreement:

Schedule "A" – Participation Agreement

Schedule "B" – Share Sale Agreement / Frontier Explorations Ltd.

Schedule "C" – List of Leases held by Frontier or which registration into the name of Frontier has been made.

Interpretation

1.3 The headings of the clauses of this Agreement are inserted for convenience of reference only and shall not affect the meaning or construction of the Agreement.

1.4 Whenever the singular or masculine or neuter is used in this Agreement, they shall be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa, as the context requires.

1.5 If there is any conflict or inconsistency between the provisions of this Agreement and those of a schedule attached hereto, the provisions of this Agreement shall prevail. If any term or condition of this Agreement conflicts with a term or condition of any Lease, or the requirements of any governmental authority or agency having jurisdiction, then the term or condition of such Lease or governmental authority or agency shall prevail and this Agreement shall be deemed to be amended to the extent required.

2. PURCHASE AND SALE

2.1 E-Com hereby agrees to accept an assignment of the Participation Agreement and the Leases from Fort Scott, excepting the 2% ORRI retained by Fort Scott in and to the Lands and all Leases currently held by Fort Scott thereon by Frontier, or hereinafter acquired directly or indirectly by E-Com thereon, and Fort Scott hereby agrees to the assignment to E-Com in consideration for, the issuance of 500,000 post consolidated common shares in the Capital Stock of E-Com on the execution of this agreement, and the reservation and issuance of the Consideration Shares, and the issuance of the Convertible Debenture set out in paragraph 2.2 hereof. In order to take receipt of the Consideration Shares, Fort Scott represents that it is, or at the time of the issuance of the Consideration Shares will be, an accredited investor and will execute and deliver a subscription form in the form and containing the terms customary for such type of form.

2.2 In consideration of Fort Scott transferring to E-Com the shares (the "Frontier Shares") held by it in Frontier, and, as a result, the Leases held by Frontier as set out in Schedule "C" hereto, E-Com will issue to Fort Scott a Promissory Note and Convertible Debenture in the principal amount of $500,000 usd (the "Debt"). The Convertible Debenture will bear interest at a rate of 7% per annum and will further entitle Fort Scott, at its sole election, to convert payment of the principal amount and interest accruing thereon, in whole or in part, into Units of E-Com. The conversion rate under the Convertible Debenture will be set at $0.25 usd per Unit, each Unit entitling Fort Scott to the issuance of one common share in the capital stock of E-Com and one half of one warrant, with each whole warrant entitling Fort Scott to acquire one additional common share at $0.50 per share. Fort Scott shall be required to make its election to accept any payment of the Debt and any interest accruing thereon, in whole or in part, or to convert any such payment under the Convertible Debenture within 48 hours of Fort Scott being presented with payment of the Debt, in whole or in part, by E-com. As security for the payment of

the Debt and interest accruing thereon, Fort Scott will retain ownership of the Frontier Shares until the Debt and all interest accruing thereon has been paid in full or such payment has been converted in to Units as the case may be.

3. PAYMENT OF PURCHASE PRICE

3.1 The collective purchase price payable by E-Com to Fort Scott pursuant to clause 2 of this Agreement shall be paid as follows:

(a) **Consideration Shares:** For each 10 million barrels of proven reserves on the Lands, E-Com will issue to Fort Scott 1,000,000 of the Consideration Shares, up to a maximum of 10,000,000 Consideration Shares;

(b) **Fort Scott's retained 2%ORRI:** Fort Scott will at all times retain and be vested with a 2% ORRI on the Lands, such that upon the fulfillment of the obligations set out and as otherwise described in the Participation Agreement, E-Com will have earned a 80.5% NRI in the Lands, and Cedar Strat will be vested with a 5% ORRI;

(c) The issuance of 500,000 post consolidated common shares in the Capital Stock of E-Com on the execution of this agreement, and the reservation and issuance of the Consideration Shares; and

(d) A Convertible Debenture and Promissory Note in favour of Fort Scott in the principal amount of $500,000 usd at 7% per annum, convertible in accordance with paragraph 2.2 hereof.

3.2 As set out in the Participation Agreement and this Agreement, Fort Scott will, subject to the fulfillment of its obligations thereunder, be vested with a 2% ORRI in the Lands.

3.3 In consideration of, and upon the fulfillment of the obligations of Fort Scott under the Participation Agreement, all of which are to hereby assigned to and assumed by E-Com, and the performance by E-Com the terms and conditions of this Agreement, E-Com will become vested with a 80.5% ORRI in the Lands. Cedar Strat however retains a 5% back in working interest which may be adjusted upwards to as much as a 12.5% back in working interest should E-Com elect not to proceed with the drilling election as set out in the Participation Agreement.

4. CONVEYANCE AND ASSIGNMENT OF LEASES

4.1 Upon payment of the Purchase Price, including either the payment of the Debt and all interest accruing thereon or the conversion of such Debt and interest under the Convertible Debenture, as the case may be, Fort Scott shall deliver to E-Com a share certificate in the name of E-com, representing 100% of the issued and outstanding shares in the capital of Frontier. Up to the time of such transfer E-Com shall do all such acts and pay all rentals and other payments as are required to keep the Leases in good standing. Up to the time of such share transfer Frontier will not, unless E-Com is in breach of the

terms of this Agreement, otherwise sell, transfer or otherwise dispose of or encumber the Leases.

4.2 Subject to paragraph 4.1 hereof, Fort Scott shall also provide E-Com with any specific assignments, transfers or further assurances as E-Com may reasonably require to obtain title to any Leases or Assets purchased herein, but no such documents shall require Fort Scott to assume or incur any obligation, or to provide any representation or warranty, beyond that contained in this Agreement. Fort Scott shall co-operate with E-Com as reasonably required to secure execution of such documents by parties other than Fort Scott and E-Com.

4.3 All costs incurred in registering any conveyances and assignment of title to the Assets, and all costs of preparing and registering any further assurances required to convey the Assets, shall be borne by E-Com.

5. ADJUSTMENTS AT CLOSING

5.1 All benefits and obligations of any kind and nature accruing, payable or paid in respect of the Assets, including maintenance, development and operating costs and proceeds from the sale of production (if applicable), shall, subject to the provisions of this Agreement, be borne by Fort Scott up to the execution of this Agreement. All benefits and obligations of any kind and nature accruing, payable or paid in respect of the Assets, including maintenance, development and operating costs and proceeds from the sale of production (if applicable) after the execution of this Agreement are the responsibility of E-Com.

6. FORT SCOTT'S REPRESENTATIONS

6.1 Fort Scott represents and warrants to E-Com that:

(a) Each of Fort Scott and Frontier are, and at the Closing Date shall continue to be, corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation and duly registered and authorized to carry on business in all jurisdictions where the Lands are located;

(b) Frontier is a wholly owned subsidiary of Fort Scott;

(c) All necessary corporate action has been taken by Fort Scott and Frontier to authorize the execution, delivery and performance of this Agreement;

(d) This Agreement has been duly executed and delivered by Fort Scott and, if properly executed and delivered by E-Com, constitutes a valid and binding obligation of Fort Scott and Frontier enforceable in accordance with its terms, and subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, liquidation, reorganization or other laws of general application relating to or affecting rights of creditors;

(e) To the best of the information, knowledge and belief of Fort Scott, there are no claims, proceedings, actions or lawsuits in existence, contemplated or threatened against or with respect to the Assets or the interests of Fort Scott therein;

(f) To the best of the information, knowledge and belief of Fort Scott and Frontier, all royalties and rentals due under the said Leases and payable by Fort Scott or Frontier have been properly and timely paid; and

(g) Neither Fort Scott nor Frontier have encumbered or alienated their interest in the Assets, and to the best of Fort Scott's knowledge the Assets are now, and will be at the Closing Date, free and clear of all liens, encumbrances and adverse claims created by, through or under Fort Scott except as and if set forth the Participation Agreement. Except as expressly stated in this sub-clause, Fort Scott does not make or give any representation or warranty as to its title to the Assets.

7. E-COM'S REPRESENTATIONS

7.1 E-Com represents and warrants to and with Fort Scott that:

(a) at the Closing Date E-Com shall continue to be, a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and duly registered and authorized to carry on business in all jurisdictions in which the Lands are located;

(b) all necessary corporate action has been taken by E-Com to authorize the execution, delivery and performance of this Agreement;

(c) this Agreement has been duly executed and delivered by E-Com and, if properly executed and delivered by Fort Scott, constitutes a valid and binding obligation of E-Com enforceable in accordance with its terms, and subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, liquidation, reorganization or other laws of general application relating to or affecting the rights of creditors;

(d) E-Com shall assume all of Fort Scott's obligations under the Participation Agreement and the Leases and shall fully satisfy the same, and hereby pledges all of its interest received herein from Fort Scott to and for the benefit of Fort Scott as security for the full and complete performance on all of its obligations and covenants made herein; and

(e) E-Com is relying upon its own investigations concerning the title to and fitness of the Assets and is not relying upon any representations, warranties or statements in any form of Fort Scott except those contained in sub-clause 6.1(g) of this Agreement.

8. MAINTENANCE OF BUSINESS

8.1 Until the Closing Date, Fort Scott shall continue to maintain the Assets in a proper and prudent manner in accordance with generally accepted industry practices.

8.2 From the date hereof until the Closing Date, Fort Scott and Frontier shall not enter into any obligations or commitments out of the ordinary course of business with respect to the Assets, except as may be reasonably necessary to comply with the terms of the Participation Agreement, or to preserve the Assets or title to the Assets. Until the Closing Date, Fort Scott and Frontier shall not, without the prior written consent of E-Com, propose or initiate the exercise of any right or option relative to or arising as a result of the ownership of the Assets, propose or initiate any operations on the Lands which have not been commenced or committed to by Fort Scott on the date hereof except that Fort Scott may propose or initiate any operations on the Lands for, and may propose or initiate the exercise of any right or option relative to, the preservation of any of the Assets.

9. CONDITIONS TO THE CLOSING

9.1 It is a condition precedent of the Closing that any and all necessary regulatory or governmental approvals and consents required to permit the transaction to be completed shall have been obtained. Each of the parties covenants and agrees with the other to use all reasonable efforts to obtain any such approvals and consents.

9.2 It is a condition of the sale of Closing, for the benefit of Fort Scott, which may be waived at the discretion of Fort Scott, that the representations and warranties of E-Com in this Agreement remain true at the Closing Date.

9.3 It is a condition to the purchase of the Closing, for the benefit of E-Com, which may be waived by E-Com, that the representations and warranties of Fort Scott in this Agreement remain true at the Closing Date.

10. THIRD PARTY RIGHTS AND CONSENTS

10.1 If any of the Assets are subject to a preferential right of purchase or similar restrictions, or require the consent of any third party, which are in either case made effective by virtue of this Agreement, then Fort Scott shall promptly serve all notices as are required under the preferential purchase or consent provisions. Each such notice shall include a request for a waiver of any preferential or similar right to purchase any of the Assets and for the granting of any consent that may be required. E-Com may not waive the existence or operation of any preferential or similar right to purchase any of the Assets. If the holder of any preferential or similar right to purchase any of the Assets exercises such right, or a third party required to give consent refuses to give such consent, then such right or refusal shall not be considered a defect of title and such Assets shall be excluded from the purchase and sale herein, and the purchase price to be paid by E-Com to Fort Scott pursuant to clause 2 hereof shall be reduced by an amount to be negotiated by the parties acting reasonably and without delay.

11. AMOUNTS OWING AFTER CLOSING DATE

11.1 Any adjustment amounts owing to Fort Scott by E-Com after the Closing Date herein and remaining unpaid shall bear interest from the Closing Date to the date of payment at the rate of 2% per annum above the prime lending rate offered by HSBC to its major commercial clients by the main branch in Seattle, Washington. For greater clarity, such adjustment amounts do not include any payments regarding the purchase price.

12. DATA/ PROJECTIONS

12.1 There is included among the materials pertaining to the Assets to be delivered or made available by Fort Scott to E-Com pursuant to this Agreement, including evaluations, projections, reports, interpretative or non-factual materials prepared by or for or received by Fort Scott (the "Asset Data"). E-Com hereby forever releases and discharges Fort Scott and Frontier from any claims and all liability to E-Com or E-Com's assigns and successors as a result of the use or reliance upon such Asset Data. With respect to all materials, E-Com confirms that it is not relying upon any representations or warranties of Fort Scott except as specifically set forth in sub-clause 6.1(g) of this Agreement. Without limiting the foregoing, E-Com agrees that it shall rely solely on its own appraisal and estimates as to the quantum or value of the Assets and shall rely solely on its own geological and engineering interpretations and analyses related thereto.

13. INDEMNITY

13.1 From and after the date hereof, E-Com will assume, perform and discharge all of the obligations and liabilities of Fort Scott in respect of the Participation Agreement and the Leases and agrees to indemnify and save harmless Fort Scott and Frontier from and against all claims, actions, suits, proceedings, demands, assessments, judgments, charges, penalties, costs, and expenses (including the full amount of any legal expenses invoiced to Fort Scott) made or claimed against or suffered or incurred by Fort Scott resulting from or arising out of or in connection with the failure by E-Com to assume, perform and discharge as aforesaid.

13.2 In addition to the foregoing, E-Com shall indemnify and hold harmless Fort Scott and Frontier from and against any and all liability relating to operations or reclamation on the Lands.

13.3 Such indemnities shall be deemed to apply to, and shall not merge in, all assignments, transfers, conveyances, novations and other documents, including the General Conveyance: Assignment of Leases, conveying the Assets to E-Com. Each party shall have full right of substitution and subrogation in and to all covenants and warranties by others previously given or made in respect of the Assets or any part thereof.

13.4 E-Com will observe and perform all obligations to be carried out by Fort Scott under the Participation Agreement as if it was an original party thereto. In the event E-Com is notified of, or is knowingly in breach of any of the terms, conditions or obligations arising under the Participation Agreement or this Agreement, E-Com will immediately upon becoming aware of such breach, and at all times prior to the expiration of any

curative period, advise Fort Scott of the nature of the breach. Fort Scott shall have the right to cure such breach without notice to, or the consent of E-Com. If Fort Scott acts to cure the alleged or actual breach, then E-Com shall within 30 days of any such curative action reimburse Fort Scott for any and all direct and indirect cost, expenses, and fees or otherwise paid by or on its behalf, plus a penalty of equal to an additional 25% of such total amount.

14. WAIVER

14.1 No waiver by any party of any breach of any of the terms, conditions, representations or warranties in this Agreement shall take effect or be binding upon that party unless the waiver is expressed in writing under the authority of that party and any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

15. FURTHER ASSURANCES

15.1 At the Closing Date and thereafter as may be necessary, the parties shall execute, acknowledge and deliver such other instruments and take such other action as may be reasonably necessary to carry out their obligations under this Agreement.

16. ASSIGNMENT

16.1 Prior to the Closing Date, neither party may assign its interest in or under this Agreement without the prior written consent of the other party hereto, except as may be required by Fort Scott to comply with any preferential rights as described in clause 10 hereof.

17. NOTICE

17.1 All notices required or permitted or with respect to this Agreement shall be in writing and shall be deemed to have been properly given and delivered when delivered personally or by courier, or when sent by registered mail (or by any other like method by which a written and recorded message may be sent), with all postage or charges fully prepaid, and addressed to the parties hereto, respectively, as follows:

To E-Com:

Suite 1925, 200 Burrard Street
Vancouver, British Columbia
V6C 3L6
Attention: Donald Sharpe
Facsimile: 604.693.0179

To Fort Scott: 5548 Parthenon Place
Vancouver, British Columbia
V7W 2V6
Attention: Richard Coglon
Facsimile: 604.638.3525

Any notice so mailed shall be deemed to have been given to and received by the addressee four (4) days after the mailing thereof, Saturdays, Sundays and statutory holidays excepted, provided that neither party shall use such mails for the giving of notice during the term of any strike or disruption, or threatened strike or disruption of postal service.

Either party may change its address for the purpose hereof by directing a notice in writing of such change to the other party at its above address.

18. GOVERNING LAW

18.1 This Agreement shall in all respects be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the State of Nevada. Each party accepts the jurisdiction of the courts of the State of Nevada and all courts of appeal therefrom.

19. ENTIRE AGREEMENT

19.1 This Agreement supercedes all previous agreements and states the entire agreement between the parties concerning the purchase and sale of the Assets.

19.2 This Agreement may be amended only by written instrument signed by Fort Scott and E-Com.

20. ENUREMENT

20.1 This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF the parties have executed this Agreement in accordance with their respective requirements therefor as of the date first above written.

E-COM TECHNOLOGIES INC.

Per: ______________________
Authorized Signatory

FORT SCOTT ENERGY CORP.

Per: ____________________________
Authorized Signatory

SCHEDULE "A"

This is Schedule "A" annexed to and forming part of the Assignment Agreement between **E-Com Technologies Inc.** and **Fort Scott Energy Corp.**, dated the 5th day of August, 2004.

Copy of Participation Agreement

PARTICIPATION AGREEMENT
Diamond Play, Nevada

This Participation Agreement for the Diamond Play, Nevada is entered into and made effective this 26th day of April, 2004, by and between Cedar Strat Corporation, a Nevada corporation (hereinafter "Cedar Strat"), and Fort Scott Energy Corporation, a Nevada corporation (hereinafter "Participant" or "Fort Scott").

RECITALS

The parties recite and declare as follows:

A. WHEREAS, in conjunction with this Agreement, the parties have entered into a Confidentiality Agreement, which is incorporated herein by reference.

B. WHEREAS, Cedar Strat has developed at great time and expense certain geological, geophysical, technical, contractual and other data and information, including well logs, interpretative maps, land maps, license from third parties and other information related to the area included within the geographical boundaries of the Confidential area, as set forth in Exhibit "A" of the Confidentiality Agreement and described here as Township 15 N, Range 50 E through Township 33 N, Range 58 E from the Mount Diablo Meridian, Acreage lying within Elko, Eureka, Nye and White Pine counties of Nevada. Furthermore, Fort Scott covenants not to compete with Cedar Strat within the boundaries set forth in this paragraph without specific prior written approval, such approval not to be unreasonably withheld.

C. WHEREAS, Cedar Strat has offered Participant the opportunity to participate in its Diamond Play (hereinafter "Play"), which lies within the boundaries of the non-compete area, as set forth in Exhibit "A" of the Confidentiality Agreement.

D. WHEREAS, Participant has agreed to participate in the Play in accordance with the terms set forth in this Agreement and in the referenced Confidentiality Agreement.

E. WHEREAS, Participant acknowledges that in agreeing to participate in the Play, not acting as an employee or agent of Cedar Strat, but as a separate entity which desires to participate with Cedar Strat in development of the Play.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises contained herein, and other good and valuable consideration, the receipt and sufficiency that are hereby acknowledged, the parties agree as follows:

Section 1. Establishing an Area of Mutual Interest (AMI):

Cedar Strat and Fort Scott will establish an Area of Mutual Interest (AMI) surrounding the Diamond Play, as detailed in Exhibit "A" hereof. The area within the "Blue" boundaries constitute the AMI. Areas within the "Red" portion of the AMI boundary are subject to the right of first refusal by the Major Independent which language is included in Exhibit "C". The

boundaries of this "Red" portion of the AMI and right of first refusal by the Major Independent Oil and Gas Company is more fully described in Exhibit "B". Acquisition of acreage within the "Blue" area of the AMI are also to be governed by the rights previously granted the Major Independent Oil and Gas Company under the terms discussed in Exhibit "C".

Section 2. Participant Acquisition of Land/Leases:

Cedar Strat will identify the Bureau of Land Management (BLM) leases critical to the project, make recommendations to Fort Scott for additions or deletions thus maximizing the benefit of the acreage held, recognizing a need for protection acreage in addition to structure acreage (the "initial acreage"). The "initial acreage" is that acreage which has previously been nominated and passed through a BLM lease sale auction and is available at the BLM for lease. Cedar Stat will represent Fort Scott at the BLM lease sales if desired.

Fort Scott agrees to advance such monies as are required to acquire the "initial acreage", as the case may be (the "initial payment") and to further assume the obligation to pay the ongoing rentals on all such "initial acreage" (hereafter referred to as "subsequent payments") for a period of two (2) additional years, excluding the "initial payment". It is estimated that the "initial payment" will be in the order of $400,000 and that each additional annual "subsequent payment will be in the order of $400,000. The leases will be held in the name of Fort Scott Energy Company or an entity designated by Fort Scott.

Fort Scott will also assume the obligation to advance such monies as may be required to fund the purchase of the "after acquired acreage" which, assuming requires payment of a $2.00 per acre bonus fee and a $1.50 per acre rental fee, is estimated to total $460,000 (hereinafter referred to as the "initial subsequent acreage fee". In addition, Fort Scott will assume the obligation to pay the annual rental on such "after acquired acreage" for a period of two (2) additional years excluding the payment of the "initial subsequent acreage fee". The "after acquired acreage" is that acreage which must be or has been nominated but has not passed through a BLM lease sale auction.

It is recognized that the bonus bid to the BLM may exceed the $2.00 per acre level. Fort Scott will bid as aggressively as they feel may be necessary to acquire the "after acquired acreage". Should Cedar Strat be representing Fort Scott at such BLM auction, the level of potential bid will be established prior to the date of the auction.

It is recognized that certain acreage may have been previously leased or owned by outside entities, for which negotiations to control under this agreement will be embarked upon. All acreage acquired within the AMI will be entered into under the same terms of this agreement. If acreage of third party control must be acquired under terms that infringe upon this agreement, both parties will work as reasonably possible to acquire and control this acreage for the group.

The "Red" area designated in Exhibit "A" will be the priority area for acquisition of the primary acreage. Fort Scott will be under the same Right of First Refusal clause for this project as Cedar Strat is with the Major Independent Oil and Gas company. (see Exhibit "C").

Section 3. Ownership of data and use of data in Play:

Cedar Strat will retain ownership of all data whether currently owned, purchased, licensed or generated by Cedar Strat, and as may be hereafter generated, or acquired as part of the exploration programs set out in section 4 hereof. Cedar Strat will, at no additional cost to Fort Scott et al., license its proprietary and other relevant data to Fort Scott and any other participant for the duration of the Play. Certain data that Cedar Strat licenses from third parties will remain in the name of Cedar Strat but utilized for the efficient development of the Play. All data in the possession or control of Cedar Strat relevant to the Play will be made available to the Participant for study and analysis on a time is of the essence basis. All maps, data and graphs generated or purchased will be used for the efficient development of drill sites, the marketing of the Play when appropriate, or drilling as mutually agreed upon.

Cedar Strat will keep newly developed data over the Diamond Play and the AMI confidential, on a case by case basis for each lease involved, for a period of a) two years from the effective date of this agreement on acreage Fort Scott chooses to farm out without further participation, b) five years from the effective date of this agreement on acreage Fort Scott proceeds for test well and development drilling, or c) until such time as Fort Scott elects to relinquish a specific lease. Data over leases relinquished will be free of liens, claims, overrides and back-in interests and will be available for marketing such relinquished leases to additional third party industry participants.

Fort Scott has anticipated the shooting or acquisition of additional seismic data, other than the Exxon Seismic data, as part of the exploration and development of this Play. Fort Scott shall retain ownership of that data. Fort Scott will, at no additional cost to Cedar Strat et al., license its proprietary seismic data to Cedar Strat for the duration of the Play.

The ownership of data is more fully detailed as a part of Exhibit "E".

Section 4. Exploration of the Diamond Play:

Fort Scott will, in each of the first two years of the agreement, commit to expending the exploration monies as presented in Exhibit "D" which are required to better understand, explore and assess the viability of the lands comprising the Diamond Play for the existence of hydrocarbons and for prospective drill targets. The details of each such task is subject to further delineation as may reasonably be required by the parties going forward. The relevant geologic data which will be developed, analyzed and used for this exploration effort and delivered to Fort Scott by Cedar Strat will include but is not limited to:

- New Geologic mapping, including field work and office/computer plotting and analysis
- Biostratigraphic sample collection
- Paleontologist analysis,
- Well Studies,
- Aeromagnetic and Gravity Surveys,
- Attempt for Acquisition and processing of Exxon seismic Data
- Management of Prospect Development

- Development of cross sections,
- Map production,
- Home Office support,

The cost of the Exploration Program is budgeted to be $1,500,000 as outlined in Exhibit "D". Fort Scott will work with Cedar Strat under the terms of the Management Services Agreement as described in Exhibit "D" for the exploration and development of the Diamond Play.

In the event of additional expenses not reasonably contemplated in this agreement, Participant will use its best efforts to fund the purchase, license or expense, with such additional advances being repaid in accordance with Section 6.1 (d) hereto (the "additional expenses"). Such items of additional expense may include but are not limited to the acquisition of additional seismic data, sales trips to market working interest shares on behalf of Fort Scott, status report trips and licenses from third parties for data to be held by Participant redundant to that held by Cedar Strat for exploration activities. All such additional expenses shall be subject to the prior written approval of Fort Scott and shall be reimbursed by Fort Scott as to 100% in accordance with section 6.1(d) or 6.2 (b), as the case may be.

Section 5. Relinquishment of land/leases by Participant in the Diamond Play:

Leases or land will not be relinquished without the mutual consent of Cedar Strat and Fort Scott. In the event Fort Scott elects to surrender or abandon the Leases, or any portion thereof, without prior approval of Cedar Strat, Fort Scott shall give Cedar Strat 60 day's prior written notice thereof. Cedar Strat shall thereafter have the option to require Fort Scott to reassign that portion thereof which Fort Scott wishes to surrender or abandon. This abandonment will be without liens, claims, royalties, back-in interests or any such encumbrances. Cedar Strat will receive the assignment without liability other than paying the future rentals. Cedar Strat will be allowed to seek after and acquire other industry participants to develop said area. Fort Scott will immediately turn over the data and work product created by Cedar Strat or licensed by Cedar Strat in the development of said leases.

Section 6. Election by Participant to Develop the Diamond Play:

Assuming that the work on the Play is being acquired, processed and assessed in a timely manner which allows Fort Scott and Cedar Strat to determine the viability of the Diamond Play for hydrocarbons and the identification of prospective drilling targets, Fort Scott may then at any time during the initial two years of the agreement, elect in writing (the "election") to proceed with the development of the Diamond Play. If Fort Scott's ability to assess the viability of the Play is delayed due to delays outside of its control, the election will be extended for such period of time as the parties may agree acting reasonably.

Section 6.1. Election by Participant to proceed with Development of the Diamond Play subsequent to the two year Exploration period:

a) In the case of a positive election for Fort Scott to develop the area by drilling wells, the election will, unless extended by the parties acting reasonably, be made in writing within two years from the date of this agreement.

b) Two wells will be drilled, the first in the 12 months after the initial two year exploration phase of this agreement, unless extended by the parties acting reasonably, the next in the succeeding 12 months, to the shallower of the base of the sub-thrust Devonian Simonson formation or a depth of 17,000 feet. Rental payments on the initial acreage and subsequently acquired acreage will be maintained by Fort Scott during this two year development period.

c) Fort Scott shall receive 82.5% Net Revenue Interest (NRI) in the identified prospects of the Diamond Play such that Cedar Strat retains a 5.0% ORRI and a 5% carried back-in working interest.

d) If Fort Scott makes the election set out in Section 6.1, the seed money (exploration) funds for their proportionate interest will be reimbursed 100% from production and the development (drilling to on-site tanks) expense will be reimbursed 100% before Cedar Strat's back-in interest becomes effective.

Section 6.2. Election by Participant not to Particpate in Devlopment of the the Diamond Play:

a) In the case of an election by Fort Scott not to participate in the development of the Diamond Play, the election will be made in writing within two years from the date of this agreement unless extended by the parties acting reasonably.

b) If Fort Scott does not elect to proceed with the development of the Diamond prospect, then Fort Scott and Cedar Strat will use their collective reasonable best efforts to sell the Diamond Play as prospects for development, in whole or in part. Any and all "prospect and other fees" to be paid by any third party for the right to participate or in the development of the diamond prospect or portion thereof hereunder, shall be paid firstly to Fort Scott in an amount equal to 75% of all lease acquisition, lease rentals, lease maintenance , and seed (exploration) monies advanced on or in respect of that portion of the Diamond Prospect being sold, except as it relates to the payment of the delay rentals on the "initial acreage" or the "after acquired acreage" made after the expiry of the first two years of the initial agreement, and the "additional expenses", all of which will be reimbursed at 100%. Thereafter, all such "prospect and other fees" to be paid by or in respect of the Diamond Prospect or portion thereof shall be split 50/50 as between Fort Scott and Cedar Strat.

c) On any acreage sold to third party industry participants or farmed out, Fort Scott will retain a 2.5% ORRI and Cedar Strat will retain a 5.0% ORRI.

d) Any prospect being sold or farmed out to third parties will include a 17,000 foot well commitment to be completed within two years from the date of sale and include the ORRI and back-in interest as described in this agreement. The third party industry participant will be liable for making the rental payments over the leases acquired for the period covering two years during which the test well must be drilled.

f) If a prospect is thereafter marketed to third party industry participants by Cedar Strat, Cedar Strat shall at all times preserve a 12.5% back-in carried working interest for Fort Scott. This back-in interest (BI) will be increased if any amount of back-in is retained over 17.5%. Amounts retained over 17.5% will be split 50/50 with Fort Scott and Cedar Strat. If there is less than 17.5% back-in interest retained it will come first out of Cedar Strat's interest and in no case will it be allowed to erode Fort Scott's 12.5% back-in interest. If Fort Scott does 100% of the marketing, Cedar Strat will receive a minimum of 5% back-in carried interest.

Section 7. Notices.

Notices shall be given a) by personal delivery to the other Party, b) by facsimile, with a copy sent by registered or certified mail, return receipt requested, or c) by registered or certified mail, return receipt requested. All notices shall be effective and deemed delivered a) if by personal delivery, on the date of delivery if during business hours, otherwise the next business day, b) if by facsimile, on the date the facsimile is received if received during business hours, c) if solely by mail, upon receipt by the addressee. Any Party may from time to time change its address hereunder by written notice to the other Party. The Party's addresses are as follows:

Fort Scott Energy Company
200 Burrard Street, Suite 1925
Vancouver, B.C. Canada V6C 3L6
Attn: Richard Coglon, Donald Sharpe
Phone: 604-693-0177
Fax: 604-638-3525

Cedar Strat Corporation
948 Temple View Drive
Las Vegas, NV 89110
Attn: Alan Chamberlain
Phone: 702-459-3703
Fax: 702-459-4503

Section 8. Governing Law.

This Agreement shall be construed in accordance with, and governed by the substantive and procedural laws of, the State of Nevada, without reference to principals governing choice or conflict of laws. The parties agree that as a material part of the consideration of the rights and obligations of the parties pursuant to this Agreement and because Cedar Strat maintains its business office and records in Clark County, Nevada, that in the event any litigation arises between the parties or becomes necessary for Cedar Strat to commence a lawsuit, the exclusive

jurisdiction for all legal proceedings and lawsuits between the parties is the Eighth Judicial District Court of the State of Nevada in and for the County of Clark. The parties hereto further agree to submit to the jurisdiction of said Eighth Judicial District Court and waive any rights they may have to change, transfer, or in any manner remove the venue from said court to any other jurisdiction or venue.

Section 9. Representations and Warranties.

By execution of the Agreement each signatory represents and warrants that:

(a) The Agreement is executed on behalf of an individual or a valid and existing legal entity;

(b) Such individual or entity has the full right and authority to undertake any action contemplated by the Agreement;

(c) The execution of the Agreement has been duly and properly authorized by the party on whose behalf said Agreement is executed in accordance with all applicable laws, regulations, agreements or procedures governing the authority of such person or entity to execute the Agreement on behalf of such parties;

(d) The consents of all persons or entities whatsoever necessary to the execution of the Agreement have been obtained; and

(e) The parties shall indemnify each other, their successors and assigns against any and all damages, including costs and reasonable attorney fees resulting from any breach of any representation, warranty or agreement set forth herein.

Section 10. Miscellaneous.

(a) In the event of a dispute between the parties arising under this Agreement, or in the even of an action brought to enforce the terms of this Agreement, the prevailing parties shall be entitled to the recovery of reasonable attorney fees and reasonably incurred costs and expenses of litigation.

(b) If a court of competent jurisdiction shall find any provision of this Agreement unenforceable under Nevada law, such provisions shall be stricken and the remainder of the Agreement shall remain in full force and effect.

(c) It is the intent of the parties hereto to use their respective reasonable best efforts to prepare and circulate for signature a definitive form of agreement in respect of the subject matter hereof. If for any reason such an agreement is not circulated or agreed to then it is agreed that this Agreement is intended by the parties to be the final expression of their agreement with respect to the subject matter hereof, and is intended as the complete and exclusive statement of the terms of the agreement between the parties. As such, this Agreement will in such an instance constitutes the entire agreement between the parties, whether oral or written, with respect to the

subject matter hereof and may only be modified by subsequent writing duly executed by both parties.

(d) The singular shall be interpreted as the plural and vice versa, if such treatment is necessary to interpret the Agreement in accordance with the manifest intention of the parties hereto. Likewise, if either the feminine, masculine or neutered gender should be one of the other genders, it shall be so treated.

(e) Each party agrees to execute all documents necessary to complete the transactions contemplated herein.

(f) This agreement may be assigned, in whole or in part, by Fort Scott to a corporate or other entity, which at the time of, or as a result of any such assignment, is controlled , directly or indirectly, by Don Sharpe or Richard Coglon, either collectively or in the aggregate. For the purpose of this provision, "controlled" means voting control of 51% or more of the voting shares of the said corporate entity. Any such assignments will be binding at law and at equity upon the parties hereto as if the assigned party was a signatory to this Agreement in the first instance.

(g) This agreement will become effective within five business days of the receipt by the parties of a notice from the "Major Independent" referred to in Schedule "C" of its intent not to exercise its Right of First Offer and its Right of First Refusal (ROFR) on the Play.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year set forth in the first portion of this Agreement.

DATED this 26th day of April, 2004.

Cedar Strat Corporation	Fort Scott Energy Corporation
By: Harold A. Jacobsen	By:
Name (printed): HAROLD A. JACOBSEN	Name (printed): Richard Coglon
Its: CHIEF FINANCIAL OFFICER	Its: President
Witnessed by: Elena Lehman	Witnessed by:
Name (printed): Elena Lehman	Name (printed): DONALD A. SHARPE

EXHIBIT "A"
Participation Agreement
Between Cedar Strat Corporation and Fort Scott Energy Corporation
Diamond Play, Nevada, Area of Mutual Interest



Diamond Play Area of Mutual Interest: Area within the red boundary is subject to the right of first refusal by the Major Independent Oil and Gas Company as outlined in Exhibit "C". After the expiration of the Major Independent right of first refusal, the red area is free for development and will be the focus of the "initial acreage" acquisition. The area within the blue boundary also must be offered to the Major Independent should acreage be acquired therein. See Exhibit "C" for details of this offering. The area in blue is Township 18 N, Range 54 E through Township 26 N, Range 55 E.

EXHIBIT "B"
Participation Agreement
Between Cedar Strat Corporation and Fort Scott Energy Corporation
Exiting Cedar Strat Structural Plays under Right of First Refusal by Major Independent

Township 18 North, Range 54 East

Sections 1, 2, 3, 4, 9, 10, 11, 12, 13, 14, 15, 16, 21, 22, 23, 24, 25, 26, 27, 28, 33, 34, 35 & 36

Township 18 North, Range 55 East
Sections 6, 7, 8,17,18, 19 & 20

Township 19 North, Range 54 East

Sections 1, 2, 3, 10, 11, 12, 13, 14, 15, 22, 23, 24, 25, 26, 27, 33, 34, 35 & 36

Township 19 North, Range 55 East

Sections 3, 4, 5, 6, 7, 8, 9, 10, 15, 16, 17, 18, 19, 20, 21, 22, 28, 29, 30, 31, 32 & 33

Township 20 North, Range 54 East

Sections 1, 2, 3, 4, 9, 10, 11, 12, 13, 14, 15, 16, 17, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 32, 33, 34, 35 & 36

Township 20 North, Range 55 East

Sections 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 15, 16, 17, 18, 19, 20, 21, 22, 27, 28, 29, 30, 31, 32, 33 & 34

Township 21 North, Range 54 East
Sections 1, 2, 11, 12, 13, 14, 22, 23, 24, 25, 26, 27, 33, 34, 35 & 36

Township 21 North Range 55 East

Sections 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 26, 27, 28, 29, 30, 31, 32, 33, 34 & 35

Township 21.5 North, Range 54 East
Sections 35 & 36

Township 22 North, Range 54 East
Sections 1, 2, 3, 10, 11, 12, 13, 14, 23, 24, 25, 26, 35 & 36

Township 22 North, Range 55 East

Sections 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 26, 27, 28, 29, 30, 31, 32, 33, 34 & 35

Township 23 North, Range 54 East
Sections 1, 2, 11, 12, 13, 14, 15, 22, 23, 24, 25, 26, 27, 34, 35 & 36

EXHIBIT "B" continued
Participation Agreement
Between Cedar Strat Corporation and Fort Scott Energy Corporation
Exiting Cedar Strat Structural Plays under Right of First Refusal by Major Independent

Township 23 North, Range 55 East

Sections 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 26, 27, 28, 29, 30, 31, 32, 33, 34 & 35

Township 24 North. Range 54 East

Sections 1, 2, 3, 4, 9, 10, 11, 12, 13, 14, 15, 23, 24, 25, 26, 35 & 36

Township 24 North, Range 55 East

Sections 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 14, 15, 16, 17, 18, 19, 20, 21, 22. 23, 26, 27, 28, 29, 30, 31, 32, 33, 34 & 35

Township 25 North. Range 54 East

Sections 1, 2, 3, 4, 9, 10, 11, 12, 13, 14, 15, 16, 21, 22, 23, 24, 25, 26, 27, 28, 33, 34, 35 & 36

Township 25 North. Range 55 East

Sections 4, 5, 6, 7, 8, 9, 10, 15, 16, 17, 18, 19, 20, 21, 22, 27, 28, 29, 30, 31, 32, 33, 34 & 35

Township 26 North. Range 54 East

Sections 1, 11, 12, 13, 14, 15, 22, 23, 24, 25, 26, 27, 34, 35 & 36

Township 26 North. Range 55 East

Sections 7, 8, 9, 16, 17, 18, 19, 20, 21, 28, 29, 30, 31, 32 & 33

EXHIBIT "C"
Participation Agreement
Between Cedar Strat Corporation and Fort Scott Energy Corporation
Exiting Cedar Strat Right of First Refusal given to the Major Independent Oil & Gas Co.

Recital taken from the contract between Cedar Strat and the Major Independent.

Article 3
Major Independent (MI) Option to Acquire Oil & Gas Interests Acquired by Cedar Strat (CST); MI Right of First Offer and Right of First Refusal

3.1 MI Option.

(a) CST hereby grants to MI the option to acquire any Oil & Gas Interest which CST acquires, directly or indirectly through any CST Affiliate, or through any agent or representative in a contractual relationship with CST, within the Central Nevada Exploration Area (but not including any interest in any Existing CST Structural Plays) on the terms and conditions set forth in this Section 3.1. (For avoidance of doubt, CST shall not be obligated to offer MI any Oil & Gas Interest CST may acquire within an Existing CST Structural Play other than as provided in Sections 3.2 and 3.3; *provided however*, MI shall be free to acquire Oil & Gas Interests within Existing CST Structural Plays, subject to its obligations under Section 2.1). If CST acquires any Oil & Gas Interest within the Central Nevada Exploration Area, but outside of an Existing CST Structural Play, prior to three (3) years after the date this Agreement is executed by the Parties, it shall, on or before 30 days after the acquisition, deliver written notice to MI with full particulars relative to such acquisition (i.e. net acres, net revenue interest, bonus, drilling obligations, back-in, price, etc., and a copy of the assignment and all other documents pursuant to which CST acquired such Oil & Gas Interest and supporting detail evidencing any cash payments made by CST). MI shall have 30 days after receipt of such notice within which to elect, by written notice delivered to CST, to acquire all of such Oil & Gas Interest for the price and on the other terms and conditions pursuant to which CST acquired such interest. Failure to deliver such written election within such 30 day period shall be deemed an election by MI not to acquire such Oil & Gas Interest. If an Oil & Gas Interest covers lands located within an Existing CST Structural Play and lands located outside an Existing CST Structural Play, or lands outside of the Central Nevada Exploration Area, only that portion of the Oil & Gas Interest outside of the Existing CST Structural Play but within the Central Nevada Exploration Area shall be subject to this Section 3.1.

(b) If MI elects to acquire an Oil & Gas Interest pursuant to Section 3.1, CST shall tender to MI an assignment of the Oil & Gas Interest, reserving and excepting the CST ORRI. in the form of Exhibit E hereto, together with an invoice for the costs therefore which invoice shall be paid within 30 days after receipt. Such assignment shall warrant that the assigned interests are free and clear of all liens, encumbrances, burdens and defects in title arising by, through or under CST, but not otherwise) and shall not reserve or except any overriding royalty interest or any other burden in favor of CST, other than the applicable CST ORRI, and overriding royalty interests in favor of persons or entities other than CST or its Affiliates, that burden the Oil & Gas Interest as of the date of the acquisition by CST.

3.2 MI Right of First Offer Prior to CST's Solicitation of Offers for an Existing CST Structural Play. Prior to soliciting any offer from any person or entity to purchase or participate in any Oil & Gas Interest in an Existing CST Structural Play, CST shall notify MI that it desires to solicit such offers and such notice shall specify the terms and conditions on which CST is willing to sell, or offer participation in, such Oil & Gas Interest (including the net acres, net revenue interest, bonus, drilling obligations, back-in, price, etc.) MI shall have a period of thirty (30) days after receipt of such notice to notify CST that it elects to purchase or participate in, as applicable, the offered Oil & Gas Interest on the terms and conditions set forth in the notice from CST. If MI does not so notify CST within such 30 day period, MI shall be deemed to have elected not to purchase or participate in such Oil & Gas Interest and CST shall be free, to sell or agree to a participation in the offered Oil & Gas Interest by a third party which is not an Affiliate of CST on terms no less favorable to CST than the terms and conditions set forth in CST's notice to MI.

EXHIBIT "D"
Participation Agreement
Between Cedar Strat Corporation and Fort Scott Energy Corporation
Management Services Agreement

Fort Scott and Cedar Strat will embark on the exploration and the development of the Diamond Play. It is determined that the following items will give the best results for identifying the highest potential drill sites on the Play.

- Geology mapping and assessment, Biostratigraphic sampling with analysis by a Paleontologist, Well Studies, and structural modeling,	$500,000	expended over 2 years
- Aeromagnetic and Gravity Surveys, gravity modeling, integrated with structural modeling, contracting specialists as needed,	$200,000	expended over 2 years
- Management of Prospect Development by Cedar Strat including development of structural model and cross sections, map production, equipment maintenance, equipment acquisition, hardware and software acquisition, office staffing, rents, accounting,	$300,000	expended over 2 years
Subtotal Primary Exploration	$1,000,000	
- Acquisition and processing of Exxon Seismic Data, modeling the data, structural modeling and cross section tie in, Equipment, Hardware and Software acquisition	$500,000	
Total:	$1,500,000	

The funding for the Primary Exploration items listed will be paid to Cedar Strat at a rate of $50,000 per month for 10 months in the first year and $50,000 per month for 10 months during the second year. The acquisition of the Exxon Seismic data and the processing thereof will be lump sum distributions at such time as they are arranged. These items of funding are in addition to and not inclusive of the land/lease expenditures.

The first year of exploration will include:

- Immediate initiation of the proprietary Gravity Survey.

- Immediate initiation of contact with Exxon to acquire the Seismic data.

- Immediate initiation to acquire the commercial Gravity and Aeromagnetic Survey data available.

- Geologic field mapping on the Play during weather permitting available months.

- Geologic assessment, sampling, biostratigraphic analysis, well studies.

- Attempt to acquire programs and expertise to model Gravity and Aeromagnetic data.

- Begin integration of data into a structural model.

- Administer the exploration, map making, acquisition of Exxon Seismic, outside consultants and contractors and daily business to support the field activities.

The second year of exploration will include:

- Geologic field mapping on the Play during weather permitting available months.

- Geologic assessment, sampling, biostratigraphic analysis, well studies.

- Continue the new proprietary Gravity Survey.

- Continue integration of data into a structural model and work to refine the model.

- If not previously acquired, continue attempt to acquire the relevant Exxon Seismic data. Contract to have the data reprocessed and interpreted.

- Administer the exploration, map making, acquisition and reprocessing of Exxon Seismic data, outside consultants and contractors and daily business to support the field activities.

Cedar Strat will provide Fort Scott with monthly progress reports which will include a summary of the exploration work done, a breakdown of the expected work to be undertaken in the next month, and a summary of the results to date.

Fort Scott may upon request join in, observe and give input to field work, development of structural cross-sections, quality control meetings for the Exxon Seismic data, marketing and activities scheduled by Cedar Strat regarding the Play.

Funds for the different budgeted items may be accelerated or delayed from one year to the other with prior approval of Fort Scott, i.e. the acquisition of Exxon Seismic. Funds may be allocated to different categories with prior approval of Fort Scott.

Cedar Strat will if and when requested by Fort Scott attend any such investment banking, shareholder or other meetings and make such other presentations in respect of the Play as may be required by Fort Scott to assist in the fundraising or promotion of the Play generally. Any direct expenses reasonably incurred by Cedar Strat and approved by Fort Scott in performing such services will be payable by Fort Scott.

Funds not advanced, as per above schedule of estimated work, when needed have the potential for causing the failure to acquired data, leases, information, materials and services. If funds are not available, the progress of the exploration may be suspended, costs may be increased or an opportunity may be lost i.e. acquisition of Exxon Seismic data or the inability to acquire leases at the BLM lease sale auction. Such delays or inability to acquire leases will not automatically unto themselves extend the "election" period described in this Agreement.

Within 30 days of the effective date of this Agreement Fort Scott and Cedar Strat will establish, by mutual consent, a proposed exploration schedule in respect of the implementation of the initial exploration program. If Fort Scott fails to advance the proposed exploration funds for a period exceeding 60 days from the dates specified in the exploration schedule, such failure may, if not cured, constitute a breach of this agreement. Fort Scott will have 60 days from the initial due date, to pay or post security for payment of the applicable exploration funds. If such amounts are not paid within 60 days therefrom, then Fort Scott must within 30 days thereof, transfer leases back to Cedar Strat. Cedar Strat will then have the right and opportunity to continue the proposed exploration efforts on the transferred leases, which may include marketing the leases to "arm's length" third parties for completion of the exploration funding. Cedar Strat will give Fort Scott 15 days written notice of the terms of and parties to any proposed arm's length sale of any such leases.

Fort Scott has the irrevocable right at any time during the initial two year term of the Agreement, to reacquire any and all such transferred leases, assuming such leases have not been sold. To reacquire such leases Fort Scott will pay to Cedar Strat all exploration expenses paid by Cedar Strat in continuation of the proposed exploration schedule, plus a 25% penalty on such amounts so paid. In addition, Fort Scott shall also reimbursed Cedar Strat for expenses reasonably incurred by Cedar Strat in advancing the Play during the default, including a 25% penalty on the such expenses. Upon such payment, the transferred leases will automatically be transferred back to Fort Scott.

Should there be the situation where a task becomes impossible to accomplish, e.g. the acquisition of Exxon Seismic data, the amounts identified will be subject to designation by Fort Scott, with the agreement of Cedar Strat, to another activity, e.g. the acquisition of non-Exxon Seismic data or contracting the shooting of new seismic data, etc. No specific liability to either party will inure in such a case.

EXHIBIT "E"
Participation Agreement
Between Cedar Strat Corporation and Fort Scott Energy Corporation
Ownership of Data

The ownership of data shall be delineated as follows:

- Cedar Strat will generate new geologic mapping under the budget. This data will be owned by Cedar Strat and licensed to Fort Scott and other participants of the play at no additional charge. The data will be kept confidential as outlined in Section 3.

- Cedar Strat will possibly generate new well studies under the budget. These may or may not be within the play AMI. To be able to make high quality balanced cross sections for exploration purposes, it is necessary to tie in geology beyond the boundaries of the AMI. Cedar Strat will determine if there are wells that need this analysis that would help the play. The data will be owned by Cedar Strat and licensed at no extra cost to Fort Scott and participants.

- Cedar Strat will take samples for biostratigraphic verification and have them analyzed by a Paleontologist. This data will be owned by Cedar Strat and licensed to Fort Scott and other participants of the play at no additional charge.

- Cedar Strat will and already has licensed all the commercial gravity and aeromagnetic data available relating to the play. The license will be and is in the name of Cedar Strat. This data extends far beyond the boundaries of the AMI to verify the readings within the AMI and make the highest possible knowledgeable judgments for the creation of balanced cross sections. The data will be used for the benefit of the play at no additional charge.

- Cedar Strat will and already has contracted an entity to make a proprietary gravity survey to fill in the areas not covered by the commercial gravity data. Cedar Strat will own the data and license it at no charge to Fort Scott et. al. This data will be integrated into the commercial data for a seamless look at the gravity model extending far beyond the AMI.

- Cedar Strat has a unique opportunity with Exxon to acquire seismic data. This data will be bought under the budget in the name of Cedar Strat. The license from Exxon will be to Cedar Strat. This data will be used for the benefit of the play at no additional charge than that in the budget. If the acquisition of the Exxon Seismic becomes impossible, this portion of the budget may be used to acquire non-Exxon seismic or allocated at Fort Scott and Cedar Strat discretion.

- Cedar Strat may find it necessary or desirable to acquire specialized software, hardware and equipment within the budget for but not limited to the evaluation and modeling of the gravity and other data or software for the purposes of developing balanced structural

cross sections. These items will be licensed or bought in the name of Cedar Strat. This may include hiring specialists that have an ability to utilize this specialized software and help generate the balanced cross sections. The use of any specialized software, consultants and the work product resulting therefrom will be for the benefit of the play at no charge exceeding the budget.

- The items discussed will not be sold or licensed by Cedar Strat to outside entities for a period outlined in Section 3. However, some of the information, charts, graphs, etc. will be used in the marketing effort and revealed in such settings as to help market the play or prospects therein.

- As I have used the term Participant, that would be an entity that has purchased at least 25% of the working interest of the Play or a Prospect generated and sold as a subset of the Play. A lesser percentage working interest partner will receive the benefit of the data but not a license to or possession of the data. However, Fort Scott and Cedar Strat will be the exception to this in that we are the exploration team developing the data.

- Fort Scott will, at their discretion, shoot additional 3D seismic data which is not part of the budget. This will be owned by Fort Scott and licensed to Cedar Strat and the participants in the play at no additional costs. This will be used for the benefit of the play and the construction of balanced cross sections as it relates in harmony with the other data acquired by Cedar Strat. Cedar Strat will receive a license to this data at no additional cost.

SCHEDULE "B"

This is Schedule "B" annexed to and forming part of the Assignment Agreement between **E-Com Technologies Inc.** and **Fort Scott Energy Corp.**, dated the 5th day of August, 2004

Share Transfer Agreement between E-Com and Frontier Explorations Ltd.

SHARE TRANSFER AGREEMENT

THIS AGREEMENT dated for reference the 5th day of August, 2004

AMONG:

E-COM TECHNOLOGIES INC., a Nevada company whose address is Suite 1925, 200 Burrard Street, Vancouver, British Columbia, V6C 3L6 Canada

(hereinafter called "E-Com")

OF THE FIRST PART

AND:

FORT SCOTT ENERGY CORP., a Nevada company whose address is 5548 Parthenon Place, West Vancouver, British Columbia, V7W 2V7 Canada

(hereinafter called "Fort Scott")

OF THE SECOND PART

WITNESSES THAT WHEREAS:

A. Fort Scott is the registered and beneficial owner of all of the outstanding shares in the capital of Frontier Exploration Ltd. (the "Company"); and

B. Pursuant to the terms of an Assignment Agreement dated August 5th, 2004 between Fort Scott and E-com (the "Assignment Agreement"), Fort Scott has agreed to transfer to E-Com all of the issued and outstanding shares in the capital of the Company (the "Shares") on the terms and conditions hereinafter set forth.

THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), and in consideration of the sum of TEN DOLLARS of lawful money of the United States now paid by E-Com to Fort Scott (the receipt and sufficiency of which is hereby acknowledged by the Indemnifier), the parties covenant and agree each with the others as follows:

1. WARRANTIES AND REPRESENTATIONS

1.1 Fort Scott warrants and represents to E-Com with the intent that E-Com will rely thereon in entering into this Agreement and in concluding the transfer contemplated herein, that:

(a) Fort Scott is the registered and beneficial owner of the Shares;

(b) the Shares are validly issued and outstanding as fully paid and non-assessable in the capital of the Company and are free and clear of all liens, charges and encumbrances;

(c) Fort Scott has the power and capacity and good and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer the legal and beneficial title and ownership of the Shares to E-Com; and

(d) no person, firm, corporation or entity of any kind has or will have on or after the Closing Date any agreement, right or option, consensual or arising by law, present or future, contingent, pre-emptive or absolute, or capable of becoming an agreement, right or option:

(i) to require the Company to issue any further or other shares in its capital or any other security or interest convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in the capital of the Company;

(ii) for the issue or allotment of any of the authorized but unissued shares in the capital of the Company;

(iii) to require the Company to purchase, redeem or otherwise acquire any of the issued and outstanding shares in the capital of the Company; or

(iv) to purchase or otherwise acquire any shares in the capital of the Company.

1.2 E-Com warrants and represents to Fort Scott with the intent that Fort Scott will rely thereon in entering into this Agreement and in concluding the transfer herein, that E-Com:

(a) is a company duly incorporated in the State of Nevada and is in good standing; and

(b) has the corporate capacity to enter into this Agreement and has taken the necessary steps to authorize the execution thereof.

2. SHARE TRANSFER

2.1 On the basis of the warranties and representations of Fort Scott set forth in clause 1.1 of this Agreement and subject to the terms and conditions of this Agreement and the Assignment Agreement, E-Com agrees to acquire from Fort Scott and Fort Scott agrees to transfer to E-Com the Shares on the Closing Date (hereinafter defined).

3. CONDITIONS

3.1 The obligation of E-Com to carry out the terms of this Agreement and to complete the transfer referred to in clause 2.1 hereof is subject to the following conditions:

(a) that on the Closing Date the warranties and representations of Fort Scott as set forth in clause 1.1 of this Agreement will be true in every particular as if such warranties and representations had been made by Fort Scott on the Closing Date; and

(b) that on the Closing Date Fort Scott will have delivered to E-Com, the following documents:

(i) a Directors Resolution of Fort Scott authorizing the transfer of the Shares to E-Com;

(ii) share certificates representing the Shares, duly endorsed by Fort Scott for transfer to E-Com;

(iii) new share certificates representing the Shares, issued in the name of E-Com;

(iv) all of the consents and approvals in writing necessary to the transfer contemplated herein; and

(v) all other documents and instruments as E-Com may reasonably require.

3.2 This is a valid and binding Agreement, whether or not the foregoing conditions are satisfied; however, the obligation of E-Com to complete the transfer is subject to waiver or satisfaction of these conditions precedent. The conditions set forth in clause 3.1 of this Agreement are for the exclusive benefit of E-Com and may be waived by E-Com in writing in whole or in part on or before the Closing Date, but save as so waived, the completion of the transfer referred to in clause 2.1 hereof by E-Com will not prejudice or affect in any way the rights of E-Com in respect of the warranties and representations of Fort Scott as set forth in clause 1.1 of this Agreement, and the said warranties and representations will survive the Closing Date.

4. CLOSING DATE

4.1 The Closing Date shall occur on (A) the date that the Debt and all amounts due and owing thereunder, as evidenced by the Convertible Debenture and Promissory Note established by the Assignment Agreement, has been paid in full by E-Com or has been converted by Fort Scott, pursuant to the terms of the Assignment Agreement; or (B) such other date as the parties hereto may agree in writing.

5. NOTICE

5.1 Any notice required or permitted to be given under this Agreement will be validly given if in writing and delivered, sent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy or sent by prepaid registered mail, addressed to the applicable party at its address indicated on the first page of this Agreement or to such other address as any party may specify by notice in writing to the other. Any notice delivered on a Business Day will be deemed conclusively to have been effectively given on the

date notice was delivered and any notice given by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed conclusively to have been given on the date of such transmission. Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third Business Day after posting, but if at the time of posting or between the time of posting and the fifth Business Day thereafter there is a strike, lockout or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

6. GENERAL PROVISIONS

6.1 Time is of the essence of this Agreement.

6.2 The parties will execute and deliver all such further documents and instruments and do all acts and things as may be necessary or convenient to carry out the full intent and meaning of and to effect the transactions contemplated by this Agreement.

6.3 This Agreement is the whole agreement between the parties hereto in respect of the transfer contemplated hereby and there are no warranties, representations, terms, conditions, or collateral agreements expressed or implied, statutory or otherwise, other than expressly set forth in this Agreement.

6.4 This Agreement will enure to the benefit of and be binding upon the parties hereto, and their respective heirs, administrators, executors, successors and assigns.

6.5 This Agreement will be governed by and construed in accordance with the laws of State of Nevada, and the parties hereby attorn to the jurisdiction of the Courts of competent jurisdiction of Nevada in any proceeding hereunder.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed under seal and delivered this 5th day of August, 2004.

E-COM TECHNOLOGIES INC.

Per: ______________________
Authorized Signatory

FORT SCOTT ENERGY CORP.

Per: ______________________
Authorized Signatory

SCHEDULE "C"

This is Schedule "C" annexed to and forming part of the Assignment Agreement between **E-Com Technologies Inc.** and **Fort Scott Energy Corp.**, dated the 5th day of August, 2004

Schedule of Leases on the Lands held by or for which application for registration in the name of Frontier Explorations Ltd has been made.

T18N	R54E	Sec. 02, lots 1-7, SWNE, S2NW, SW, W2SE	Included above	Eureka & White Pine	6/8/2004 Sent Gr 2
T18N	R54E	Sec. 11, lots 1-4, W2E2, W2	Included above	Eureka & White Pine	6/8/2004 Sent Gr 2
T18N	R54E	Sec. 12, all	Included above	Eureka & White Pine	6/8/2004 Sent Gr 2
T18N	R54E	sec. 03, lots 1-4, S2N2, S2;	2,502.92	Eureka & White Pine	6/8/2004 Sent Gr 2
T18N	R54E	sec. 04, lots 1-4, S2N2, S2;	Included above	Eureka & White Pine	6/8/2004 Sent Gr 2
T18N	R54E	sec. 09, all;	Included above	Eureka & White Pine	6/8/2004 Sent Gr 2
T18N	R54E	sec. 10, all.	Included above	Eureka & White Pine	6/8/2004 Sent Gr 2
T18N	R54E	sec. 13, all;	2,543.94	Eureka & White Pine	6/8/2004 Sent Gr 2
T18N	R54E	sec. 14, lots 1-4, W2E2, W2;	Included above	Eureka & White Pine	6/8/2004 Sent Gr 2
T18N	R54E	sec. 23, lots 1-4, W2E2, W2;	Included above	Eureka & White Pine	6/8/2004 Sent Gr 2
T18N	R54E	sec. 24, all.	Included above	Eureka & White Pine	6/8/2004 Sent Gr 2
T18N	R54E	sec. 15, all;	2,560.00	Eureka & White Pine	6/8/2004 Sent Gr 2
T18N	R54E	sec. 16, all;	Included above	Eureka & White Pine	6/8/2004 Sent Gr 2
T18N	R54E	sec. 21, all;	Included above	Eureka & White Pine	6/8/2004 Sent Gr 2
T18N	R54E	sec. 22, all.	Included above	Eureka & White Pine	6/8/2004 Sent Gr 2
			9,364.35	x	
T18N	R54E	sec. 25, all;	2,550.24	Eureka & White Pine	6/8/2004 Sent Gr 2
T18N	R54E	sec. 26, lots 1-9, W2E2, N2NW, SWNW,	Included above	Eureka & White Pine	6/8/2004 Sent Gr 2
T18N	R54E	(excl me patents);	Included above	Eureka & White Pine	6/8/2004 Sent Gr 2
T18N	R54E	sec. 35, lots 1-9, W2NE, W2NW, N2SW, NWSE,	Included above	Eureka & White Pine	6/8/2004 Sent Gr 2
T18N	R54E	(excl me patents);	Included above	Eureka & White Pine	6/8/2004 Sent Gr 2
T18N	R54E	sec. 36, all.	Included above	Eureka & White Pine	6/8/2004 Sent Gr 2
T18N	R54E	sec. 27, all;	2,524.60	Eureka & White Pine	6/8/2004 Sent Gr 2
T18N	R54E	sec. 28, all;	Included above	Eureka & White Pine	6/8/2004 Sent Gr 2
T18N	R54E	sec. 33, lots 1-4, N2, N2S2;	Included above	Eureka & White Pine	6/8/2004 Sent Gr 2
T18N	R54E	sec. 34, lots 1-4, N2, N2S2	Included above	Eureka & White Pine	6/8/2004 Sent Gr 2
			5,074.84	x	
T21N	R54E	sec. 01, 02,11,12,13,14,all;	3,853.00	Eureka	6/8/2004 Sent Gr 2
T21N	R54E	sec. 23, N2, S2S2;	480.00	Eureka	6/8/2004 Sent Gr 2
T21N	R54E	sec. 24, 25, 26, all;	1,920.00	Eureka	6/8/2004 Sent Gr 2
T21N	R54E	sec. 35, N2, N2SW, S2SE;	480.00	Eureka	6/8/2004 Sent Gr 2
T21N	R54E	sec. 36, all.	640.00	Eureka	6/8/2004 Sent Gr 2
			7,373.00	x	
T21¼ N	R54E	sec. 35, lots 1-4, S2N2, S2;	577.14	Eureka	6/8/2004 Sent Gr 2
T21¼ N	R54E	sec. 36, lots 1-5, S2NE, SENW, S2.	570.55	Eureka	6/8/2004 Sent Gr 2
			1,147.69	x	
T22N	R54E	sec. 02, lots 1-4, S2N2, S2;	1,281.40	Eureka	6/8/2004 Sent Gr 2
T22N	R54E	sec. 03, lots 1-4, S2N2, S2;	Included above	Eureka	6/8/2004 Sent Gr 2
T22N	R54E	sec. 10,11,14,23,24,25,26, all;	4,480.00	Eureka	6/8/2004 Sent Gr 2
T22N	R54E	sec. 35, lot 1, N2, N2SW, SWSW, SE;	1,280.00	Eureka	6/8/2004 Sent Gr 2
T22N	R54E	sec. 36, lots 1-3, N2, SWSW, SE.	Included above	Eureka	6/8/2004 Sent Gr 2
			7,041.40	x	
T23N	R54E	sec. 01,02,11,12,13,14,all; (Pro Dia 162);	4,640.00	Eureka	6/8/2004 Sent Gr 2
T23N	R54E	sec. 23, N2, SE (Pro Dia 162);	Included above	Eureka	6/8/2004 Sent Gr 2
T23N	R54E	sec. 23, SW;	Included above	Eureka	6/8/2004 Sent Gr 2
T23N	R54E	sec. 24, all (Pro Dia 162).	Included above	Eureka	6/8/2004 Sent Gr 2
T23N	R54E	sec. 25, all (Pro Dia 162);	2,442.00	Eureka	6/8/2004 Sent Gr 2
T23N	R54E	sec. 26, E2, SW (Pro Dia 162);	Included above	Eureka	6/8/2004 Sent Gr 2
T23N	R54E	sec. 26, NW;	Included above	Eureka	6/8/2004 Sent Gr 2
T23N	R54E	sec. 35, all (Pro Dia 162);	Included above	Eureka	6/8/2004 Sent Gr 2
T23N	R54E	sec. 36, all (Pro Dia 162).	Included above	Eureka	6/8/2004 Sent Gr 2
			7,082.00	x	
T24N	R54E	sec. 01, 02, all (Pro Dia 163);	1,584.00	Eureka	6/8/2004 Sent Gr 2
T24N	R54E	sec. 03, N2, SE (Pro Dia 163);	Included above	Eureka	6/8/2004 Sent Gr 2
T24N	R54E	sec. 03, SW.	Included above	Eureka	6/8/2004 Sent Gr 2
T24N	R54E	sec. 13, 14, 23, 24, all (Pro Dia 163);	2,302.00	Eureka	6/8/2004 Sent Gr 2
T24N	R54E	sec. 25, 26, 35, 36, all (Pro Dia 163)	2,304.00	Eureka	6/8/2004 Sent Gr 2
			6,190.00	x	
T19N	R55E	sec. 04, lots 1-12,	484.30	Eureka & White Pine	6/8/2004 Sent Gr 2
T19N	R55E	sec. 05, lots 1-5, S2N2, SW, N2SE, SWSE;	1,247.95	Eureka & White Pine	6/8/2004 Sent Gr 2
T19N	R55E	sec. 06, lots 1-7, S2NE, SENW, E2SW, SE.	Included above	Eureka & White Pine	6/8/2004 Sent Gr 2
T19N	R55E	sec. 07, lots 1-4, E2, E2W2;	1,266.05	Eureka & White Pine	6/8/2004 Sent Gr 2
T19N	R55E	sec. 08, lots 1-8, W2, W2SE, SESE.	Included above	Eureka & White Pine	6/8/2004 Sent Gr 2
T19N	R55E	sec. 09, lots 1-6, E2NE, NENW, SESW, SE;	548.13	Eureka & White Pine	6/8/2004 Sent Gr 2
T19N	R55E	sec. 16, lots 1-4, E2, E2W2.	637.00	Eureka & White Pine	6/8/2004 Sent Gr 2
T19N	R55E	sec. 17, all;	1,287.88	Eureka & White Pine	6/8/2004 Sent Gr 2
T19N	R55E	sec. 18, lots 1-4, E2, E2W2.	Included above	Eureka & White Pine	6/8/2004 Sent Gr 2
T19N	R55E	sec. 19, lots 1-4, E2, E2W2;	1,289.96	Eureka & White Pine	6/8/2004 Sent Gr 2
T19N	R55E	sec. 20, all;	Included above	Eureka & White Pine	6/8/2004 Sent Gr 2

Frontier Exploration Ltd
Diamond Range Play
Acreage Status
Lease Offers sent in

Twnshp	Rnge	Part	Acres	County	Competitive Lease Sale
T25N	R54E	Sec. 1, Lots 1-4, S2N2, S2	649.48	Eureka & White Pine	9/10/2002 Sent Gr 1
T25N	R54E	Sec. 2, Lots 1-4, S2N2, S2	647.80	Eureka & White Pine	9/10/2002 Sent Gr 1
T25N	R54E	Sec. 11,12, all	1,280.00	Eureka & White Pine	9/10/2002 Sent Gr 1
T25N	R55E	Sec. 5, Lots 1,2, S2NE, NW, S2	641.04	Eureka & White Pine	9/10/2002 Sent Gr 1
T25N	R55E	Sec. 6,7,8, all	1,424.00	Eureka & White Pine	9/10/2002 Sent Gr 1
T26N	R54E	Sec. 25,26,35,36 all	2,560.00	Eureka & White Pine	9/10/2002 Sent Gr 1
T26N	R55E	Sec. 29, all	640.00	Eureka & White Pine	9/10/2002 Sent Gr 1
T26N	R55E	Sec. 30, Lots 1-4, E2W2, E2	646.36	Eureka & White Pine	9/10/2002 Sent Gr 1
T26N	R55E	Sec. 31, Lots 1-7, E2NW, NE4SW, N2SE, NE,	664.30	Eureka & White Pine	9/10/2002 Sent Gr 1
T26N	R55E	Sec. 32, Lots 1-4, N2S2, N2	656.16	Eureka & White Pine	9/10/2002 Sent Gr 1
			9,809.14		
T26N	R54E	Sec. 1, Lots 1-4, S2N2, S2	659.40	Elko/Eur/WP	9/10/2002 Sent Gr 1
T26N	R54E	Sec. 11,12,13,14,23,24,27, all	4,480.00	Elko/Eur/WP	9/10/2002 Sent Gr 1
T26N	R54E	Sec. 22, all	640.00	Elko/Eur/WP	9/10/2002 Sent Gr 1
T26N	R55E	Sec. 7, Lots 1-4, E2W2, E2	646.24	Elko/Eur/WP	9/10/2002 Sent Gr 1
T26N	R55E	Sec. 8,17,20 all	1,920.00	Elko/Eur/WP	9/10/2002 Sent Gr 1
T26N	R55E	Sec. 18, Lots 1-4, E2W2, E2	646.36	Elko/Eur/WP	9/10/2002 Sent Gr 1
T26N	R55E	Sec. 19, Lots 1-4, E2W2, E2	646.48	Elko/Eur/WP	9/10/2002 Sent Gr 1
			9,638.48		
T25N	R54E	Sec. 33, Lots 1,2,3, SESE, N2SE, N2SW, N2	594.77	Eureka & White Pine	9/10/2002 Sent Gr 1
T25N	R54E	Sec. 26, E2NW, NE, S2	560.00	Eureka & White Pine	9/10/2002 Sent Gr 1
T25N	R54E	Sec. 25,34,35,36, all	2,560.00	Eureka & White Pine	9/10/2002 Sent Gr 1
T25N	R55E	Sec. 19,20,29,30,31, all,	2,244.00	Eureka & White Pine	9/10/2002 Sent Gr 1
T25N	R55E	Sec. 32, all, (Exclude Patent MS 2180)	583.00	Eureka & White Pine	9/10/2002 Sent Gr 1
			6,541.77		
T25N	R54E	Sec. 13,14,23,24, all	2,560.00	Eureka & White Pine	9/10/2002 Sent Gr 1
T25N	R55E	Sec. 4, Lots 1-4, S2N2, S2	644.86	Eureka & White Pine	9/10/2002 Sent Gr 1
T25N	R55E	Sec. 10,15,17,18, all	2,248.00	Eureka & White Pine	9/10/2002 Sent Gr 1
T25N	R55E	Sec. 9, Lots 1-14 W2SE, SW	743.33	Eureka & White Pine	9/10/2002 Sent Gr 1
T25N	R55E	Sec. 16, Lots 1-4, W2E2, W2,	675.83	Eureka & White Pine	9/10/2002 Sent Gr 1
T25N	R55E	Sec. 21, Lots 1-4, W2E2, W2,	653.08	Eureka & White Pine	9/10/2002 Sent Gr 1
T25N	R55E	Sec. 22, Lots 1-8, W2	656.32	Eureka & White Pine	9/10/2002 Sent Gr 1
T26N	R55E	Sec. 28, Lots 1,2,3,4, W2E2, W2	633.64	Eureka & White Pine	9/10/2002 Sent Gr 1
T26N	R55E	Sec. 33, Lots 1,2,3,4,5,6,7, NWSE, N2SW, W2NE, NW	648.04	Eureka & White Pine	9/10/2002 Sent Gr 1
			9,463.12		
T25N	R54E	Sec. 3, Lots 1,2,3,4, S2N2, S2	648.20	Eureka	9/10/2002 Sent Gr 1
T25N	R54E	Sec. 4, Lots 1,2,3,4, S2N2, S2	647.40	Eureka	9/10/2002 Sent Gr 1
T26N	R54E	Sec. 34 all	640.00	Eureka	9/10/2002 Sent Gr 1
			1,935.60		
T25N	R55E	Sec. 27, Lots 1-4, NW, S2	646.50	White Pine	9/10/2002 Sent Gr 1
T25N	R55E	Sec. 28, Lots 1-4, W2E2, W2,	639.10	White Pine	9/10/2002 Sent Gr 1
T25N	R55E	Sec. 33, Lots 1-4, W2E2, W2,	639.92	White Pine	9/10/2002 Sent Gr 1
T25N	R56E	Sec. 34, Lots 1-8, NWNE, SESE,	418.86	White Pine	9/10/2002 Sent Gr 1
			2,344.38		
T22N	R54E	Sec. 1, Lots 1-4, S2N2, S2	640.84	Eureka	6/10/2003 Sent Gr 1
T22N	R54E	Sec. 12,13, all	1,280.00	Eureka	6/10/2003 Sent Gr 1
			1,920.84		
		Total Group 1	**41,683.33**		
T18N	R55E	Sec. 6, Lots 1-3,6,7, S2NE,SESW, E2SE;	391.46	White Pine	12/9/2003 Sent Gr 2
T18N	R55E	Sec. 7, Lots 1-4, S2NE, E2NW, NESW, SE;	505.98	White Pine	12/9/2003 Sent Gr 2
T18N	R55E	Sec. 8, E2, SW,	480.00	White Pine	12/9/2003 Sent Gr 2
T18N	R55E	Sec. 17, all,	2,535.20	White Pine	12/9/2003 Sent Gr 2
T18N	R55E	Sec. 18, Lots 1-4, E2, E2W2,	Included above	White Pine	12/9/2003 Sent Gr 2
T18N	R55E	Sec. 19, Lots 1-4, E2, E2W2,	Included above	White Pine	12/9/2003 Sent Gr 2
T18N	R55E	Sec. 20, all	Included above	White Pine	12/9/2003 Sent Gr 2
			3,912.64		
T18N	R54E	Sec. 01, lots 3,4, SWNE, S2NW, S2	1,757.49	Eureka & White Pine	6/8/2004 Sent Gr 2

T19N	R55E	sec. 21, lots 1-6, E2, N2NW;	632.28	Eureka & White Pine	6/8/2004 Sent Gr 2
			7,393.55	x	
T19N	R55E	sec. 28, all.	640.00	White Pine	6/8/2004 Sent Gr 2
T19N	R55E	sec. 29, lots 1-5, S2;	2,461.88	White Pine	6/8/2004 Sent Gr 2
T19N	R55E	sec. 30, lots 1-7, NE, E2NW, NESW, N2SE;	Included above	White Pine	6/8/2004 Sent Gr 2
T19N	R55E	sec. 31, lots 1-4, W2NE, SENE, E2W2, SE;	Included above	White Pine	6/8/2004 Sent Gr 2
T19N	R55E	sec. 32, E2, E2NW, SW.	Included above	White Pine	6/8/2004 Sent Gr 2
T19N	R55E	sec. 33, al;	640.00	White Pine	6/8/2004 Sent Gr 2
			3,741.88		
T20N	R55E	(Pro Dia 203)		Eureka & White Pine	6/8/2004 Sent Gr 2
T20N	R55E	sec. 04, N2, SW;	647.00	Eureka & White Pine	6/8/2004 Sent Gr 2
T20N	R55E	sec. 04, SE.	Included above	Eureka & White Pine	6/8/2004 Sent Gr 2
T20N	R55E	sec. 05, 06, 07, 08, all;	2,542.00	Eureka & White Pine	6/8/2004 Sent Gr 2
T20N	R55E	sec. 17, 18, 19, 20, all;	2,500.00	Eureka & White Pine	6/8/2004 Sent Gr 2
			5,689.00		
		Total Group 2	**64,010.36**		
		Grand Total Group 1 and Group 2	**105,663.68**		

Nominated

T24N	R55E	Sec. 2, Lots 1-4, S2, S2N2	White Pine	643.78	Darci Stoker
T24N	R55E	Sec. 3, Lots 1-10, SE, S2NE	White Pine	633.51	Darci Stoker
T24N	R55E	Sec. 4, Lots 1-22, SW, W2SE	White Pine	1,044.93	Darci Stoker
T24N	R55E	Sec. 8, Lots 1-4, W2, W2E2	White Pine	668.59	Darci Stoker
T24N	R55E	Sec. 16, Lots 1-4, W2, W2E2	White Pine	663.32	Darci Stoker
T24N	R55E	Sec. 21, Lots 1-4, W2, W2E2	White Pine	663.06	Darci Stoker
T24N	R55E	Sec. 28, Lots 1-4, W2, W2E2	White Pine	670.03	Darci Stoker
T24N	R55E	Sec. 33, Lots 1-4, W2, W2E2	White Pine	661.12	Darci Stoker
T24N	R55E	Sec. 34, Lots 1-8, N2	White Pine	989.52	Darci Stoker
T24N	R55E	Sec. 35, Lots 1-8, N2	White Pine	990.52	Darci Stoker
T24N	R55E	Sec. 5,6,7,8,17,18, all, (Ex MS 2100)	Eureka/White Pine	4,419.00	Darci Stoker
T24N	R55E	Sec. 10,11,14,15,22,23, all	White Pine	3,840.00	Darci Stoker
T24N	R55E	Sec. 19,20,26,27,29,30,31,32, all	Eureka/White Pine	5,008.00	Darci Stoker
T23N	R55E	Sec. 2, Lots 1-10, SE, S2NE	White Pine	653.87	Darci Stoker
T23N	R55E	Sec. 11, Lots 1-8, E2	White Pine	642.92	Darci Stoker
T23N	R55E	Sec. 3,4,5,6,7,8,9,10,16,17,18, all	Eureka/White Pine	6,864.00	Darci Stoker
				29,046.17	LLD 2000

T23N	R55E	Sec. 14, Lots 1-8, E2	White Pine	633.04	Leonard Matthews
T23N	R55E	Sec. 23, Lots 1-4, E2, W2W2	White Pine	635.29	Leonard Matthews
T23N	R55E	Sec. 26, Lots 1-4, E2, W2W2	White Pine	638.27	Leonard Matthews
T23N	R55E	Sec. 35, Lots 1-8, E2	White Pine	642.46	Leonard Matthews
T23N	R55E	Sec. 15,19,20,21,22,27,28,29, all	Eur/WP	5,073.00	Leonard Matthews
T23N	R55E	Sec. 30,31,32,33,34, all	Eur/WP	3,107.00	Leonard Matthews
T22N	R55E	Sec. 2, Lots 1-4, S2, S2N2,	Eureka	644.00	Leonard Matthews
T22N	R55E	Sec. 3, Lots 1-7, SW, S2NW, W2SE, SENW,	Eureka	638.40	Leonard Matthews
T22N	R55E	Sec. 4, Lots 1-4, S2, S2N2,	Eureka	638.04	Leonard Matthews
T22N	R55E	Sec. 5, Lots 1-4, S2, S2N2	Eur/WP	635.64	Leonard Matthews
T22N	R55E	Sec. 6, Lots 1-7, SE, S2NE, SENW, E2SW,	White Pine	591.52	Leonard Matthews
T22N	R55E	Sec. 7, Lots 1-4, E2, E2W2,	White Pine	587.40	Leonard Matthews
T22N	R55E	Sec. 10, Lots 1-8, SE, E2SW, E2NW, W2NE,	Eureka	642.22	Leonard Matthews
T22N	R55E	Sec. 15, Lots 1-4, E2, W2W2,	Eureka	643.36	Leonard Matthews
T22N	R55E	Sec. 18, Lots 1-4, E2, E2W2,	White Pine	601.08	Leonard Matthews
T22N	R55E	Sec. 8,9,11,16,17, all	Eur/WP	3,200.00	Leonard Matthews
				19,554.72	LLD 2000

T22N	R55E	Sec. 19, Lots 1-4, E2,E2W2	Eur/WP	604.68	Kathryn Matthews
T22N	R55E	Sec. 30, Lots 1-4, E2,E2W2,	Eur/WP	608.28	Kathryn Matthews
T22N	R55E	Sec. 31, Lots 1-4, E2,E2W2,	Eur/WP	609.44	Kathryn Matthews
T22N	R55E	Sec. 22, Lots 1-4, W2W2, NE	Eur/WP	484.48	Kathryn Matthews
T22N	R55E	Sec. 23, N2	White Pine	320.00	Kathryn Matthews
T22N	R55E	Sec. 34, W2, N2SE	Eur/WP	400.00	Kathryn Matthews
T22N	R55E	Sec. 20,21,28,29,32,33, all	Eur/WP	3,840.00	Kathryn Matthews
T21N	R55E	Sec. 2, Lots 1-4, S2,S2N2	Eur/WP	637.64	Kathryn Matthews
T21N	R55E	Sec. 3, Lots 1-4, S2,S2N2	Eur/WP	637.12	Kathryn Matthews
T21N	R55E	Sec. 4, Lots 1-7, SE,E2SW,S2NW,SENW,	Eur/WP	643.60	Kathryn Matthews
T21N	R55E	Sec. 5, Lots 1-7, SW,S2NW,W2SE,SWNE	Eur/WP	651.28	Kathryn Matthews
T21N	R55E	Sec. 8, Lots 1-4, W2,W2E2	Eur/WP	645.44	Kathryn Matthews
T21N	R55E	Sec. 14, Lots 1-4, SW,E2E2,	White Pine	481.64	Kathryn Matthews
T21N	R55E	Sec. 17, Lots 1-4, W2,W2E2	Eur/WP	643.11	Kathryn Matthews
T21N	R55E	Sec. 20, Lots 1-4, S2,S2N2	Eur/WP	637.44	Kathryn Matthews
T21N	R55E	Sec. 22, S2, NE, E2NW, NWNW	Eur/WP	600.00	Kathryn Matthews
T21N	R55E	Sec. 23, Lots 1-12, E2E2	Eur/WP	640.56	Kathryn Matthews
T21N	R55E	Sec. 26, Lots 1-4, E2,E2W2	Eur/WP	642.18	Kathryn Matthews
T21N	R55E	Sec. 16,18,19,21,28,29,30,31,32,33, all	Eur/WP	6,352.00	Kathryn Matthews
T21N	R55E	Sec. 6,7,9,10,11,27,34,35, all	White Pine	5,093.00	Kathryn Matthews
T20N	R55E	Sec. 2, Lots 3-9, SW,S2NW,W2SE,SWNW	Eur/WP	647.78	Kathryn Matthews
T20N	R55E	Sec. 3, Lots 1-4, S2,S2N2	Eur/WP	643.68	Kathryn Matthews
T20N	R55E	Sec. 11, Lots 1-2, S2,NW,W2NE	Eur/WP	640.84	Kathryn Matthews
T20N	R55E	Sec. 15, Lots 1-2, N2,SE,S2SW	Eur/WP	637.11	Kathryn Matthews
T20N	R55E	Sec. 9,10,16	Eur/WP	1,973.00	Kathryn Matthews

				29,714.10	LLD 2000
T20N	R55E	Sec. 21,28,29,30,31,32,33,34, all	Eur/WP	5,106.00	John Brailsford
T20N	R55E	Sec. 22, Lots 1-4, E2, N2NW, S2SW,	White Pine	642.93	John Brailsford
T20N	R55E	Sec. 27, Lots 1-4, E2, S2NW, N2SW,	White Pine	643.93	John Brailsford
T20N	R54E	Sec. 9,11,12,13,14,16,17,21,22,23, all	Eureka	6,388.71	John Brailsford
T20N	R54E	Sec. 24,25,26,27,28,29,32,33,34,35,36, all	Eur/WP	7,040.00	John Brailsford
T20N	R54E	Sec. 1, Lots 1-4, S2, S2N2	Eureka	641.80	John Brailsford
T20N	R54E	Sec. 2, Lots 1-4, S2, S2N2,	Eureka	641.80	John Brailsford
T20N	R54E	Sec. 3, Lots 1-7, SE, E2SW, SENW, S2NE,	Eureka	667.40	John Brailsford
T20N	R54E	Sec. 4, Lots 1-4, S2, S2N2	Eureka	645.96	John Brailsford
T20N	R54E	Sec. 10, Lots 1-4, E2, E2W2,	Eureka	655.68	John Brailsford
T20N	R54E	Sec. 15, Lots 1-2, E2, SW, E2NW,	Eureka	645.21	John Brailsford
T20N	R54E	Sec. 17, Lots 1-3, N2, SE, SESW,	Eureka	644.71	John Brailsford
T20N	R54E	Sec. 20, Lots 1-3, S2, NE, NENW,	Eureka	647.68	John Brailsford
				25,011.71	LLD 2000
T19N	R54E	Sec. 10,11,12,13,14,15,22,23,24	Eureka/Wh Pine	5,760.00	Ileana Brailsford
T19N	R54E	Sec 25,26,27,33,34,35,36	Eureka/Wh Pine	4,420.00	Ileana Brailsford
T19N	R54E	Sec. 1, Lots 1-4, S2, S2N2,	Eureka	455.20	Ileana Brailsford
T19N	R54E	Sec. 2, Lots 1-4, S2, S2N2,	Eureka	448.00	Ileana Brailsford
T19N	R54E	Sec. 3, Lots 1-4, S2, S2N2,	Eureka	437.60	Ileana Brailsford
				11,520.80	LLD 2000
				114,851.50	

"EXHIBIT D"

JOINT OPERATING AGREEMENT
BETWEEN
FASKEN OIL AND RANCH, LP.,
FASKEN NEVADA-I, LLC AND
EDEN ENERGY CORP.
DATED MARCH 29, 2007

A.A.P.L. FORM 610 - 1989

MODEL FORM OPERATING AGREEMENT

OPERATING AGREEMENT

DATED

March 29, , **2007** ,
year

OPERATOR **Fasken Oil and Ranch, L.P.**

CONTRACT AREA **See Exhibit "A" for complete description of contract lands**

COUNTY OR PARISH OF **White Pine and Eureka Counties** , STATE OF **Nevada**

A.A.P.L. NO. 610 - 1989

TABLE OF CONTENTS

TABLE OF CONTENTS

OPERATING AGREEMENT

THIS AGREEMENT, entered into by and between **Fasken Oil and Ranch, L.P.**, hereinafter designated and referred to as "Operator," and the signatory party or parties other than Operator, sometimes hereinafter referred to individually as "Non-Operator," and collectively as "Non-Operators."

WITNESSETH:

WHEREAS, the parties to this agreement are owners of Oil and Gas Leases and/or Oil and Gas Interests in the land identified in Exhibit "A," and the parties hereto have reached an agreement to explore and develop these Leases and/or Oil and Gas Interests for the production of Oil and Gas to the extent and as hereinafter provided,

NOW, THEREFORE, it is agreed as follows:

ARTICLE I.
DEFINITIONS

As used in this agreement, the following words and terms shall have the meanings here ascribed to them:

A. The term "AFE" shall mean an Authority for Expenditure prepared by a party to this agreement for the purpose of estimating the costs to be incurred in conducting an operation hereunder.

B. The term "Completion" or "Complete" shall mean a single operation intended to complete a well as a producer of Oil and Gas in one or more Zones, including, but not limited to, the setting of production casing, perforating, well stimulation and production testing conducted in such operation.

C. The term "Contract Area" shall mean all of the lands, Oil and Gas Leases and/or Oil and Gas Interests intended to be developed and operated for Oil and Gas purposes under this agreement. Such lands, Oil and Gas Leases and Oil and Gas Interests are described in Exhibit "A."

D. The term "Deepen" shall mean a single operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the Deepest Zone proposed in the associated AFE, whichever is the lesser.

E. The terms "Drilling Party" and "Consenting Party" shall mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this agreement.

F. The term "Drilling Unit" shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a Drilling Unit is not fixed by any such rule or order, a Drilling Unit shall be the drilling unit as established by the pattern of drilling in the Contract Area unless fixed by express agreement of the Drilling Parties.

G. The term "Drillsite" shall mean the Oil and Gas Lease or Oil and Gas Interest on which a proposed well is to be located.

H. The term "Initial Well" shall mean the well required to be drilled by the parties hereto as provided in Article VI.A.

I. The term "Non-Consent Well" shall mean a well in which less than all parties have conducted an operation as provided in Article VI.B.2.

J. The terms "Non-Drilling Party" and "Non-Consenting Party" shall mean a party who elects not to participate in a proposed operation.

K. The term "Oil and Gas" shall mean oil, gas, casinghead gas, gas condensate, and/or all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

L. The term "Oil and Gas Interests" or "Interests" shall mean unleased fee and mineral interests in Oil and Gas in tracts of land lying within the Contract Area which are owned by parties to this agreement.

M. The terms "Oil and Gas Lease," "Lease" and "Leasehold" shall mean the oil and gas leases or interests therein covering tracts of land lying within the Contract Area which are owned by the parties to this agreement.

N. The term "Plug Back" shall mean a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone.

O. The term "Recompletion" or "Recomplete" shall mean an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore.

P. The term "Rework" shall mean an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore. Such operations include, but are not limited to, well stimulation operations but exclude any routine repair or maintenance work or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well.

Q. The term "Sidetrack" shall mean the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or drill around junk in the hole to overcome other mechanical difficulties.

R. The term "Zone" shall mean a stratum of earth containing or thought to contain a common accumulation of Oil and Gas separately producible from any other common accumulation of Oil and Gas.

Unless the context otherwise clearly indicates, words used in the singular include the plural, the word "person" includes natural and artificial persons, the plural includes the singular, and any gender includes the masculine, feminine, and neuter.

ARTICLE II.
EXHIBITS

The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof:

__X__ A. Exhibit "A," shall include the following information:

(1) Description of lands subject to this agreement,
(2) Restrictions, if any, as to depths, formations, or substances,
(3) Parties to agreement with addresses and telephone numbers for notice purposes,
(4) Percentages or fractional interests of parties to this agreement,
(5) Oil and Gas Leases and/or Oil and Gas Interests subject to this agreement,
(6) Burdens on production.

____ B. ~~Exhibit "B," Form of Lease.~~
__X__ C. Exhibit "C," Accounting Procedure.
__X__ D. Exhibit "D," Insurance.
__X__ E. Exhibit "E," Gas Balancing Agreement.
__X__ F. Exhibit "F," Non-Discrimination and Certification of Non-Segregated Facilities.
__X__ G. Exhibit "G," Tax Partnership.
__X__ H. Other: **Memorandum of Operating Agreement and Financial Statement**

If any provision of any exhibit, except Exhibits "E," "F" and "G," is inconsistent with any provision contained in the body of this agreement, the provisions in the body of this agreement shall prevail.

ARTICLE III.

INTERESTS OF PARTIES

A. Oil and Gas Interests:

If any party owns an Oil and Gas Interest in the Contract Area, that Interest shall be treated for all purposes of this agreement and during the term hereof as if it were covered by the form of Oil and Gas Lease attached hereto as Exhibit "B," and the owner thereof shall be deemed to own both royalty interest in such lease and the interest of the lessee thereunder.

B. Interests of Parties in Costs and Production:

Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit "A." In the same manner, the parties shall also own all production of Oil and Gas from the Contract Area subject, however, to the payment of royalties and other burdens on production as described hereafter.

Regardless of which party has contributed any Oil and Gas Lease or Oil and Gas Interest on which royalty or other burdens may be payable and except as otherwise expressly provided in this agreement, each party shall pay or deliver, or cause to be paid or delivered, all burdens on its share of the production from the Contract Area up to, but not in excess of, twenty percent (20%) and shall indemnify, defend and hold the other parties free from any liability therefor. Except as otherwise expressly provided in this agreement, if any party has contributed hereto any Lease or Interest which is burdened with any royalty, overriding royalty, production payment or other burden on production in excess of the amounts stipulated above, such party so burdened shall assume and alone bear all such excess obligations and shall indemnify, defend and hold the other parties hereto harmless from any and all claims attributable to such excess burden. However, so long as the Drilling Unit for the productive Zone(s) is identical with the Contract Area, each party shall pay or deliver, or cause to be paid or delivered, all burdens on production from the Contract Area due under the terms of the Oil and Gas Lease(s) which such party has contributed to this agreement, and shall indemnify, defend and hold the other parties free from any liability therefor.

No party shall ever be responsible, on a price basis higher than the price received by such party, to any other party's lessor or royalty owner, and if such other party's lessor or royalty owner should demand and receive settlement on a higher price basis, the party contributing the affected Lease shall bear the additional royalty burden attributable to such higher price.

Nothing contained in this Article III.B. shall be deemed an assignment or cross-assignment of interests covered hereby, and in the event two or more parties contribute to this agreement jointly owned Leases, the parties' undivided interests in said Leaseholds shall be deemed separate leasehold interests for the purposes of this agreement.

C. Subsequently Created Interests:

If any party has contributed hereto a Lease or Interest that is burdened with an assignment of production given as security for the payment of money, or if, after the date of this agreement, any party creates an overriding royalty, production payment, net profits interest, assignment of production or other burden payable out of production attributable to its working interest hereunder, such burden shall be deemed a "Subsequently Created Interest." Further, if any party has contributed hereto a Lease or Interest burdened with an overriding royalty, production payment, net profits interests, or other burden payable out of production created prior to the date of this agreement, and such burden is not shown on Exhibit "A," such burden also shall be deemed a Subsequently Created Interest to the extent such burden causes the burdens on such party's Lease or Interest to exceed the amount stipulated in Article III.B. above.

The party whose interest is burdened with the Subsequently Created Interest (the "Burdened Party") shall assume and alone bear, pay and discharge the Subsequently Created Interest and shall indemnify, defend and hold harmless the other parties from and against any liability therefor. Further, if the Burdened Party fails to pay, when due, its share of expenses chargeable hereunder, all provisions of Article VII.B. shall be enforceable against the Subsequently Created Interest in the same manner as they are enforceable against the working interest of the Burdened Party. If the Burdened Party is required under this agreement to assign or relinquish to any other party, or parties, all or a portion of its working interest and/or the production attributable thereto, said other party, or parties, shall receive said assignment and/or production free and clear of said Subsequently Created Interest, and the Burdened Party shall indemnify, defend and hold harmless said other party, or parties, from any and all claims and demands for payment asserted by owners of the Subsequently Created Interest.

ARTICLE IV.

TITLES

A. Title Examination:

Title examination shall be made on the Drillsite of any proposed well prior to commencement of drilling operations and, if a majority in interest of the Drilling Parties so request or Operator so elects, title examination shall be made on the entire Drilling Unit, or maximum anticipated Drilling Unit, of the well. The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable Leases. Each party contributing Leases and/or Oil and Gas Interests to be included in the Drillsite or Drilling Unit, if appropriate, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of charge. All such information not in the possession of or made available to Operator by the parties, but necessary for the examination of the title, shall be obtained by Operator. Operator shall cause title to be examined by attorneys on its staff or by outside attorneys. Copies of all title opinions shall be furnished to each Drilling Party. Costs incurred by Operator in procuring abstracts, fees paid outside attorneys for title examination (including preliminary, supplemental, shut-in royalty opinions and division order title opinions) and other direct charges as provided in Exhibit "C" shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as such interests appear in Exhibit "A." Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

Each party shall be responsible for securing curative matter and pooling amendments or agreements required in connection with Leases or Oil and Gas Interests contributed by such party. Operator shall be responsible for the preparation and recording of pooling designations or declarations and communitization agreements as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders or any other orders necessary or appropriate to the conduct of operations hereunder. This shall not prevent any party from appearing on its own behalf at such hearings. Costs incurred by Operator, including fees paid to outside attorneys, which are associated with hearings before governmental agencies, and which costs are necessary and proper for the activities contemplated under this agreement, shall be direct charges to the joint account and shall not be covered by the administrative overhead charges as provided in Exhibit "C."

Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

No well shall be drilled on the Contract Area until after (1) the title to the Drillsite or Drilling Unit, if appropriate, has been examined as above provided, and (2) the title has been approved by the examining attorney or title has been accepted by all of the Drilling Parties in such well.

B. Loss or Failure of Title:

~~1. Failure of Title: Should any Oil and Gas Interest or Oil and Gas Lease be lost through failure of title, which results in a reduction of interest from that shown on Exhibit "A," the party credited with contributing the affected Lease or Interest (including, if applicable, a successor in interest to such party) shall have ninety (90) days from final determination of title failure to acquire a new lease or other instrument curing the entirety of the title failure, which acquisition will not be subject to Article VIII.B., and failing to do so, this agreement, nevertheless, shall continue in force as to all remaining Oil and Gas Leases and Interests; and,~~

~~(a) The party credited with contributing the Oil and Gas Lease or Interest affected by the title failure (including, if applicable, a successor in interest to such party) shall bear alone the entire loss and it shall not be entitled to recover from Operator or the other parties any development or operating costs which it may have previously paid or incurred, but there shall be no additional liability on its part to the other parties hereto by reason of such title failure;~~

~~(b) There shall be no retroactive adjustment of expenses incurred or revenues received from the operation of the Lease or Interest which has failed, but the interests of the parties contained on Exhibit "A" shall be revised on an acreage basis, as of the time it is determined finally that title failure has occurred, so that the interest of the party whose Lease or Interest is affected by the title failure will thereafter be reduced in the Contract Area by the amount of the Lease or Interest failed;~~

~~(c) If the proportionate interest of the other parties hereto in any producing well previously drilled on the Contract Area is increased by reason of the title failure, the party who bore the costs incurred in connection with such well attributable to the Lease or Interest which has failed shall receive the proceeds attributable to the increase in such interest (less costs and burdens attributable thereto) until it has been reimbursed for unrecovered costs paid by it in connection with such well attributable to such failed Lease or Interest;~~

~~(d) Should any person not a party to this agreement, who is determined to be the owner of any Lease or Interest which has failed, pay in any manner any part of the cost of operation, development, or equipment, such amount shall be paid to the party or parties who bore the costs which are so refunded;~~

~~(e) Any liability to account to a person not a party to this agreement for prior production of Oil and Gas which arises by reason of title failure shall be borne severally by each party (including a predecessor to a current party) who received production for which such accounting is required based on the amount of such production received, and each such party shall severally indemnify, defend and hold harmless all other parties hereto for any such liability to account;~~

~~(f) No charge shall be made to the joint account for legal expenses, fees or salaries in connection with the defense of the Lease or Interest claimed to have failed, but if the party contributing such Lease or Interest hereto elects to defend its title it shall bear all expenses in connection therewith; and~~

~~(g) If any party is given credit on Exhibit "A" to a Lease or Interest which is limited solely to ownership of an interest in the wellbore of any well or wells and the production therefrom, such party's absence of interest in the remainder of the Contract Area shall be considered a Failure of Title as to such remaining Contract Area unless that absence of interest is reflected on Exhibit "A."~~

~~2. Loss by Non-Payment or Erroneous Payment of Amount Due: If, through mistake or oversight, any rental, shut-in well payment, minimum royalty or royalty payment, or other payment necessary to maintain all or a portion of an Oil and Gas Lease or interest is not paid or is erroneously paid, and as a result a Lease or Interest terminates, there shall be no monetary liability against the party who failed to make such payment. Unless the party who failed to make the required payment secures a new Lease or Interest covering the same interest within ninety (90) days from the discovery of the failure to make proper payment, which acquisition will not be subject to Article VIII.B., the interests of the parties reflected on Exhibit "A" shall be revised on an acreage basis, effective as of the date of termination of the Lease or Interest involved, and the party who failed to make proper payment will no longer be credited with an interest in the Contract Area on account of ownership of the Lease or Interest which has terminated. If the party who failed to make the required payment shall not have been fully reimbursed, at the time of the loss, from the proceeds of the sale of Oil and Gas attributable to the lost Lease or Interest, calculated on an acreage basis, for the development and operating costs previously paid on account of such Lease or Interest, it shall be reimbursed for unrecovered actual costs previously paid by it (but not for its share of the cost of any dry hole previously drilled or wells previously abandoned) from so much of the following as is necessary to effect reimbursement:~~

~~(a) Proceeds of Oil and Gas produced prior to termination of the Lease or Interest, less operating expenses and lease burdens chargeable hereunder to the person who failed to make payment, previously accrued to the credit of the lost Lease or Interest, on an acreage basis, up to the amount of unrecovered costs;~~

~~(b) Proceeds of Oil and Gas, less operating expenses and lease burdens chargeable hereunder to the person who failed to make payment, up to the amount of unrecovered costs attributable to that portion of Oil and Gas thereafter produced and marketed (excluding production from any wells thereafter drilled) which, in the absence of such Lease or Interest termination, would be attributable to the lost Lease or Interest on an acreage basis and which as a result of such Lease or Interest termination is credited to other parties, the proceeds of said portion of the Oil and Gas to be contributed by the other parties in proportion to their respective interests reflected on Exhibit "A"; and,~~

~~(c) Any monies, up to the amount of unrecovered costs, that may be paid by any party who is, or becomes, the owner of the Lease or Interest lost, for the privilege of participating in the Contract Area or becoming a party to this agreement.~~

3. Other Losses: All losses of Leases or Interests committed to this agreement, ~~other than those set forth in Articles IV.B.1. and IV.B.2. above,~~ shall be joint losses and shall be borne by all parties in proportion to their interests shown on Exhibit "A." This shall include but not be limited to the loss of any Lease or Interest through failure to develop or because express or implied covenants have not been performed (other than performance which requires only the payment of money), and the loss of any Lease by expiration at the end of its primary term if it is not renewed or extended. There shall be no readjustment of interests in the remaining portion of the Contract Area on account of any joint loss.

4. ~~Curing Title: In the event of a Failure of Title under Article IV.B.1. or a loss of title under Article IV.B.2. above, any Lease or Interest acquired by any party hereto (other than the party whose interest has failed or was lost) during the ninety (90) day period provided by Article IV.B.1. and Article IV.B.2. above covering all or a portion of the interest that has failed or was lost shall be offered at cost to the party whose interest has failed or was lost, and the provisions of Article VIII.B. shall not apply to such acquisition.~~

ARTICLE V.

OPERATOR

A. Designation and Responsibilities of Operator: See Article XVI-Other Provisions No. 7

~~_______________ shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this agreement. In its performance of services hereunder for the Non-Operators, Operator shall be an independent contractor not subject to the control or direction of the Non-Operators except as to the type of operation to be undertaken in accordance with the election procedures contained in this agreement. Operator shall not be deemed, or hold itself out as, the agent of the Non-Operators with authority to bind them to any obligation or liability assumed or incurred by Operator as to any third party. Operator shall conduct its activities under this agreement as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable law and regulation, but in no event shall it have any liability as Operator to the other parties for losses sustained or liabilities incurred except such as may result from gross negligence or willful misconduct.~~

B. Resignation or Removal of Operator and Selection of Successor:

1. Resignation or Removal of Operator: Operator may resign at any time by giving written notice thereof to Non-Operators. If Operator terminates its legal existence, no longer owns an interest hereunder in the Contract Area, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. Operator may be removed only for good cause by the affirmative vote of Non-Operators owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of Operator; such vote shall not be deemed effective until a written notice has been delivered to the Operator by a Non-Operator detailing the alleged default and Operator has failed to cure the default within thirty (30) days from its receipt of the notice or, if the default concerns an operation then being conducted, within forty-eight (48) hours of its receipt of the notice. For purposes hereof, "good cause" shall mean not only gross negligence or willful misconduct but also the material breach of or inability to meet the standards of operation contained in Article V.A. or material failure or inability to perform its obligations under this agreement.

Subject to Article VII.D.1., such resignation or removal shall not become effective until 7:00 o'clock A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator. A change of a corporate name or structure of Operator or transfer of Operator's interest to any single subsidiary, parent or successor corporation shall not be the basis for removal of Operator.

2. Selection of Successor Operator: Upon the resignation or removal of Operator under any provision of this agreement, a successor Operator shall be selected by the parties. The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor Operator is selected. The successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit "A"; provided, however, if an Operator which has been removed or is deemed to have resigned fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of the party or parties owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of the Operator that was removed or resigned. The former Operator shall promptly deliver to the successor Operator all records and data relating to the operations conducted by the former Operator to the extent such records and data are not already in the possession of the successor operator. Any cost of obtaining or copying the former Operator's records and data shall be charged to the joint account.

3. Effect of Bankruptcy: If Operator becomes insolvent, bankrupt or is placed in receivership, it shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. If a petition for relief under the federal bankruptcy laws is filed by or against Operator, and the removal of Operator is prevented by the federal bankruptcy court, all Non-Operators and Operator shall comprise an interim operating committee to serve until Operator has elected to reject or assume this agreement pursuant to the Bankruptcy Code, and an election to reject this agreement by Operator as a debtor in possession, or by a trustee in bankruptcy, shall be deemed a resignation as Operator without any action by Non-Operators, except the selection of a successor. During the period of time the operating committee controls operations, all actions shall require the approval of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit "A." In the event there are only two (2) parties to this agreement, during the period of time the operating committee controls operations, a third party acceptable to Operator, Non-Operator and the federal bankruptcy court shall be selected as a member of the operating committee, and all actions shall require the approval of two (2) members of the operating committee without regard for their interest in the Contract Area based on Exhibit "A."

C. Employees and Contractors:

The number of employees or contractors used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all such employees or contractors shall be the employees or contractors of Operator.

D. Rights and Duties of Operator:

1. Competitive Rates and Use of Affiliates: All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area. If it so desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges therefor shall not exceed the prevailing rates in the area and the rate of such charges shall be agreed upon by the parties in writing before drilling operations are commenced, and such work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature. All work performed or materials supplied by affiliates or related parties of Operator shall be performed or supplied at competitive rates, pursuant to written agreement, and in accordance with customs and standards prevailing in the industry.

2. Discharge of Joint Account Obligations: Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense basis provided in Exhibit "C." Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.

3. Protection from Liens: Operator shall pay, or cause to be paid, as and when they become due and payable, all accounts of contractors and suppliers and wages and salaries for services rendered or performed, and for materials supplied on, to or in respect of the Contract Area or any operations for the joint account thereof, and shall keep the Contract Area free from

liens and encumbrances resulting therefrom except for those resulting from a bona fide dispute as to services rendered or materials supplied.

4. Custody of Funds: Operator shall hold for the account of the Non-Operators any funds of the Non-Operators advanced or paid to the Operator, either for the conduct of operations hereunder or as a result of the sale of production from the Contract Area, and such funds shall remain the funds of the Non-Operators on whose account they are advanced or paid until used for their intended purpose or otherwise delivered to the Non-Operators or applied toward the payment of debts as provided in Article VII.B. Nothing in this paragraph shall be construed to establish a fiduciary relationship between Operator and Non-Operators for any purpose other than to account for Non-Operator funds as herein specifically provided. Nothing in this paragraph shall require the maintenance by Operator of separate accounts for the funds of Non-Operators unless the parties otherwise specifically agree.

5. Access to Contract Area and Records: Operator shall, except as otherwise provided herein, permit each Non-Operator or its duly authorized representative, at the Non-Operator's sole risk and cost, full and free access at all reasonable times to all operations of every kind and character being conducted for the joint account on the Contract Area and to the records of operations conducted thereon or production therefrom, including Operator's books and records relating thereto. Such access rights shall not be exercised in a manner interfering with Operator's conduct of an operation hereunder and shall not obligate Operator to furnish any geologic or geophysical data of an interpretive nature unless the cost of preparation of such interpretive data was charged to the joint account. Operator will furnish to each Non-Operator upon request copies of any and all reports and information obtained by Operator in connection with production and related items, including, without limitation, meter and chart reports, production purchaser statements, run tickets and monthly gauge reports, but excluding purchase contracts and pricing information to the extent not applicable to the production of the Non-Operator seeking the information. Any audit of Operator's records relating to amounts expended and the appropriateness of such expenditures shall be conducted in accordance with the audit protocol specified in Exhibit "C."

6. Filing and Furnishing Governmental Reports: Operator will file, and upon written request promptly furnish copies to each requesting Non-Operator not in default of its payment obligations, all operational notices, reports or applications required to be filed by local, State, Federal or Indian agencies or authorities having jurisdiction over operations hereunder. Each Non-Operator shall provide to Operator on a timely basis all information necessary to Operator to make such filings.

7. Drilling and Testing Operations: The following provisions shall apply to each well drilled hereunder, including but not limited to the Initial Well:

(a) Operator will promptly advise Non-Operators of the date on which the well is spudded, or the date on which drilling operations are commenced.

(b) Operator will send to Non-Operators such reports, test results and notices regarding the progress of operations on the well as the Non-Operators shall reasonably request, including, but not limited to, daily drilling reports, completion reports, and well logs.

(c) Operator shall adequately test all Zones encountered which may reasonably be expected to be capable of producing Oil and Gas in paying quantities as a result of examination of the electric log or any other logs or cores or tests conducted hereunder.

8. Cost Estimates: Upon request of any Consenting Party, Operator shall furnish estimates of current and cumulative costs incurred for the joint account at reasonable intervals during the conduct of any operation pursuant to this agreement. Operator shall not be held liable for errors in such estimates so long as the estimates are made in good faith.

9. Insurance: At all times while operations are conducted hereunder, Operator shall comply with the workers compensation law of the state where the operations are being conducted; provided, however, that Operator may be a self-insurer for liability under said compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit "C." Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit "D" attached hereto and made a part hereof. Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workers compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.

In the event automobile liability insurance is specified in said Exhibit "D," or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for such insurance for Operator's automotive equipment.

ARTICLE VI.
DRILLING AND DEVELOPMENT

A. Initial Well:

On or before the 31 day of December, 2007, Operator ~~shall~~ / will use its reasonable best efforts to commence the drilling of the Initial Well / at the following location:
and continue drilling with due diligence, in a workmanlike manner, and in accordance with good oilfield practices until it has drilled the Initial Test Well to the Contract Depth. However, in no case, shall the Initial Test Well be spud later than November 30, 2008
At a legal location with in the contract area of this agreement

and shall thereafter continue the drilling of the well with due diligence to a subsurface depth of between 7,000'-9000', or to a depth of the base of the sub-thrust Devonian Formation (or such shallower depth at which oil or gas in paying quantities is encountered), and further described in that certain Farmout Agreement effective March 29, 2007 between Eden Energy Corp. and Fasken Nevada-I, LLC ("Farmee") and Fasken Oil and Ranch, L.P. as Operator.

The drilling of the Initial Well and the participation therein by all parties is obligatory, subject to Article VI.C.1. as to participation in Completion operations and Article VI.F. as to termination of operations and Article XI as to occurrence of force majeure.

B. Subsequent Operations:

1. Proposed Operations: If any party hereto should desire to drill any well on the Contract Area other than the Initial Well, or if any party should desire to Rework, Sidetrack, Deepen, Recomplete or Plug Back a dry hole or a well no longer capable of

producing in paying quantities in which such party has not otherwise relinquished its interest in the proposed objective Zone under this agreement, the party desiring to drill, Rework, Sidetrack, Deepen, Recomplete or Plug Back such a well shall give written notice of the proposed operation to the parties who have not otherwise relinquished their interest in such objective Zone

under this agreement and to all other parties in the case of a proposal for Sidetracking or Deepening, specifying the work to be performed, the location, proposed depth, objective Zone and the estimated cost of the operation. The parties to whom such a notice is delivered shall have thirty (30) days after receipt of the notice within which to notify the party proposing to do the work whether they elect to participate in the cost of the proposed operation. If a drilling rig is on location, notice of a proposal to Rework, Sidetrack, Recomplete, Plug Back or Deepen may be given by telephone and the response period shall be limited to forty-eight (48) hours, exclusive of Saturday, Sunday and legal holidays. Failure of a party to whom such notice is delivered to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the proposed operation. Any proposal by a party to conduct an operation conflicting with the operation initially proposed shall be delivered to all parties within the time and in the manner provided in Article VI.B.6.

If all parties to whom such notice is delivered elect to participate in such a proposed operation, the parties shall be contractually committed to participate therein provided such operations are commenced within the time period hereafter set forth, and Operator shall, no later than ninety (90) days after expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and thereafter complete it with due diligence at the risk and expense of the parties participating therein; provided, however, said commencement date may be extended upon written notice of same by Operator to the other parties, for a period of up to thirty (30) additional days if, in the sole opinion of Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance. If the actual operation has not been commenced within the time provided (including any extension thereof as specifically permitted herein or in the force majeure provisions of Article XI) and if any party hereto still desires to conduct said operation, written notice proposing same must be resubmitted to the other parties in accordance herewith as if no prior proposal had been made. Those parties that did not participate in the drilling of a well for which a proposal to Deepen or Sidetrack is made hereunder shall, if such parties desire to participate in the proposed Deepening or Sidetracking operation, reimburse the Drilling Parties in accordance with Article VI.B.4. in the event of a Deepening operation and in accordance with Article VI.B.5. in the event of a Sidetracking operation.

2. Operations by Less Than All Parties: **See Article XVI.13 for additional terms of the Non-consent penalty.**

(a) Determination of Participation. If any party to whom such notice is delivered as provided in Article VI.B.1. or VI.C.1. (Option No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the party or parties giving the notice and such other parties as shall elect to participate in the operation shall, no later than ninety (90) days after the expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence. Operator shall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either: (i) request Operator to perform the work required by such proposed operation for the account of the Consenting Parties, or (ii) designate one of the Consenting Parties as Operator to perform such work. The rights and duties granted to and imposed upon the Operator under this agreement are granted to and imposed upon the party designated as Operator for an operation in which the original Operator is a Non-Consenting Party. Consenting Parties, when conducting operations on the Contract Area pursuant to this Article VI.B.2., shall comply with all terms and conditions of this agreement.

If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise all Parties of the total interest of the parties approving such operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed. Each Consenting Party, within forty-eight (48) hours (exclusive of Saturday, Sunday, and legal holidays) after delivery of such notice, shall advise the proposing party of its desire to (i) limit participation to such party's interest as shown on Exhibit "A" or (ii) carry only its proportionate part (determined by dividing such party's interest in the Contract Area by the interests of all Consenting Parties in the Contract Area) of Non-Consenting Parties' interests, or (iii) carry its proportionate part (determined as provided in (ii)) of Non-Consenting Parties' interests together with all or a portion of its proportionate part of any Non-Consenting Parties' interests that any Consenting Party did not elect to take. Any interest of Non-Consenting Parties that is not carried by a Consenting Party shall be deemed to be carried by the party proposing the operation if such party does not withdraw its proposal. Failure to advise the proposing party within the time required shall be deemed an election under (i). In the event a drilling rig is on location, notice may be given by telephone, and the time permitted for such a response shall not exceed a total of forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays). The proposing party, at its election, may withdraw such proposal if there is less than 100% participation and shall notify all parties of such decision within ten (10) days, or within twenty-four (24) hours if a drilling rig is on location, following expiration of the applicable response period. If 100% subscription to the proposed operation is obtained, the proposing party shall promptly notify the Consenting Parties of their proportionate interests in the operation and the party serving as Operator shall commence such operation within the period provided in Article VI.B.1., subject to the same extension right as provided therein.

(b) Relinquishment of Interest for Non-Participation. The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph. Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties. If such an operation results in a dry hole, then subject to Articles VI.B.6. and VI.E.3., the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense; provided, however, that those Non-Consenting Parties that participated in the drilling, Deepening or Sidetracking of the well shall remain liable for, and shall pay, their proportionate shares of the cost of plugging and abandoning the well and restoring the surface location insofar only as those costs were not increased by the subsequent operations of the Consenting Parties. If any well drilled, Reworked, Sidetracked, Deepened, Recompleted or Plugged Back under the provisions of this Article results in a well capable of producing Oil and/or Gas in paying quantities, the Consenting Parties shall Complete and equip the well to produce at their sole cost and risk, and the well shall then be turned over to Operator (if the Operator did not conduct the operation) and shall be operated by it at the expense and for the account of the Consenting Parties. Upon commencement of operations for the drilling, Reworking, Sidetracking, Recompleting, Deepening or Plugging Back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non-Consenting Party's interest in the well and share of production therefrom or, in the case of a Reworking, Sidetracking,

Deepening, Recompleting or Plugging Back, or a Completion pursuant to Article VI.C.1. Option No. 2, all of such Non-Consenting Party's interest in the production obtained from the operation in which the Non-Consenting Party did not elect to participate. Such relinquishment shall be effective until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold (after deducting applicable ad valorem, production, severance, and excise taxes, royalty, overriding royalty and other interests not excepted by Article III.C. payable out of or measured by the production from such well accruing with respect to such interest until it reverts), shall equal the total of the following:

(i) __100__ % of each such Non-Consenting Party's share of the cost of any newly acquired surface equipment beyond the wellhead connections (including but not limited to stock tanks, separators, treaters, pumping equipment and piping), plus 100% of each such Non-Consenting Party's share of the cost of operation of the well commencing with first production and continuing until each such Non-Consenting Party's relinquished interest shall revert to it under other provisions of this Article, it being agreed that each Non-Consenting Party's share of such costs and equipment will be that interest which would have been chargeable to such Non-Consenting Party had it participated in the well from the beginning of the operations; and

(ii) __300__ % of (a) that portion of the costs and expenses of drilling, Reworking, Sidetracking, Deepening, Plugging Back, testing, Completing, and Recompleting, after deducting any cash contributions received under Article VIII.C., and of (b) that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to such Non-Consenting Party if it had participated therein.

Notwithstanding anything to the contrary in this Article VI.B., if the well does not reach the deepest objective Zone described in the notice proposing the well for reasons other than the encountering of granite or practically impenetrable substance or other condition in the hole rendering further operations impracticable, Operator shall give notice thereof to each Non-Consenting Party who submitted or voted for an alternative proposal under Article VI.B.6. to drill the well to a shallower Zone than the deepest objective Zone proposed in the notice under which the well was drilled, and each such Non-Consenting Party shall have the option to participate in the initial proposed Completion of the well by paying its share of the cost of drilling the well to its actual depth, calculated in the manner provided in Article VI.B.4. (a). If any such Non-Consenting Party does not elect to participate in the first Completion proposed for such well, the relinquishment provisions of this Article VI.B.2. (b) shall apply to such party's interest.

(c) Reworking, Recompleting or Plugging Back. An election not to participate in the drilling, Sidetracking or Deepening of a well shall be deemed an election not to participate in any Reworking or Plugging Back operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party's recoupment amount. Similarly, an election not to participate in the Completing or Recompleting of a well shall be deemed an election not to participate in any Reworking operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party's recoupment amount. Any such Reworking, Recompleting or Plugging Back operation conducted during the recoupment period shall be deemed part of the cost of operation of said well and there shall be added to the sums to be recouped by the Consenting Parties __300__ % of that portion of the costs of the Reworking, Recompleting or Plugging Back operation which would have been chargeable to such Non-Consenting Party had it participated therein. If such a Reworking, Recompleting or Plugging Back operation is proposed during such recoupment period, the provisions of this Article VI.B. shall be applicable as between said Consenting Parties in said well.

(d) Recoupment Matters. During the period of time Consenting Parties are entitled to receive Non-Consenting Party's share of production, or the proceeds therefrom, Consenting Parties shall be responsible for the payment of all ad valorem, production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party's share of production not excepted by Article III.C.

In the case of any Reworking, Sidetracking, Plugging Back, Recompleting or Deepening operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such Reworking, Sidetracking, Plugging Back, Recompleting or Deepening, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.

Within ninety (90) days after the completion of any operation under this Article, the party conducting the operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, Sidetracking, Deepening, Plugging Back, testing, Completing, Recompleting, and equipping the well for production; or, at its option, the operating party, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly billings. Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of Oil and Gas produced from it and the amount of proceeds realized from the sale of the well's working interest production during the preceding month. In determining the quantity of Oil and Gas produced during any month, Consenting Parties shall use industry accepted methods such as but not limited to metering or periodic well tests. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Non-Consenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of such Non-Consenting Party shall revert to it as above provided; and if there is a credit balance, it shall be paid to such Non-Consenting Party.

If and when the Consenting Parties recover from a Non-Consenting Party's relinquished interest the amounts provided for above, the relinquished interests of such Non-Consenting Party shall automatically revert to it as of 7:00 a.m. on the day following the day on which such recoupment occurs, and, from and after such reversion, such Non-Consenting Party shall own the same interest in such well, the material and equipment in or pertaining thereto, and the production therefrom as such Non-Consenting Party would have been entitled to had it participated in the drilling, Sidetracking, Reworking, Deepening, Recompleting or Plugging Back of said well. Thereafter, such Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of said well in accordance with the terms of this agreement and Exhibit "C" attached hereto.

3. Stand-By Costs: When a well which has been drilled or Deepened has reached its authorized depth and all tests have been completed and the results thereof furnished to the parties, or when operations on the well have been otherwise terminated pursuant to Article VI.F., stand-by costs incurred pending response to a party's notice proposing a Reworking,

Sidetracking, Deepening, Recompleting, Plugging Back or Completing operation in such a well (including the period required under Article VI.B.6. to resolve competing proposals) shall be charged and borne as part of the drilling or Deepening operation just completed. Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Article VI.B.2. (a), shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, such stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party's interest as shown on Exhibit "A" bears to the total interest as shown on Exhibit "A" of all Consenting Parties.

In the event that notice for a Sidetracking operation is given while the drilling rig to be utilized is on location, any party may request and receive up to five (5) additional days after expiration of the forty-eight hour response period specified in Article VI.B.1. within which to respond by paying for all stand-by costs and other costs incurred during such extended response period; Operator may require such party to pay the estimated stand-by time in advance as a condition to extending the response period. If more than one party elects to take such additional time to respond to the notice, standby costs shall be allocated between the parties taking additional time to respond on a day-to-day basis in the proportion each electing party's interest as shown on Exhibit "A" bears to the total interest as shown on Exhibit "A" of all the electing parties.

4. Deepening: If less than all parties elect to participate in a drilling, Sidetracking, or Deepening operation proposed pursuant to Article VI.B.1., the interest relinquished by the Non-Consenting Parties to the Consenting Parties under Article VI.B.2. shall relate only and be limited to the lesser of (i) the total depth actually drilled or (ii) the objective depth or Zone of which the parties were given notice under Article VI.B.1. ("Initial Objective"). Such well shall not be Deepened beyond the Initial Objective without first complying with this Article to afford the Non-Consenting Parties the opportunity to participate in the Deepening operation.

In the event any Consenting Party desires to drill or Deepen a Non-Consent Well to a depth below the Initial Objective, such party shall give notice thereof, complying with the requirements of Article VI.B.1., to all parties (including Non-Consenting Parties). Thereupon, Articles VI.B.1. and 2. shall apply and all parties receiving such notice shall have the right to participate or not participate in the Deepening of such well pursuant to said Articles VI.B.1. and 2. If a Deepening operation is approved pursuant to such provisions, and if any Non-Consenting Party elects to participate in the Deepening operation, such Non-Consenting party shall pay or make reimbursement (as the case may be) of the following costs and expenses.

(a) If the proposal to Deepen is made prior to the Completion of such well as a well capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) that share of costs and expenses incurred in connection with the drilling of said well from the surface to the Initial Objective which Non-Consenting Party would have paid had such Non-Consenting Party agreed to participate therein, plus the Non-Consenting Party's share of the cost of Deepening and of participating in any further operations on the well in accordance with the other provisions of this Agreement; provided, however, all costs for testing and Completion or attempted Completion of the well incurred by Consenting Parties prior to the point of actual operations to Deepen beyond the Initial Objective shall be for the sole account of Consenting Parties.

(b) If the proposal is made for a Non-Consent Well that has been previously Completed as a well capable of producing in paying quantities, but is no longer capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) its proportionate share of all costs of drilling, Completing, and equipping said well from the surface to the Initial Objective, calculated in the manner provided in paragraph (a) above, less those costs recouped by the Consenting Parties from the sale of production from the well. The Non-Consenting Party shall also pay its proportionate share of all costs of re-entering said well. The Non-Consenting Parties' proportionate part (based on the percentage of such well Non-Consenting Party would have owned had it previously participated in such Non-Consent Well) of the costs of salvable materials and equipment remaining in the hole and salvable surface equipment used in connection with such well shall be determined in accordance with Exhibit "C." If the Consenting Parties have recouped the cost of drilling, Completing, and equipping the well at the time such Deepening operation is conducted, then a Non-Consenting Party may participate in the Deepening of the well with no payment for costs incurred prior to re-entering the well for Deepening

The foregoing shall not imply a right of any Consenting Party to propose any Deepening for a Non-Consent Well prior to the drilling of such well to its Initial Objective without the consent of the other Consenting Parties as provided in Article VI.F.

5. Sidetracking: Any party having the right to participate in a proposed Sidetracking operation that does not own an interest in the affected wellbore at the time of the notice shall, upon electing to participate, tender to the wellbore owners its proportionate share (equal to its interest in the Sidetracking operation) of the value of that portion of the existing wellbore to be utilized as follows:

(a) If the proposal is for Sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is initiated.

(b) If the proposal is for Sidetracking a well which has previously produced, reimbursement shall be on the basis of such party's proportionate share of drilling and equipping costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is conducted, calculated in the manner described in Article VI.B.4(b) above. Such party's proportionate share of the cost of the well's salvable materials and equipment down to the depth at which the Sidetracking operation is initiated shall be determined in accordance with the provisions of Exhibit "C."

6. Order of Preference of Operations. Except as otherwise specifically provided in this agreement, if any party desires to propose the conduct of an operation that conflicts with a proposal that has been made by a party under this Article VI, such party shall have fifteen (15) days from delivery of the initial proposal, in the case of a proposal to drill a well or to perform an operation on a well where no drilling rig is on location, or twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays, from delivery of the initial proposal, if a drilling rig is on location for the well on which such operation is to be conducted, to deliver to all parties entitled to participate in the proposed operation such party's alternative proposal, such alternate proposal to contain the same information required to be included in the initial proposal. Each party receiving such proposals shall elect by delivery of notice to Operator within five (5) days after expiration of the proposal period, or within twenty-four (24) hours (exclusive of Saturday, Sunday and legal holidays) if a drilling rig is on location for the well that is the subject of the proposals, to participate in one of the competing proposals. Any party not electing within the time required shall be deemed not to have voted. The proposal receiving the vote of parties owning the largest aggregate percentage interest of the parties voting shall have priority over all other competing proposals; in the case of a tie vote, the

initial proposal shall prevail. Operator shall deliver notice of such result to all parties entitled to participate in the operation within five (5) days after expiration of the election period (or within twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays, if a drilling rig is on location). Each party shall then have two (2) days (or twenty-four (24) hours if a rig is on location) from receipt of such notice to elect by delivery of notice to Operator to participate in such operation or to relinquish interest in the affected well pursuant to the provisions of Article VI.B.2.; failure by a party to deliver notice within such period shall be deemed an election not to participate in the prevailing proposal.

7. Conformity to Spacing Pattern. Notwithstanding the provisions of this Article VI.B.2., it is agreed that no wells shall be proposed to be drilled to or Completed in or produced from a Zone from which a well located elsewhere on the Contract Area is producing, unless such well conforms to the then-existing well spacing pattern for such Zone.

8. Paying Wells. No party shall conduct any Reworking, Deepening, Plugging Back, Completion, Recompletion, or Sidetracking operation under this agreement with respect to any well then capable of producing in paying quantities except with the consent of all parties that have not relinquished interests in the well at the time of such operation.

C. Completion of Wells; Reworking and Plugging Back:

1. Completion: Without the consent of all parties, no well shall be drilled, Deepened or Sidetracked, except any well drilled, Deepened or Sidetracked pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the drilling, Deepening or Sidetracking shall include:

☐ Option No. 1: All necessary expenditures for the drilling, Deepening or Sidetracking, testing, Completing and equipping of the well, including necessary tankage and/or surface facilities.

☑ Option No. 2: All necessary expenditures for the drilling, Deepening or Sidetracking and testing of the well. When such well has reached its authorized depth, and all logs, cores and other tests have been completed, and the results thereof furnished to the parties, Operator shall give immediate notice to the Non-Operators having the right to participate in a Completion attempt whether or not Operator recommends attempting to Complete the well, together with Operator's AFE for Completion costs if not previously provided. The parties receiving such notice shall have forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) in which to elect by delivery of notice to Operator to participate in a recommended Completion attempt or to make a Completion proposal with an accompanying AFE. Operator shall deliver any such Completion proposal, or any Completion proposal conflicting with Operator's proposal, to the other parties entitled to participate in such Completion in accordance with the procedures specified in Article VI.B.6. Election to participate in a Completion attempt shall include consent to all necessary expenditures for the Completing and equipping of such well, including necessary tankage and/or surface facilities but excluding any stimulation operation not contained on the Completion AFE. Failure of any party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the Completion attempt; provided, that Article VI.B.6. shall control in the case of conflicting Completion proposals. If one or more, but less than all of the parties, elect to attempt a Completion, the provision of Article VI.B.2. hereof (the phrase "Reworking, Sidetracking, Deepening, Recompleting or Plugging Back" as contained in Article VI.B.2. shall be deemed to include "Completing") shall apply to the operations thereafter conducted by less than all parties; provided, however, that Article VI.B.2. shall apply separately to each separate Completion or Recompletion attempt undertaken hereunder, and an election to become a Non-Consenting Party as to one Completion or Recompletion attempt shall not prevent a party from becoming a Consenting Party in subsequent Completion or Recompletion attempts regardless whether the Consenting Parties as to earlier Completions or Recompletion have recouped their costs pursuant to Article VI.B.2.; provided further, that any recoupment of costs by a Consenting Party shall be made solely from the production attributable to the Zone in which the Completion attempt is made. Election by a previous Non-Consenting party to participate in a subsequent Completion or Recompletion attempt shall require such party to pay its proportionate share of the cost of salvable materials and equipment installed in the well pursuant to the previous Completion or Recompletion attempt, insofar and only insofar as such materials and equipment benefit the Zone in which such party participates in a Completion attempt.

2. Rework, Recomplete or Plug Back: No well shall be Reworked, Recompleted or Plugged Back except a well Reworked, Recompleted, or Plugged Back pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the Reworking, Recompleting or Plugging Back of a well shall include all necessary expenditures in conducting such operations and Completing and equipping of said well, including necessary tankage and/or surface facilities.

D. Other Operations:

Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of ________ Fifty thousand ________ Dollars ($ 50,000.00 ______) except in connection with the drilling, Sidetracking, Reworking, Deepening, Completing, Recompleting or Plugging Back of a well that has been previously authorized by or pursuant to this agreement; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties. If Operator prepares an AFE for its own use, Operator shall furnish any Non-Operator so requesting an information copy thereof for any single project costing in excess of __ Fifty thousand ________ Dollars ($ 50,000.00 ______). Any party who has not relinquished its interest in a well shall have the right to propose that Operator perform repair work or undertake the installation of artificial lift equipment or ancillary production facilities such as salt water disposal wells or to conduct additional work with respect to a well drilled hereunder or other similar project (but not including the installation of gathering lines or other transportation or marketing facilities, the installation of which shall be governed by separate agreement between the parties) reasonably estimated to require an expenditure in excess of the amount first set forth above in this Article VI.D. (except in connection with an operation required to be proposed under Articles VI.B.1. or VI.C.1. Option No. 2, which shall be governed exclusively be those Articles). Operator shall deliver such proposal to all parties entitled to participate therein. If within thirty (30) days thereof Operator secures the written consent of any party or parties owning at least ____ 75.00 ____% of the interests of the parties entitled to participate in such operation, each party having the right to participate in such project shall be bound by the terms of such proposal and shall be obligated to pay its proportionate share of the costs of the proposed project as if it had consented to such project pursuant to the terms of the proposal.

E. Abandonment of Wells:

1. Abandonment of Dry Holes: Except for any well drilled or Deepened pursuant to Article VI.B.2., any well which has been drilled or Deepened under the terms of this agreement and is proposed to be completed as a dry hole shall not be

plugged and abandoned without the consent of all parties. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment. All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling or Deepening such well. Any party who objects to plugging and abandoning such well by notice delivered to Operator within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposed plugging shall take over the well as of the end of such forty-eight (48) hour notice period and conduct further operations in search of Oil and/or Gas subject to the provisions of Article VI.B.; failure of such party to provide proof reasonably satisfactory to Operator of its financial capability to conduct such operations or to take over the well within such period or thereafter to conduct operations on such well or plug and abandon such well shall entitle Operator to retain or take possession of the well and plug and abandon the well. The party taking over the well shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations conducted on such well except for the costs of plugging and abandoning the well and restoring the surface, for which the abandoning parties shall remain proportionately liable.

2. Abandonment of Wells That Have Produced: Except for any well in which a Non-Consent operation has been conducted hereunder for which the Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all parties. If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of all the parties hereto. Failure of a party to reply within sixty (60) days of delivery of notice of proposed abandonment shall be deemed an election to consent to the proposal. If, within sixty (60) days after delivery of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of such well, those wishing to continue its operation from the Zone then open to production shall be obligated to take over the well as of the expiration of the applicable notice period and shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations on the well conducted by such parties. Failure of such party or parties to provide proof reasonably satisfactory to Operator of their financial capability to conduct such operations or to take over the well within the required period or thereafter to conduct operations on such well shall entitle operator to retain or take possession of such well and plug and abandon the well.

Parties taking over a well as provided herein shall tender to each of the other parties its proportionate share of the value of the well's salvable material and equipment, determined in accordance with the provisions of Exhibit "C," less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface; provided, however, that in the event the estimated plugging and abandoning and surface restoration costs and the estimated cost of salvaging are higher than the value of the well's salvable material and equipment, each of the abandoning parties shall tender to the parties continuing operations their proportionate shares of the estimated excess cost. Each abandoning party shall assign to the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the wellbore of the well and related equipment, together with its interest in the Leasehold insofar and only insofar as such Leasehold covers the right to obtain production from that wellbore in the Zone then open to production. If the interest of the abandoning party is or includes and Oil and Gas Interest, such party shall execute and deliver to the non-abandoning party or parties an oil and gas lease, limited to the wellbore and the Zone then open to production, for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the Zone covered thereby, such lease to be on the form attached as Exhibit "B." The assignments or leases so limited shall encompass the Drilling Unit upon which the well is located. The payments by, and the assignments or leases to, the assignees shall be in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portions of the Contract Area.

Thereafter, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the Zone then open other than the royalties retained in any lease made under the terms of this Article. Upon request, Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges contemplated by this agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well. Upon proposed abandonment of the producing Zone assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations therein subject to the provisions hereof.

3. Abandonment of Non-Consent Operations: The provisions of Article VI.E.1. or VI.E.2. above shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from said Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations therein have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E.; and provided further, that Non-Consenting Parties who own an interest in a portion of the well shall pay their proportionate shares of abandonment and surface restoration cost for such well as provided in Article VI.B.2.(b).

F. Termination of Operations:

Upon the commencement of an operation for the drilling, Reworking, Sidetracking, Plugging Back, Deepening, testing, Completion or plugging of a well, including but not limited to the Initial Well, such operation shall not be terminated without consent of parties bearing 51.00 % of the costs of such operation; provided, however, that in the event granite or other practically impenetrable substance or condition in the hole is encountered which renders further operations impractical, Operator may discontinue operations and give notice of such condition in the manner provided in Article VI.B.1. and the provisions of Article VI.B. or VI.E. shall thereafter apply to such operation, as appropriate.

G. Taking Production in Kind:

☒ **Option No. 1: Gas Balancing Agreement Attached**

Each party shall / have the right to take in kind or separately ~~dispose~~ / market of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator's surface facilities which it uses.

Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment

directly from the purchaser thereof for its share of all production.

If any party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such Oil or sell it to others at any time and from time to time, for the account of the non-taking party. Any such purchase or sale by Operator may be terminated by Operator upon at least ten (10) days written notice to the owner of said production and shall be subject always to the right of the owner of the production upon at least ten (10) days written notice to Operator to exercise at any time its right to take in kind, or separately dispose of, its share of all Oil not previously delivered to a purchaser. Any purchase or sale by Operator of any other party's share of Oil shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

Any such sale by Operator shall be in a manner commercially reasonable under the circumstances but Operator shall have no duty to share any existing market or to obtain a price equal to that received under any existing market. The sale or delivery by Operator of a non-taking party's share of Oil under the terms of any existing contract of Operator shall not give the non-taking party any interest in or make the non-taking party a party to said contract. No purchase shall be made by Operator without first giving the non-taking party at least ten (10) days written notice of such intended purchase and the price to be paid or the pricing basis to be used.

All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in such arrangements. Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.

In the event one or more parties' separate disposition of its share of the Gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a party's respective proportionate share of total Gas sales to be allocated to it, the balancing or accounting between the parties shall be in accordance with any Gas balancing agreement between the parties hereto, whether such an agreement is attached as Exhibit "E" or is a separate agreement. Operator shall give notice to all parties of the first sales of Gas from any well under this agreement.

☐ ~~Option No. 2: No Gas Balancing Agreement:~~

~~Each party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost. Any extra expenditures incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator's surface facilities which it uses.~~

~~Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.~~

~~If any party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil and/or Gas produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such Oil and/or Gas or sell it to others at any time and from time to time, for the account of the non-taking party. Any such purchase or sale by Operator may be terminated by Operator upon at least ten (10) days written notice to the owner of said production and shall be subject always to the right of the owner of the production upon at least ten (10) days written notice to Operator to exercise its right to take in kind, or separately dispose of, its share of all Oil and/or Gas not previously delivered to a purchaser; provided, however, that the effective date of any such revocation may be deferred at Operator's election for a period not to exceed ninety (90) days if Operator has committed such production to a purchase contract having a term extending beyond such ten (10) -day period. Any purchase or sale by Operator of any other party's share of Oil and/or Gas shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.~~

~~Any such sale by Operator shall be in a manner commercially reasonable under the circumstances, but Operator shall have no duty to share any existing market or transportation arrangement or to obtain a price or transportation fee equal to that received under any existing market or transportation arrangement. The sale or delivery by Operator of a non-taking party's share of production under the terms of any existing contract of Operator shall not give the non-taking party any interest in or make the non-taking party a party to said contract. No purchase of Oil and Gas and no sale of Gas shall be made by Operator without first giving the non-taking party ten days written notice of such intended purchase or sale and the price to be paid or the pricing basis to be used. Operator shall give notice to all parties of the first sale of Gas from any well under this Agreement.~~

~~All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in such arrangements. Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.~~

ARTICLE VII.
EXPENDITURES AND LIABILITY OF PARTIES

A. Liability of Parties:

The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area. Accordingly, the liens granted among the parties in Article VII.B. are given to secure only the debts of each severally, and no party shall have any liability to third parties hereunder to satisfy the default of any other party in the payment of any expense or obligation hereunder. It is not the intention of the parties to create, nor shall this agreement be construed as creating, a mining or other partnership, joint venture, agency relationship or association, or to render the parties liable as partners, co-venturers, or principals. In their relations with each other under this agreement, the parties shall not be considered fiduciaries or to have established a confidential relationship but rather shall be free to act on an arm's-length basis in accordance with their own respective self-interest, subject, however, to the obligation of the parties to act in good faith in their dealings with each other with respect to activities hereunder.

B. Liens and Security Interests:

Each party grants to the other parties hereto a lien upon any interest it now owns or hereafter acquires in Oil and Gas Leases and Oil and Gas Interests in the Contract Area, and a security interest and/or purchase money security interest in any interest it now owns or hereafter acquires in the personal property and fixtures on or used or obtained for use in connection therewith, to secure performance of all of its obligations under this agreement including but not limited to payment of expense, interest and fees, the proper disbursement of all monies paid hereunder, the assignment or relinquishment of interest in Oil and Gas Leases as required hereunder, and the proper performance of operations hereunder. Such lien and security interest granted by each party hereto shall include such party's leasehold interests, working interests, operating rights, and royalty and overriding royalty interests in the Contract Area now owned or hereafter acquired and in lands pooled or unitized therewith or otherwise becoming subject to this agreement, the Oil and Gas when extracted therefrom and equipment situated thereon or used or obtained for use in connection therewith (including, without limitation, all wells, tools, and tubular goods), and accounts (including, without limitation, accounts arising from gas imbalances or from the sale of Oil and/or Gas at the wellhead), contract rights, inventory and general intangibles relating thereto or arising therefrom, and all proceeds and products of the foregoing.

To perfect the lien and security agreement provided herein, each party hereto shall execute and acknowledge the recording supplement and/or any financing statement prepared and submitted by any party hereto in conjunction herewith or at any time following execution hereof, and Operator is authorized to file this agreement or the recording supplement executed herewith as a lien or mortgage in the applicable real estate records and as a financing statement with the proper officer under the Uniform Commercial Code in the state in which the Contract Area is situated and such other states as Operator shall deem appropriate to perfect the security interest granted hereunder. Any party may file this agreement, the recording supplement executed herewith, or such other documents as it deems necessary as a lien or mortgage in the applicable real estate records and/or a financing statement with the proper officer under the Uniform Commercial Code.

Each party represents and warrants to the other parties hereto that the lien and security interest granted by such party to the other parties shall be a first and prior lien, and each party hereby agrees to maintain the priority of said lien and security interest against all persons acquiring an interest in Oil and Gas Leases and Interests covered by this agreement by, through or under such party. All parties acquiring an interest in Oil and Gas Leases and Oil and Gas Interests covered by this agreement, whether by assignment, merger, mortgage, operation of law, or otherwise, shall be deemed to have taken subject to the lien and security interest granted by this Article VII.B. as to all obligations attributable to such interest hereunder whether or not such obligations arise before or after such interest is acquired.

To the extent that parties have a security interest under the Uniform Commercial Code of the state in which the Contract Area is situated, they shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment by a party for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by any party in the payment of its share of expenses, interests or fees, or upon the improper use of funds by the Operator, the other parties shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such defaulting party's share of Oil and Gas until the amount owed by such party, plus interest as provided in "Exhibit C," has been received, and shall have the right to offset the amount owed against the proceeds from the sale of such defaulting party's share of Oil and Gas. All purchasers of production may rely on a notification of default from the non-defaulting party or parties stating the amount due as a result of the default, and all parties waive any recourse available against purchasers for releasing production proceeds as provided in this paragraph.

If any party fails to pay its share of cost within one hundred twenty (120) days after rendition of a statement therefor by Operator, the non-defaulting parties, including Operator, shall upon request by Operator, pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties. The amount paid by each party so paying its share of the unpaid amount shall be secured by the liens and security rights described in Article VII.B., and each paying party may independently pursue any remedy available hereunder or otherwise.

If any party does not perform all of its obligations hereunder, and the failure to perform subjects such party to foreclosure or execution proceedings pursuant to the provisions of this agreement, to the extent allowed by governing law, the defaulting party waives any available right of redemption from and after the date of judgment, any required valuation or appraisement of the mortgaged or secured property prior to sale, any available right to stay execution or to require a marshaling of assets and any required bond in the event a receiver is appointed. In addition, to the extent permitted by applicable law, each party hereby grants to the other parties a power of sale as to any property that is subject to the lien and security rights granted hereunder, such power to be exercised in the manner provided by applicable law or otherwise in a commercially reasonable manner and upon reasonable notice.

Each party agrees that the other parties shall be entitled to utilize the provisions of Oil and Gas lien law or other lien law of any state in which the Contract Area is situated to enforce the obligations of each party hereunder. Without limiting the generality of the foregoing, to the extent permitted by applicable law, Non-Operators agree that Operator may invoke or utilize the mechanics' or materialmen's lien law of the state in which the Contract Area is situated in order to secure the payment to Operator of any sum due hereunder for services performed or materials supplied by Operator.

C. Advances:

Operator, at its election, shall have the right from time to time to demand and receive from one or more of the other parties payment in advance of their respective shares of the estimated amount of the expense to be incurred in operations hereunder during the next succeeding month, which right may be exercised only by submission to each such party of an itemized statement of such estimated expense, together with an invoice for its share thereof. Each such statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month. Each party shall pay to Operator its proportionate share of such estimate within fifteen (15) days after such estimate and invoice is received. If any party fails to pay its share of said estimate within said time, the amount due shall bear interest as provided in Exhibit "C" until paid. Proper adjustment shall be made monthly between advances and actual expense to the end that each party shall bear and pay its proportionate share of actual expenses incurred, and no more.

D. Defaults and Remedies:

If any party fails to discharge any financial obligation under this agreement, including without limitation the failure to make any advance under the preceding Article VII.C. or any other provision of this agreement, within the period required for such payment hereunder, then in addition to the remedies provided in Article VII.B. or elsewhere in this agreement, the remedies specified below shall be applicable. For purposes of this Article VII.D., all notices and elections shall be delivered

only by Operator, except that Operator shall deliver any such notice and election requested by a non-defaulting Non-Operator, and when Operator is the party in default, the applicable notices and elections can be delivered by any Non-Operator. Election of any one or more of the following remedies shall not preclude the subsequent use of any other remedy specified below or otherwise available to a non-defaulting party.

1. Suspension of Rights: Any party may deliver to the party in default a Notice of Default, which shall specify the default, specify the action to be taken to cure the default, and specify that failure to take such action will result in the exercise of one or more of the remedies provided in this Article. If the default is not cured within thirty (30) days of the delivery of such Notice of Default, all of the rights of the defaulting party granted by this agreement may upon notice be suspended until the default is cured, without prejudice to the right of the non-defaulting party or parties to continue to enforce the obligations of the defaulting party previously accrued or thereafter accruing under this agreement. If Operator is the party in default, the Non-Operators shall have in addition the right, by vote of Non-Operators owning a majority in interest in the Contract Area after excluding the voting interest of Operator, to appoint a new Operator effective immediately. The rights of a defaulting party that may be suspended hereunder at the election of the non-defaulting parties shall include, without limitation, the right to receive information as to any operation conducted hereunder during the period of such default, the right to elect to participate in an operation proposed under Article VI.B. of this agreement, the right to participate in an operation being conducted under this agreement even if the party has previously elected to participate in such operation, and the right to receive proceeds of production from any well subject to this agreement.

2. Suit for Damages: Non-defaulting parties or Operator for the benefit of non-defaulting parties may sue (at joint account expense) to collect the amounts in default, plus interest accruing on the amounts recovered from the date of default until the date of collection at the rate specified in Exhibit "C" attached hereto. Nothing herein shall prevent any party from suing any defaulting party to collect consequential damages accruing to such party as a result of the default.

3. Deemed Non-Consent: The non-defaulting party may deliver a written Notice of Non-Consent Election to the defaulting party at any time after the expiration of the thirty-day cure period following delivery of the Notice of Default, in which event if the billing is for the drilling a new well or the Plugging Back, Sidetracking, Reworking or Deepening of a well which is to be or has been plugged as a dry hole, or for the Completion or Recompletion of any well, the defaulting party will be conclusively deemed to have elected not to participate in the operation and to be a Non-Consenting Party with respect thereto under Article VI.B. or VI.C., as the case may be, to the extent of the costs unpaid by such party, notwithstanding any election to participate theretofore made. If election is made to proceed under this provision, then the non-defaulting parties may not elect to sue for the unpaid amount pursuant to Article VII.D.2.

Until the delivery of such Notice of Non-Consent Election to the defaulting party, such party shall have the right to cure its default by paying its unpaid share of costs plus interest at the rate set forth in Exhibit "C," provided, however, such payment shall not prejudice the rights of the non-defaulting parties to pursue remedies for damages incurred by the non-defaulting parties as a result of the default. Any interest relinquished pursuant to this Article VII.D.3. shall be offered to the non-defaulting parties in proportion to their interests, and the non-defaulting parties electing to participate in the ownership of such interest shall be required to contribute their shares of the defaulted amount upon their election to participate therein.

4. Advance Payment: If a default is not cured within thirty (30) days of the delivery of a Notice of Default, Operator, or Non-Operators if Operator is the defaulting party, may thereafter require advance payment from the defaulting party of such defaulting party's anticipated share of any item of expense for which Operator, or Non-Operators, as the case may be, would be entitled to reimbursement under any provision of this agreement, whether or not such expense was the subject of the previous default. Such right includes, but is not limited to, the right to require advance payment for the estimated costs of drilling a well or Completion of a well as to which an election to participate in drilling or Completion has been made. If the defaulting party fails to pay the required advance payment, the non-defaulting parties may pursue any of the remedies provided in the Article VII.D. or any other default remedy provided elsewhere in this agreement. Any excess of funds advanced remaining when the operation is completed and all costs have been paid shall be promptly returned to the advancing party.

5. Costs and Attorneys' Fees: In the event any party is required to bring legal proceedings to enforce any financial obligation of a party hereunder, the prevailing party in such action shall be entitled to recover all court costs, costs of collection, and a reasonable attorney's fee, which the lien provided for herein shall also secure.

E. Rentals, Shut-in Well Payments and Minimum Royalties:

Rentals, shut-in well payments and minimum royalties which may be required under the terms of any lease shall be paid by the party or parties who subjected such lease to this agreement at its or their expense. In the event two or more parties own and have contributed interests in the same lease to this agreement, such parties may designate one of such parties to make said payments for and on behalf of all such parties. Any party may request, and shall be entitled to receive, proper evidence of all such payments. In the event of failure to make proper payment of any rental, shut-in well payment or minimum royalty through mistake or oversight where such payment is required to continue the lease in force, any loss which results from such non-payment shall be borne in accordance with the provisions of Article IV.B.2.

Operator shall notify Non-Operators of the anticipated completion of a shut-in well, or the shutting in or return to production of a producing well, at least five (5) days (excluding Saturday, Sunday, and legal holidays) prior to taking such action, or at the earliest opportunity permitted by circumstances, but assumes no liability for failure to do so. In the event of failure by Operator to so notify Non-Operators, the loss of any lease contributed hereto by Non-Operators for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties hereto under the provisions of Article IV.B.3.

F. Taxes:

Beginning with the first calendar year after the effective date hereof, Operator shall render for ad valorem taxation all property subject to this agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent. Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on Leases and Oil and Gas Interests contributed by such Non-Operator. If the assessed valuation of any Lease is reduced by reason of its being subject to outstanding excess royalties, overriding royalties or production payments, the reduction in ad valorem taxes resulting therefrom shall inure to the benefit of the owner or owners of such Lease, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction. If the ad valorem taxes are based in whole or in part upon separate valuations of each party's working interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto in accordance with the tax value generated by each party's working interest. Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit "C."

If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination. During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty. When any such protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit "C."

Each party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect to the production or handling of such party's share of Oil and Gas produced under the terms of this agreement.

ARTICLE VIII.

ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

A. Surrender of Leases:

The Leases covered by this agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent thereto.

However, should any party desire to surrender its interest in any Lease or in any portion thereof, such party shall give written notice of the proposed surrender to all parties, and the parties to whom such notice is delivered shall have thirty (30) days after delivery of the notice within which to notify the party proposing the surrender whether they elect to consent thereto. Failure of a party to whom such notice is delivered to reply within said 30-day period shall constitute a consent to the surrender of the Leases described in the notice. If all parties do not agree or consent thereto, the party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in such Lease, or portion thereof, and any well, material and equipment which may be located thereon and any rights in production thereafter secured, to the parties not consenting to such surrender. If the interest of the assigning party is or includes an Oil and Gas Interest, the assigning party shall execute and deliver to the party or parties not consenting to such surrender an oil and gas lease covering such Oil and Gas Interest for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the land covered thereby, such lease to be on the form attached hereto as Exhibit "B." Upon such assignment or lease, the assigning party shall be relieved from all obligations thereafter accruing, but not theretofore accrued, with respect to the interest assigned or leased and the operation of any well attributable thereto, and the assigning party shall have no further interest in the assigned or leased premises and its equipment and production other than the royalties retained in any lease made under the terms of this Article. The party assignee or lessee shall pay to the party assignor or lessor the reasonable salvage value of the latter's interest in any well's salvable materials and equipment attributable to the assigned or leased acreage. The value of all salvable materials and equipment shall be determined in accordance with the provisions of Exhibit "C," less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface. If such value is less than such costs, then the party assignor or lessor shall pay to the party assignee or lessee the amount of such deficit. If the assignment or lease is in favor of more than one party, the interest shall be shared by such parties in the proportions that the interest of each bears to the total interest of all such parties. If the interest of the parties to whom the assignment is to be made varies according to depth, then the interest assigned shall similarly reflect such variances.

Any assignment, lease or surrender made under this provision shall not reduce or change the assignor's, lessor's or surrendering party's interest as it was immediately before the assignment, lease or surrender in the balance of the Contract Area; and the acreage assigned, leased or surrendered, and subsequent operations thereon, shall not thereafter be subject to the terms and provisions of this agreement but shall be deemed subject to an Operating Agreement in the form of this agreement.

B. Renewal or Extension of Leases:

If any party secures a renewal or replacement of an Oil and Gas Lease or Interest subject to this agreement, then all other parties shall be notified promptly upon such acquisition or, in the case of a replacement Lease taken before expiration of an existing Lease, promptly upon expiration of the existing Lease. The parties notified shall have the right for a period of thirty (30) days following delivery of such notice in which to elect to participate in the ownership of the renewal or replacement Lease, insofar as such Lease affects lands within the Contract Area, by paying to the party who acquired it their proportionate shares of the acquisition cost allocated to that part of such Lease within the Contract Area, which shall be in proportion to the interest held at that time by the parties in the Contract Area. Each party who participates in the purchase of a renewal or replacement Lease shall be given an assignment of its proportionate interest therein by the acquiring party.

If some, but less than all, of the parties elect to participate in the purchase of a renewal or replacement Lease, it shall be owned by the parties who elect to participate therein, in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of such renewal or replacement Lease. The acquisition of a renewal or replacement Lease by any or all of the parties hereto shall not cause a readjustment of the interests of the parties stated in Exhibit "A," but any renewal or replacement Lease in which less than all parties elect to participate shall not be subject to this agreement but shall be deemed subject to a separate Operating Agreement in the form of this agreement.

If the interests of the parties in the Contract Area vary according to depth, then their right to participate proportionately in renewal or replacement Leases and their right to receive an assignment of interest shall also reflect such depth variances.

The provisions of this Article shall apply to renewal or replacement Leases whether they are for the entire interest covered by the expiring Lease or cover only a portion of its area or an interest therein. Any renewal or replacement Lease taken before the expiration of its predecessor Lease, or taken or contracted for or becoming effective within six (6) months after the expiration of the existing Lease, shall be subject to this provision so long as this agreement is in effect at the time of such acquisition or at the time the renewal or replacement Lease becomes effective; but any Lease taken or contracted for more than six (6) months after the expiration of an existing Lease shall not be deemed a renewal or replacement Lease and shall not be subject to the provisions of this agreement.

The provisions in this Article shall also be applicable to extensions of Oil and Gas Leases.

C. Acreage or Cash Contributions:

While this agreement is in force, if any party contracts for a contribution of cash towards the drilling of a well or any other operation on the Contract Area, such contribution shall be paid to the party who conducted the drilling or other operation and shall be applied by it against the cost of such drilling or other operation. If the contribution be in the form of acreage, the party to whom the contribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions said Drilling Parties shared the cost of drilling the well. Such acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to this agreement. Each party shall promptly notify all other parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area. The above provisions shall also be applicable to optional rights to earn acreage outside the Contract Area which are in support of well drilled inside Contract Area.

If any party contracts for any consideration relating to disposition of such party's share of substances produced hereunder, such consideration shall not be deemed a contribution as contemplated in this Article VIII.C.

D. Assignment; Maintenance of Uniform Interest:

~~For the purpose of maintaining uniformity of ownership in the Contract Area in the Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production covered by this agreement no party shall sell, encumber, transfer or make other disposition of its interest in the Oil and Gas Leases and Oil and Gas Interests embraced within the Contract Area or in wells, equipment and production unless such disposition covers either:~~

~~1. the entire interest of the party in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production; or~~

~~2. an equal undivided percent of the party's present interest in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production in the Contract Area.~~

Every sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this agreement and shall be made without prejudice to the right of the other parties, and any transferee of an ownership interest in any Oil and Gas Lease or Interest shall be deemed a party to this agreement as to the interest conveyed from and after the effective date of the transfer of ownership; provided, however, that the other parties shall not be required to recognize any such sale, encumbrance, transfer or other disposition for any purpose hereunder until thirty (30) days after they have received a copy of the **Prior to a party making any assignment of an ownership interest in any Oil and Gas lease or Interest, the written consent of the other parties must be obtained. Said written consent shall not be unreasonably withheld. In determining whether to grant its consent to an assignment, a party may evaluate, among other things, whether the proposed assignees are financially responsible parties.** instrument of transfer or other satisfactory evidence thereof in writing from the transferor or transferee. / No assignment or other disposition of interest by a party shall relieve such party of obligations previously incurred by such party hereunder with respect to the interest transferred, including without limitation the obligation of a party to pay all costs attributable to an operation conducted hereunder in which such party has agreed to participate prior to making such assignment, and the lien and security interest granted by Article VII.B. shall continue to burden the interest transferred to secure payment of any such obligations.

If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party's share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of such party's interest within the scope of the operations embraced in this agreement; however, all such co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the Oil and Gas produced from the Contract Area and they shall have the right to receive, separately, payment of the sale proceeds thereof.

E. Waiver of Rights to Partition:

If permitted by the laws of the state or states in which the property covered hereby is located, each party hereto owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein.

~~**F. Preferential Right to Purchase:**~~

~~☐ (Optional; Check if applicable.)~~

~~Should any party desire to sell all or any part of its interests under this agreement, or its rights and interests in the Contract Area, it shall promptly give written notice to the other parties, with full information concerning its proposed disposition, which shall include the name and address of the prospective transferee (who must be ready, willing and able to purchase), the purchase price, a legal description sufficient to identify the property, and all other terms of the offer. The other parties shall then have an optional prior right, for a period of ten (10) days after the notice is delivered, to purchase for the stated consideration on the same terms and conditions the interest which the other party proposes to sell; and, if this optional right is exercised, the purchasing parties shall share the purchased interest in the proportions that the interest of each bears to the total interest of all purchasing parties. However, there shall be no preferential right to purchase in those cases where any party wishes to mortgage its interests, or to transfer title to its interests to its mortgagee in lieu of or pursuant to foreclosure of a mortgage of its interests, or to dispose of its interests by merger, reorganization, consolidation, or by sale of all or substantially all of its Oil and Gas assets to any party, or by transfer of its interests to a subsidiary or parent company or to a subsidiary of a parent company, or to any company in which such party owns a majority of the stock.~~

ARTICLE IX.
INTERNAL REVENUE CODE ELECTION

If, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, and if the parties have not otherwise agreed to form a tax partnership pursuant to Exhibit "G" or other agreement between them, each party thereby affected elects to be excluded from the application of all of the provisions of Subchapter "K," Chapter 1, Subtitle "A," of the Internal Revenue Code of 1986, as amended ("Code"), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulation §1.761. Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter "K," Chapter 1, Subtitle "A," of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

ARTICLE X.
CLAIMS AND LAWSUITS

Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed Fifty thousand Dollars ($ 50,000.00) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above amount, the parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator. All costs and expenses of handling settling, or otherwise discharging such claim or suit shall be a the joint expense of the parties participating in the operation from which the claim or suit arises. If a claim is made against any party or if any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this agreement, such party shall

immediately notify all other parties, and the claim or suit shall be treated as any other claim or suit involving operations hereunder.

ARTICLE XI.
FORCE MAJEURE

If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to indemnify or make money payments or furnish security, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The term "force majeure," as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightening, fire, storm, flood or other act of nature, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.

The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.

ARTICLE XII.
NOTICES

All notices authorized or required between the parties by any of the provisions of this agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, courier service, telegram, telex, telecopier or any other form of facsimile, postage or charges prepaid, and addressed to such parties at the addresses listed on Exhibit "A." All telephone or oral notices permitted by this agreement shall be confirmed immediately thereafter by written notice. The originating notice given under any provision hereof shall be deemed delivered only when received by the party to whom such notice is directed, and the time for such party to deliver any notice in response thereto shall run from the date the originating notice is received. "Receipt" for purposes of this agreement with respect to written notice delivered hereunder shall be actual delivery of the notice to the address of the party to be notified specified in accordance with this agreement, or to the telecopy, facsimile or telex machine of such party. The second or any responsive notice shall be deemed delivered when deposited in the United States mail or at the office of the courier or telegraph service, or upon transmittal by telex, telecopy or facsimile, or when personally delivered to the party to be notified, provided, that when response is required within 24 or 48 hours, such response shall be given orally or by telephone, telex, telecopy or other facsimile within such period. Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties. If a party is not available to receive notice orally or by telephone when a party attempts to deliver a notice required to be delivered within 24 or 48 hours, the notice may be delivered in writing by any other method specified herein and shall be deemed delivered in the same manner provided above for any responsive notice.

ARTICLE XIII.
TERM OF AGREEMENT

This agreement shall remain in full force and effect as to the Oil and Gas Leases and/or Oil and Gas Interests subject hereto for the period of time selected below; provided, however, no party hereto shall ever be construed as having any right, title or interest in or to any Lease or Oil and Gas Interest contributed by any other party beyond the term of this agreement.

☐ Option No. 1: So long as any of the Oil and Gas Leases subject to this agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal or otherwise.

☒ Option No. 2: In the event the well described in Article VI.A., or any subsequent well drilled under any provision of this agreement, results in the Completion of a well as a well capable of production of Oil and/or Gas in paying quantities, this agreement shall continue in force so long as any such well is capable of production, and for an additional period of 365 days thereafter; provided, however, if, prior to the expiration of such additional period, one or more of the parties hereto are engaged in drilling, Reworking, Deepening, Sidetracking, Plugging Back, testing or attempting to Complete or Re-complete a well or wells hereunder, this agreement shall continue in force until such operations have been completed and if production results therefrom, this agreement shall continue in force as provided herein. In the event the well described in Article VI.A., or any subsequent well drilled hereunder, results in a dry hole, and no other well is capable of producing Oil and/or Gas from the Contract Area, this agreement shall terminate unless drilling, Deepening, Sidetracking, Completing, Re-completing, Plugging Back or Reworking operations are commenced within 365 days from the date of abandonment of said well. "Abandonment" for such purposes shall mean either (i) a decision by all parties not to conduct any further operations on the well or (ii) the elapse of 180 days from the conduct of any operations on the well, whichever first occurs.

The termination of this agreement shall not relieve any party hereto from any expense, liability or other obligation or any remedy therefor which has accrued or attached prior to the date of such termination.

Upon termination of this agreement and the satisfaction of all obligations hereunder, in the event a memorandum of this Operating Agreement has been filed of record, Operator is authorized to file of record in all necessary recording offices a notice of termination, and each party hereto agrees to execute such a notice of termination as to Operator's interest, upon request of Operator, if Operator has satisfied all its financial obligations.

ARTICLE XIV.
COMPLIANCE WITH LAWS AND REGULATIONS

A. Laws, Regulations and Orders:

This agreement shall be subject to the applicable laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations and orders.

B. Governing Law:

This agreement and all matters pertaining hereto, including but not limited to matters of performance, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located. If the Contract Area is in two or more states, the law of the state of Nevada shall govern.

C. Regulatory Agencies:

Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations or

orders promulgated under such laws in reference to oil, gas and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.

With respect to the operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator's interpretation or application of rules, rulings, regulations or orders of the Department of Energy or Federal Energy Regulatory Commission or predecessor or successor agencies to the extent such interpretation or application was made in good faith and does not constitute gross negligence. Each Non-Operator further agrees to reimburse Operator for such Non-Operator's share of production or any refund, fine, levy or other governmental sanction that Operator may be required to pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.

ARTICLE XV.
MISCELLANEOUS

A. Execution:

This agreement shall be binding upon each Non-Operator when this agreement or a counterpart thereof has been executed by such Non-Operator and Operator notwithstanding that this agreement is not then or thereafter executed by all of the parties to which it is tendered or which are listed on Exhibit "A" as owning an interest in the Contract Area or which own, in fact, an interest in the Contract Area. Operator may, however, by written notice to all Non-Operators who have become bound by this agreement as aforesaid, given at any time prior to the actual spud date of the Initial Well but in no event later than five days prior to the date specified in Article VI.A. for commencement of the Initial Well, terminate this agreement if Operator in its sole discretion determines that there is insufficient participation to justify commencement of drilling operations. In the event of such a termination by Operator, all further obligations of the parties hereunder shall cease as of such termination. In the event any Non-Operator has advanced or prepaid any share of drilling or other costs hereunder, all sums so advanced shall be returned to such Non-Operator without interest. In the event Operator proceeds with drilling operations for the Initial Well without the execution hereof by all persons listed on Exhibit "A" as having a current working interest in such well, Operator shall indemnify Non-Operators with respect to all costs incurred for the Initial Well which would have been charged to such person under this agreement if such person had executed the same and Operator shall receive all revenues which would have been received by such person under this agreement if such person had executed the same.

B. Successors and Assigns:

This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legal representatives, successors and assigns, and the terms hereof shall be deemed to run with the Leases or Interests included within the Contract Area.

C. Counterparts:

This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

D. Severability:

For the purposes of assuming or rejecting this agreement as an executory contract pursuant to federal bankruptcy laws, this agreement shall not be severable, but rather must be assumed or rejected in its entirety, and the failure of any party to this agreement to comply with all of its financial obligations provided herein shall be a material default.

ARTICLE XVI.
OTHER PROVISIONS

SEE ARTICLE XVI ATTACHED AS PAGES 17 a, b and c.

ARTICLE XVI
Attached to and made a part of that certain Joint Operating Agreement
Dated March 29, 2007 between Fasken Oil and Ranch, Ltd. as Operator
And Eden Energy Corp. as Non-operator

Other Provisions

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY:

1. Conflict of Terms. In the event the provisions of this Article XVI conflict with any other provisions contained in this agreement, the provisions of this Article XVI shall control.

2. Continuing Obligations. The termination of this agreement shall not relieve any party hereto from any expense, liability or other obligation or any remedy therefor which has accrued or attached prior to the date of such termination.

3. Intentionally omitted.

4. Memorandum of Agreement. Concurrently herewith the parties are executing a Memorandum of Operating Agreement which shall immediately be filed in the County Clerk's Office of Elko and Eureka Counties, Nevada. Upon termination of this agreement and the satisfaction of all obligations hereunder, operator is authorized to file of record in all necessary recording offices a notice of termination, and each party hereto agrees to execute such a notice of termination as to operator's interest, upon request of operator, if operator has satisfied all of its financial obligations.

5. Priority of Operations. The provisions of this paragraph set forth below shall take precedence over any other conflicting provisions in this agreement including without limitation, any conflicting provisions in Article VI.B.

"It is agreed that where a well, which has been authorized under the terms of this agreement, shall have been drilled to the authorized depth and the parties participating in the well cannot mutually agree upon the sequence and timing of further operations regarding said well, the following elections shall control in the order enumerated hereafter:

A. An election to do additional logging, coring or testing;
B. An election to attempt to complete the well at either the objective depth or objective formation;
C. An election to plug back and attempt to complete said well;
D. An election to sidetrack the well;
E. An election to plug and abandon the well.

It is provided, however, that if at the time said participating parties are considering any of the above elections the wellbore is in such a condition that a reasonably prudent operator would not conduct the operations contemplated by the particular election involved for fear of placing the wellbore or objective formation in jeopardy, such election shall be eliminated from the sequence set forth above."

6. Well Access. In connection with the drilling of any wells under this agreement, Non-Operator, its employees and representatives, shall have the right at all reasonable times, at its own risk and expense, to full and complete access to the derrick floor, well location and Contract Area. **NON-OPERATOR SHALL HOLD OPERATOR HARMLESS FROM ANY AND ALL LOSS OR DAMAGE OF ANY NATURE OR KIND WHATSOEVER IN ANY WAY RESULTING FROM NON-OPERATOR'S ENTRY UPON, PRESENCE ON OR ACTIVITIES OF ITS RESPECTIVE EMPLOYEES AND REPRESENTATIVES WHILE ON THE CONTRACT AREA, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BODILY INJURY OR DEATH AT ANY TIME RESULTING THEREFROM AND DAMAGE TO PROPERTY SUSTAINED BY THE NON-OPERATOR AND ITS RESPECTIVE EMPLOYEES AND REPRESENTATIVES.**

7. Designation and Responsibility of Operator. Fasken Oil and Ranch, LP. shall be the Operator of the Contract Area and shall conduct and have direct and full control of all operations on the Contract Area as permitted and required by and within the limits of this agreement. In its

performance of services hereunder for the Non-Operators, Operator shall be an independent contractor not subject to the control or direction of the Non-Operators except as to the type of operation to be undertaken in accordance with the election procedures contained in this agreement. Operator shall not be deemed, or hold itself out as, the agent of the Non-Operators with authority to bind them to any obligation or liability assumed or incurred by Operator as to any third party. The specific duty of Operator to Non-Operators shall depend upon the service performed as follows:

a. In the handling of all moneys received from Non-Operators or from other parties for the benefit of the joint account, Operator shall have the duties of a fiduciary. During times when certain owners take their proportionate share of production in kind, Operator shall have no duty of a fiduciary to these owners with respect to marketing production.

b. In the performance of duties on the Contract Area, the Operator shall act as a reasonable prudent Operator in a good and workmanlike manner with due diligence and dispatch in accordance with good oilfield practice and in accordance with applicable law and regulation; **PROVIDED, HOWEVER, IN NO EVENT SHALL IT HAVE ANY LIABILITY AS OPERATOR TO THE OTHER PARTIES FOR LOSSES SUSTAINED OR LIABILITIES INCURRED EXCEPT SUCH AS MAY RESULT FROM GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.**

c. For all other duties and responsibilities hereunder, the Operator shall conduct its activities under this agreement as a reasonable and prudent operator in a good and workmanlike manner with due diligence and dispatch in accordance with good oilfield practice and in compliance with applicable laws and regulations.

8. No Fiduciary Obligation. Except as relates to the handling of monies as specified in Article XVI.7.a., the parties shall not be considered fiduciaries or to have established a confidential relationship but rather the parties shall be free to act on an arm's-length basis in accordance with their own respective self-interests.

9. Information on Contract Area. All information gained by the Operator in the Contract Area during the term of this agreement shall upon request be shared by the Operator whether or not paid for by the Non-Operators, subject, before such sharing, to the obligation of the requesting party to pay its proportionate share therefor.

10. Separate Measurement Facilities. In the event any party hereto creates a necessity for separate measurement facilities by virtue of any encumbrance or conveyance such party or such party's assignee shall alone bear the cost of acquisition, operation, maintenance and repairs of such facility.

11. Sale of Operator's Interest. Fasken Oil and Ranch, L.P. ("FORLP") is named Operator hereunder. FORLP owns no interest in the Contract Area. Notwithstanding Article V.B.1. herein, FORLP shall not be deemed to have resigned as Operator hereunder simply because it owns no interest in the Contract Area. However, Article V>B>1 is amended as noted above only so long as FORLP serves as Operator. In the event of a sale by Fasken Nevada-I, LLC of its interest in Contract Area the provisions of Article V.B. shall apply so that there shall be an election of a successor operator pursuant to said provisions of Article V.B.

12. Advances. Operator may from time to time demand that the non-operators pay in advance their respective share of the estimated amount of the expense to be incurred in proposed drilling or completion operations or any other operations, including but not limited to expenses related to the Initial Well. In the event Operator elects to demand and receive such advance payment from non-operators, no more than 30 days prior to the commencement of the calendar month in which Operator intends to commence such operations Operator may send to each non-operator an itemized statement of such estimated expense, together with invoices for its share of such costs. Each non-operator so invoiced, unless such non-operator has made a valid election not to participate in the operations, shall pay to Operator its proportionate share of such estimate within 15 days the date of after the date of such invoice. In the event that any non-operator fails to timely pay its share of said estimate, as invoiced, within that 15 day period, the Operator may treat such failure to timely pay the non-operator's share of estimated costs as an election by that non-operator not to participate in the proposed operation. In such event, the non-consent provisions set forth below shall apply.

13. Non-Consent- Article VI.B.2. Operations by Less Than All Parties, to the extent it conflicts with this provision shall be replaced by the following:

A. With respect to any proposal to drill a subsequent or substitute well, or to rework a well not then producing in paying quantities, which proposal is made prior to the point in time when production of oil or gas in paying quantities has occurred from any well located in the Contract Area, any party which elects not to participate in the proposed operation shall assign, proportionately to the participating parties, all of its right, title, and interest in such well and the section on which it is located, along with the eight (8) contiguous sections surrounding the subsequent or substitute well.

B. With respect to any proposal to drill a new well, or to rework a well not then producing in paying quantities, which proposal is made after the point in time when production of oil or gas in paying quantities has occurred from any well located in the Contract Area, any party which elects not to participate in the proposed operation shall assign, proportionately to the participating parties, all of its right, title, and interest in and to the well and the drilling and spacing unit for the well along with all of its right, title and interest in the eight (8) contiguous drilling/spacing units surrounding such well. Provided, however, said assignment shall not include any drilling/spacing unit upon which a well producing in paying quantities or capable of producing in paying quantities is located. The drilling and spacing unit for the well shall be determined by the regulations of the applicable state regulatory body having jurisdiction, but if no drilling and spacing unit has been established by such state regulatory body, then the drilling and spacing unit shall be the 160 acre quarter section (with a ten percent tolerance for irregular governmental surveys) upon which the well is located with respect to an oil well, and the 640 acre section (with a ten percent tolerance for irregular governmental surveys) upon which the well is located with respect to a gas well.

14. Pipeline and/or Gathering Line Construction. If any party to this Agreement elects either to construct, operate or purchase, or join in the construction, operation or purchase of a pipeline and/or gathering line to transport production from the Contract Area, then such party shall notify the other parties hereto furnishing all pertinent cost and information. Each party receiving such notice shall have the right to participate in the construction, operation and ownership of such pipeline and/or gathering line by assuming its proportionate share of the obligations and paying the cost attributable thereto. Such offering and election shall be made subject to Article VI.B. Subsequent Operations.

IN WITNESS WHEREOF, this agreement shall be effective as of the _______ day of ___________________, _______.

Fasken Oil and Ranch, Ltd. _________, who has prepared and circulated this form for execution, represents and warrants that the form was printed from and, with the exception(s) listed below, is identical to the AAPL Form 610-1989 Model Form Operating Agreement, as published in computerized form by Forms On-A-Disk, Inc. No changes, alterations, or modifications, other than those made by strikethrough and/or insertion and that are clearly recognizable as changes in Articles ___________________________, have been made to the form.

ATTEST OR WITNESS:

OPERATOR

Fasken Oil and Ranch, L.P. a Nevada Limited Partnership by Fasken Management, LLC

____

_______________________ By _______________________

_______________________ _______________________

Type or print name

Title _______________________

Date _______________________

Tax ID or S.S. No. _______________________

NON-OPERATORS

Fasken Nevada-I, LLC A Nevada limited liability company by Fasken Management LLC its general partner

____

_______________________ By _______________________

_______________________ _______________________

Type or print name

Title _______________________

Date _______________________

Tax ID or S.S. No. _______________________

Eden Energy Corp.

____

_______________________ By _______________________

_______________________ _______________________

Type or print name

Title _______________________

Date _______________________

Tax ID or S.S. No. _______________________

____

_______________________ By _______________________

_______________________ _______________________

Type or print name

Title _______________________

Date _______________________

Tax ID or S.S. No. ____________________

ACKNOWLEDGMENTS

Note: The following forms of acknowledgment are the short forms approved by the Uniform Law on Notarial Acts. The validity and effect of these forms in any state will depend upon the statutes of that state.

Individual acknowledgment:

State of _____________)

) ss.

County of ___________)

This instrument was acknowledged before me on

_______________________________ by _______________________________

(Seal, if any) _______________________________

Title (and Rank) _______________________

My commission expires: ____________________

Acknowledgment in representative capacity:

State of _____________)

) ss.

County of ___________)

This instrument was acknowledged before me on

_______________________________ by _______________________________ as

___________ of ____.

(Seal, if any) _______________________________

Title (and Rank) _______________________

My commission expires: ____________________

EXHIBIT A

attached to and made a part of that certain Joint Operating Agreement dated March 29, 2007 between Fasken Oil and Ranch, L.P. as Operator and Eden Energy Corp. as Non-Operator

1. Description of Lands subject to this Agreement:

   See the attached spreadsheet which describes the Lands

2. Restrictions, if any, as to depths, formations, or substances:
   None.

3. Parties to agreement with addresses and telephone numbers for notice purposes:

Fasken Oil and Ranch, L.P. and
Fasken Nevada-I, LLC
303 West Wall, Suite 1800
Midland, Texas 79701
Attention: Sally Kvasnicka
Phone: (432) 687-1777
Fax: (432) 687-0669

Eden Energy Corp.
200 Burrard Street, Suite 1925
Vancouver, BC, Canada V6C 3L6
Attention: Don Sharpe
Phone: (604) 693-0179
Fax: (604) 357-1062

Cedar Strat Corporation
948 Temple View Dr.
Las Vegas, Nevada 89110
Attention: Alan Chamberlain
Phone: (702) 459-3703
Fax: (702)459-4503

4. Percentages or fractional interests of parties to this agreement:

Working Interest Owner	Initial Test Well	Subsequent Wells
Fasken Nevada-I, LLC	.66666667	..475000000
Eden Energy Corp.	.33333333	.47500000
Cedar Strat Corp.		.05000000
Total	1.00000000	1.00000000

5. Oil and Gas Leases and/or Oil and Gas Interests subject to this Agreement:
   See the attached spreadsheet showing the leases.

6. Burdens on production:

   Any other burden created shall be considered a Subsequently Created Interest as defined in Article III. C. However the following overriding royalty interests shall not be Subsequently Created Interests:

   Eden Energy Corp.- reserves an overriding royalty interest on the earned interest equal to the difference between the existing lease burdens and 20% proportionately reduced as set forth in that certain Farmout Agreement between Eden Energy Corp and Fasken Nevada-I, LLC dated March 29, 2007
   Cedar Strat Corporation .0500000

Exhibit "A"
attached to and made a part of that certain JOA between Fasken Oil and Ranch, LP and Eden Energy Corp dated March 29, 2007

EDEN ENERGY CORP.
Diamond Play, Nevada - Lease Schedule

Lease No.	Township/Range	Description	# of acres	Effective Date	Term (years)	Lessor	Lessee	Comments
N78705	T25N R54E	Sec. 1 (Lots 1-4, S2N2, S2); 2 (Lots 1-4, S2N2, S2); 11 (ALL); 12 (ALL)				United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
AND	T26N R54E	Sec. 25 (ALL); 26 (ALL); 35 (ALL); 36 (ALL)				United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
AND	T25N R55E	Sec. 5 (Lots 1, 2, S2NE); 5 (W2, SE - PRO DIA 163); 6 (ALL - PRO DIA 163); 7 (ALL - PRO DIA 163); 8 (ALL - PRO DIA 163)				United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
AND	T26N R55E	Sec. 29 (ALL); 30, (Lots 1-4, E2, E2W2); 31 (Lots 1-7, NE, E2NW, NESW, N2SE); 32 (Lots 1-4, N2, N2S2)	9,808.14	1-Jul-04	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N78706	T22N R54E	Sec. 1 (Lots 1-4, S2N2, S2); 12 (ALL); 13 (ALL)	1,920.84	1-Jul-04	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N78707	T25N R55E	Sec. 27 (Lots 1-4, W2, SE); 28 (Lots 1-4, W2E2, W2); 33 (Lots 1-4, W2E2, W2); 34 (Lots 1-8, NWNE, SESE)	2,344.38	1-Aug-04	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	

Exhibit "A"
attached to and made a part of that certain JOA between Fasken Oil and Ranch, LP and Eden Energy Corp dated March 29, 2007

N78708	T25N R54E	Sec. 3 (Lots 1, 2, 3, 4, S2N2, S2), 4 (Lots 1, 2, 3, 4, S2N2, S2); 34 (ALL)	1,935.60	1-Aug-04 10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N78709	T25N R54E	Sec. 13 (ALL); 14 (ALL); 23 (ALL); 24 (ALL);			United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
AND	T25N R55E	Sec. 4 (Lots 1-4, S2N2, S2), 10 (ALL); 15 (ALL); 17 (ALL); 18 (ALL); 9 (Lots 1-14, W2SE, SW); 16 (Lots 1-4, W2E2, W2); 18 (Lots 1-4, W2E2, W2); 22 (Lots 1-8, W2)			United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
AND	T26N R55E	Sec. 28 (Lots 1, 2, 3, 4, W2E2, W2); 33 (Lots 1, 2, 3, 4, 5, 6, 7, NWSE, N2SW, W2NE, NW	9,463.30	1-Aug-04 10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N78710	T25N R54E	Sec. 25 (ALL); 26 (E2, E2NW, SW); 33 (Lots 1-3, N2, N2SW, N2SE, SESE); 34 (ALL); 35 (ALL); 36 (ALL)			United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
AND	T25N R55E	(PRO DIA 163) Sec. 19 (ALL); 20 (ALL); 29 (ALL); 30 (ALL); 31 (ALL); 32 (ALL EXCL ME PATENT)	6,541.77	1-Aug-04 10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N78711	T26N R54E	Sec. 1 (Lots 1-4, S2N2, S2), 11(ALL); 12 (ALL); 13, (ALL); 14 (ALL); 23 (ALL); 24 (ALL); 27 (ALL); 22 (ALL); 7 (Lots 1-4, E2W2, E2); 8 (ALL); 17 (ALL); 20 (ALL); 18 (Lots 1-4, E2W2,	9,638.48	1-Aug-04 10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N78831	T21 1/2N R54E	Sec. 35 (Lots 1-4, S2N2, S2); 36 (Lots 1-5, S2NE, SENW, S2)	1,147.69	1-Sep-04 10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)

Exhibit "A"
attached to and made a part of that certain JOA between Fasken Oil and Ranch, LP and Eden Energy Corp dated March 29, 2007

N78832	T20N R55E	Sec. 4 (N2, SW - PRO DIA 203); 4 (SE - PRO DIA 203); 5 (ALL); 6 (ALL); 7 (ALL); 8 (ALL); 17 (ALL); 18 (ALL); 19 (ALL); 20 (ALL)	5,689.00	1-Sep-04	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N78833	T21N 54E	(PRO DIA 167) Sec. 1 (ALL); 2 (ALL); 11 (ALL); 12 (ALL); 13 (ALL); 14 (ALL); 23 (N2, S2S2); 24 (ALL); 25 (ALL); 26 (ALL); 35 (N2, N2SW, S2SE); 36 (ALL)	7,373.00	1-Sep-04	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N78834	T23N R54E	Sec. 1 (ALL - PRO DIA 162); 2 (ALL - PRO DIA 162); 11(ALL - PRO DIA 162); 12 (ALL - PRO DIA 162); 13 (ALL - PRO DIA 162); 14 (ALL - PRO DIA 162); 23 (SW), 23 (N2, SE - PRO DIA	7,082.00	1-Sep-04	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N78835	T22N R54E	Sec. 2 (Lots 1-4, S2N2, S2); 3 (Lots 1-4, S2N2, S2); 10 (ALL); 11 (ALL); 14 (ALL); 23 (ALL); 24 (ALL); 25 (ALL); 26 (ALL); 35 (Lot 1, N2, N2SW, SWSW, SE); 36 (Lots 1-3, N2, SWSW, SE)	7,041.40	1-Sep-04	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N78836	T24N R54E	Sec. 1 (ALL - PRO DIA 163), 2 (ALL - PRO DIA 163), 3 (SW); 13 (ALL - PRO DIA 163);14 (ALL - PRO DIA 163); 23 (ALL - PRO DIA 163); 24 (ALL - PRO DIA 163); 25 (ALL - PRO DIA	6,190.00	1-Sep-04	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N78838	T19N R55E	Sec. 28 (ALL); 29 (Lots 1-8, S2); 30 (Lots 1-7, NE, E2NW, NESW, N2SE); 31 (Lots 1-4, W2NE, SENE, E2W2, SE); 32 (E2, E2NW, SW); 33 (ALL)	3,741.88	1-Sep-04	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N78839	T18N R54E	[illegible]	[illegible]	1-Sep-04	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	Entire Lease to be assigned to Cedar Strat per Letter Agreement dated February ___, 2007.
N78840	T18N R55E	[illegible] E2W2; 20 (ALL)	[illegible]	1-Sep-04	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	Entire Lease to be assigned to Cedar Strat per Letter Agreement dated February ___, 2007.

Exhibit "A"

attached to and made a part of that certain JOA between Fasken Oil and Ranch, LP and Eden Energy Corp dated March 29, 2007

N78841	T19N R55E	Sec. 4 (Lots 1-12); 5 (Lots 1-3, S2N2, SW, N2SE, SWSE); 6 (Lots 1-7, S2NE, SENW, E2SW, SE); 7 (Lots 1-4, E2, E2W2); 8 (Lots 1-6, W2, W2SE, SESE); 9 (Lots 1-6, E2NE, NENW,	7,392.28	1-Sep-04	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N78842	T18N R54E	[illegible] S2NW, S2); 2 (Lots 4-7, SWNE, S2NW, SW, W2SE); 14 (Lots 1-4, W2E2, W2); 9 (ALL); 10 (ALL); 12 (ALL); 13 (ALL); 15 (ALL); 16 (ALL); 21 (ALL); 22	10,004.35	1-Oct-04	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	Entire Lease to be assigned to Cedar Strat per Letter Agreement dated February ___, 2007.
N79153	T21N R55E	Sec. 17 (Lots 1-4, W2E2, W2); 18 (ALL - PRO DIA 167); 19 (ALL - PRO DIA 167); 20 (Lots 1-4, S2N2, S2)	2,536.55	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N79154	T21N R55E	Sec. 5 (Lots 1-7, SWNE, S2NW, SW, W2SE); 6 (ALL - PRO DIA 167); 7 (ALL - PRO DIA 167); 8 (Lots 1-4, W2E2, W2)	2,549.72	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N79155	T22N R55E	Sec. 28 (ALL); 33 (ALL)	1,280.00	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N79156	T22N R55E	Sec. 29 (ALL); 30 (Lots 1-4, E2, E2W2); 31 (Lots 1-4, E2, E2W2); 32 (ALL)	2,497.72	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N79157	T22N R55E	Sec. 15 (Lots 1-4, E2, W2W2); 16 (ALL); 21 (ALL)	1,923.36	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N79158	T22N R55E	Sec. 2 (Lots 3, 4, S2NW, W2SW); 11 (W2NW)				United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	

Exhibit "A"

attached to and made a part of that certain JOA between Fasken Oil and Ranch, LP and Eden Energy Corp dated March 29, 2007

AND	T23N R55E	Sec. 35 (Lots 1-8)	644.58	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79159	T22N R55E	Sec. 17 (ALL); 18 (Lots 1-4, E2, E2W2); 19 (Lots 1-4, E2, E2W2); 20 (ALL)	2,485.76	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79161	T22N R55E	Sec. 5 (Lots 1-4, S2N2, S2); 6 (Lots 1-7, S2NE, SENW, E2SW, SE); 7 (Lots 1-4 E2, E2W2); 8 (ALL)	2,464.56	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79163	T23N R55E	Sec. 27 (ALL); 28 (ALL); 33 (ALL); 34 (ALL)	2,560.00	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79164	T23N R55E	(PRO DIA 162) Sec. 29 (ALL); 30 (ALL); 31 (ALL); 32 (ALL)	2,467.00	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79165	T23N R55E	(PRO DIA 162) Sec. 15 (ALL); 16 (ALL); 21 (ALL); 22 (ALL)	2,560.00	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79166	T23N R55E	(PRO DIA 162) Sec. 17 (ALL); 18 (ALL); 19 (ALL); 20 (ALL)	2,465.00	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79167	T23N R55E	(PRO DIA 162) Sec. 5 (ALL); 6 (ALL); 7 (ALL); 8 (ALL)	2,448.00	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)

Exhibit "A"
attached to and made a part of that certain JOA between Fasken Oil and Ranch, LP and Eden Energy Corp dated March 29, 2007

N79168	T23N R55E	(PRO DIA 162) Sec. 3 (ALL); 4 (ALL); 9 (ALL); 10 (ALL)	2,544.00	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79169	T23N R55E	Sec. 2 (Lots 1-10, S2NE, SE)				United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
AND	T24N R55E	Sec. 26 (ALL); 35 (Lots 1-8, N2)	2,284.39	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79170	T24N R55E	Sec. 27 (ALL); 33 (Lots 1-4, W2E2, W2); 34 (Lots 1-8, N2)	2,280.64	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79171	T24N R55E	Sec. 14 (ALL); 15 (ALL), 22 (ALL); 23 (ALL)	2,560.00	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79172	T24N R55E	Sec. 16 (Lots 1-4, W2E2, W2); 21 (Lots 1-4, W2E2, W2); 28 (Lots 1-4, W2E2, W2)	1,996.41	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79173	T24N R55E	(PRO DIA 163) Sec. 29 (ALL); 30 (ALL); 31 (ALL); 32 (ALL)	2,486.00	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79174	T24N R55E	(PRO DIA 163) Sec. 17 (ALL); 18 (ALL); 19 (ALL); 20 (ALL)	2,484.00	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)

Exhibit "A"

attached to and made a part of that certain JOA between Fasken Oil and Ranch, LP and Eden Energy Corp dated March 29, 2007

N79175	T24N R55E	(PRO DIA 163) Sec. 5 (ALL, EXCL ME PAT 4266); 6 (ALL); 7 (ALL)	2,537.00	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79176	T24N R55E	Sec. 4 (Lots 1-22, SW, W2SE); 8 (ALL - PRO DIA 163); 9 (Lots 1-4, W2E2, W2)	2,353.52	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd (Wholly owned subsidiary of Eden Energy Corp.)
N79177	T24N R55E	Sec. 2 (Lots 1-4, S2N2, S2); 3 (Lots 1-10, S2NE, SE); 10 (N2, SW); 11 (ALL)	2,397.29	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79178	T21N R55E	Sec. 29 (ALL); 30 (ALL PRO DIA 167); 31 (ALL PRO DIA 167); 32 (ALL)	2,536.00	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79179	T21N R55E	Sec. 2 (Lots 1-4, S2N2, S2); 11 (ALL); 14 (Lots 1-4, E2E2, SW); 23 (Lots 1-12, E2E2)	2,399.84	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79182	T20N R55E	Sec. 9 (NE); 9 (W2, SE - PRO DIA 203); 10 (S2NE, W2, SE); 15 (Lots 1-2, N2NE, SWNE, NW, S2SW, SE); 16 (ALL - PRO DIA 203)	2,490.11	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79183	T20N R55E	Sec. 29 (ALL); 30 (ALL); 31 (ALL); 32 (ALL)	2,495.00	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79194	T19N R54E	Sec. 13 (ALL); 14 (ALL); 23 (ALL); 24 (ALL)	2,560.00	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)

Exhibit "A"

attached to and made a part of that certain JOA between Fasken Oil and Ranch, LP and Eden Energy Corp dated March 29, 2007

N79197	T19N R54E	Sec. 27 (ALL); 33 (ALL - PRO DIC 203); 34 (ALL)	1,000.00	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	Entire Lease to be assigned to Cedar Strat per Letter Agreement dated February ___, 2007.
N79151	T21N R55E	Sec. 16 (ALL); 21 (ALL); 28 (ALL); 33 (W2NE, NW, W2SW)	2,240.00	1-Feb-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N79152	T21N R55E	Sec. 3 (Lots 1-4, S2, S2N2); 4 (Lots 1-7, S2NE, SENW, E2SW, SE); 9 (N2, SW, N2SE); 10 (N2, E2SW, NESE)	2,280.72	1-Feb-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N79160	T22N R55E	Sec. 3 (Lots 1-7; SWNE, S2NW, SW, W2SE); 4 (Lots 1-4, S2N2, S2); 9 (ALL) 10 (Lots 1-6, W2NE, E2NW, E2SW, SE)	2,556.66	1-Feb-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N79162	T23N R55E	Sec. 11 (Lots 1-8, E2); 14 (Lots 1-8, E2); 23 (Lots 1-4, NE, W2W2); 26 (Lots 1-4, W2W2)	2,069.52	1-Feb-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N79180	T21N R55E	Sec. 22 (E2N2, S2); 26 (Lots 1-4, E2, E2W2); 27 (N2, E2SW, SE), 34 (E2, NENW)	1,962.18	1-Feb-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N79181	T21N R55E	Sec. 35 (ALL)				United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
AND	T20N R55E	Sec. 2 (Lots 3, 5-9, SWNE, SENW, SW, W2SE); 3 (SW); 11 (Lots 1-2, W2NE, W2, SE)	2,007.58	1-Feb-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	

Exhibit "A"

attached to and made a part of that certain JOA between Fasken Oil and Ranch, LP and Eden Energy Corp dated March 29, 2007

N79184	T20N R55E	Sec. 21 (ALL - PRO DIA 203); 22 (Lots 1-4, NE, N2NW, S2SW, N2SE, SWSE); 27 (Lots 1-4, W2NE, S2NW, N2SW, SE), 28 (ALL - PRO DIA 203)	2,487.86	1-Feb-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79185	T20N R55E	Sec. 33 (ALL - PRO DIA 203); 34 (SWNE, N2NW, SENW, SW, W2SE)	1,050.00	1-Feb-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79187	T20N R54E	Sec. 3 (Lots 1-4, 6, 7, S2NE, SENW, E2SW, SE); 4 (Lots 1-4, S2NW, E2SW, SWSW, SE); 10 (Lots 1, 3, 4, E2, NENW, E2SW)	1,717.34	1-Jul-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79188	T20N R54E	Sec. 13 (N2, W2SW, SESW, N2SE, SESE); 14 (ALL), 23 (N2N2, SENE, S2SW, SE); 24 (N2, E2SW, SWSW, SE)	2,240.00	1-Feb-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79189	T20N R54E	Sec. 9 (N2N2, SWNW, W2SW, SESW, SE); 15 (Lots 1-2, E2, E2W2); 16 (N2, SW, W2SE); 22 (N2NE, NENW, SWNW, S2)	2,085.21	1-Feb-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79190	T20N R54E	Sec. 23 (NENE, S2NE, S2NW, SWSW, SE); 26 (N2NE, NW, S2SW, S2SE); 27 (N2NE, SENE, NENW, SWNW, SW, W2SE, SESE); 28 (S2NE, NWNE, W2, N2SE, SWSE)	1,640.00	1-Feb-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79191	T20N R54E	Sec. 33 (N2, S2SW, SE); 34 (N2NE, NENW, SWNW, S2); 35 (N2, E2SW, SWSW); 36 (ALL)	2,280.00	1-Feb-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79192	T20N R54E	Sec. 17 (Lots 1-3, NE, N2SE); 20 (Lots 1-3, E2N2, SWNE, S2); 21 (N2NE, SWNE, SW, SWSE); 29 (N2NE, SWNE, W2, N2SE, SWSE); 32 (E2, N2NW, SENW, W2SW, SESW)	2,372.29	1-Feb-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)

Exhibit "A"
attached to and made a part of that certain JOA between Fasken Oil and Ranch, LP and Eden Energy Corp dated March 29, 2007

N79193	T19N R54E	Sec. 1 (Lots 1-4, S2); 2 (lots 1-4, N2SW, SESW, SE); 11 (ALL); 12 (ALL)	2,143.20	1-Feb-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N79195	T19N R54E	Sec. 25 (ALL); 26 (N2, SW, N2SE); 35 (S2NE, W2, SE); 36 (N2, W2SW, N2SE)	2,240.00	1-Feb-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N79196	T19N R54E	Sec. 3 (Lots 1-4, N2S2, SWSW); 10 (ALL); 15 (ALL); 22 (ALL)	2,237.60	1-Feb-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	Section 22 of Lease to be assigned to Cedar Strat per Letter Agreement dated February ___, 2007. Eden will retain after all.
N79186	T20N R54E	Sec. 1 (Lots 1-4, S2, S2N2); 2 (Lots 1-4, S2, S2N2); 11 (ALL); 12 (ALL)	2,563.60	1-Mar-06	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
Totals			211,621.93					

COPAS

EXHIBIT "C"

Attached to and made a part of **that certain Joint Operating Agreement dated March 29, between Fasken Oil and Ranch, L.P. as Operator and Eden Energy Corp, et al as Non-Operators.**

ACCOUNTING PROCEDURE

JOINT OPERATIONS

I. GENERAL PROVISIONS

1. Definitions

"Joint Property" shall mean the real and personal property subject to the agreement to which this Accounting Procedure is attached.

"Joint Operations" shall mean all operations necessary or proper for the development, operation, protection and maintenance of the Joint Property.

"Joint Account" shall mean the account showing the charges paid and credits received in the conduct of the Joint Operations and which are to be shared by the Parties.

"Operator" shall mean the party designated to conduct the Joint Operations.

"Non-Operators" shall mean the Parties to this agreement other than the Operator.

"Parties" shall mean Operator and Non-Operators.

"First Level Supervisors" shall mean those employees whose primary function in Joint Operations is the direct supervision of other employees and/or contract labor directly employed on the Joint Property in a field operating capacity.

"Technical Employees" shall mean those employees having special and specific engineering, geological or other professional skills, and whose primary function in Joint Operations is the handling of specific operating conditions and problems for the benefit of the Joint Property.

"Personal Expenses" shall mean travel and other reasonable reimbursable expenses of Operator's employees.

"Material" shall mean personal property, equipment or supplies acquired or held for use on the Joint Property.

"Controllable Material" shall mean Material which at the time is so classified in the Material Classification Manual as most recently recommended by the Council of Petroleum Accountants Societies.

2. Statement and Billings

Operator shall bill Non-Operators on or before the last day of each month for their proportionate share of the Joint Account for the preceding month. Such bills will be accompanied by statements which identify the authority for expenditure, lease or facility, and all charges and credits summarized by appropriate classifications of investment and expense except that items of Controllable Material and unusual charges and credits shall be separately identified and fully described in detail.

3. Advances and Payments by Non-Operators

A. Unless otherwise provided for in the agreement, the Operator may require the Non-Operators to advance their share of estimated cash outlay for the succeeding month's operation within fifteen (15) days after receipt of the billing or by the first day of the month for which the advance is required, whichever is later. Operator shall adjust each monthly billing to reflect advances received from the Non-Operators.

B. Each Non-Operator shall pay its proportion of all bills within fifteen (15) days after receipt. If payment is not made within such time, the unpaid balance shall bear interest monthly at the prime rate in effect at **Bank of America, N.A.** on the first day of the month in which delinquency occurs plus 1% or the maximum contract rate permitted by the applicable usury laws in the state in which the Joint Property is located, whichever is the lesser, plus attorney's fees, court costs, and other costs in connection with the collection of unpaid amounts.

4. Adjustments

Payment of any such bills shall not prejudice the right of any Non-Operator to protest or question the correctness thereof; provided, however, all bills and statements rendered to Non-Operators by Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any such calendar year, unless within the said twenty-four (24) month period a Non-Operator takes written exception thereto and makes claim on Operator for adjustment. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of Controllable Material as provided for in Section V.

5. **Audits**

A. A Non-Operator, upon notice in writing to Operator and all other Non-Operators, shall have the right to audit Operator's accounts and records relating to the Joint Account for any calendar year within the twenty-four (24) month period following the end of such calendar year; provided, however, the making of an audit shall not extend the time for the taking of written exception to and the adjustments of accounts as provided for in Paragraph 4 of this Section I. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct a joint audit in a manner which will result in a minimum of inconvenience to the Operator. Operator shall bear no portion of the Non-Operators' audit cost incurred under this paragraph unless agreed to by the Operator. The audits shall not be conducted more than once each year without prior approval of Operator, except upon the resignation or removal of the Operator, and shall be made at the expense of those Non-Operators approving such audit.

B. The Operator shall reply in writing to an audit report within 180 days after receipt of such report.

6. **Approval By Non-Operators**

Where an approval or other agreement of the Parties or Non-Operators is expressly required under other sections of this Accounting Procedure and if the agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, Operator shall notify all Non-Operators of the Operator's proposal, and the agreement or approval of a majority in interest of the Non-Operators shall be controlling on all Non-Operators.

II. DIRECT CHARGES

Operator shall charge the Joint Account with the following items:

1. **Ecological and Environmental**

Costs incurred for the benefit of the Joint Property as a result of governmental or regulatory requirements to satisfy environmental considerations applicable to the Joint Operations. Such costs may include surveys of an ecological or archaeological nature and pollution control procedures as required by applicable laws and regulations.

2. **Rentals and Royalties**

Lease rentals and royalties paid by Operator for the Joint Operations.

3. **Labor**

A. (1) Salaries and wages of Operator's field employees directly employed on the Joint Property in the conduct of Joint Operations.

(2) Salaries of First level Supervisors in the field.

(3) Salaries and wages of Technical Employees directly employed on the Joint Property if such charges are excluded from the overhead rates.

(4) Salaries and wages of Technical Employees either temporarily or permanently assigned to and directly employed in the operation of the Joint Property if such charges are excluded from the overhead rates.

B. Operator's cost of holiday, vacation, sickness and disability benefits and other customary allowances paid to employees whose salaries and wages are chargeable to the Joint Account under Paragraph 3A of this Section II. Such costs under this Paragraph 3B may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages chargeable to the Joint Account under Paragraph 3A of this Section II. If percentage assessment is used, the rate shall be based on the Operator's cost experience.

C. Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator's costs chargeable to the Joint Account under Paragraphs 3A and 3B of this Section II.

D. Personal Expenses of those employees whose salaries and wages are chargeable to the Joint Account under Paragraphs 3A and 3B of this Section II.

4. **Employee Benefits**

Operator's current costs or established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus, and other benefit plans of a like nature, applicable to Operator's labor cost chargeable to the Joint Account under Paragraphs 3A and 3B of this Section II shall be Operator's actual cost not to exceed the percent most recently recommended by the Council of Petroleum Accountants Societies.

5. **Material**

Material purchased or furnished by Operator for use on the Joint Property as provided under Section IV. Only such Material shall be purchased for or transferred to the Joint Property as may be required for immediate use and is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

6. **Transportation**

Transportation of employees and Material necessary for the Joint Operations but subject to the following limitations:

A. If Material is moved to the Joint Property from the Operator's warehouse or other properties, no charge shall be made to the Joint Account for a distance greater than the distance from the nearest reliable supply store where like material is normally available or railway receiving point nearest the Joint Property unless agreed to by the Parties.

B. If surplus Material is moved to Operator's warehouse or other storage point, no charge shall be made to the Joint Account for a distance greater than the distance to the nearest reliable supply store where like material is normally available, or railway receiving point nearest the Joint Property unless agreed to by the Parties. No charge shall be made to the Joint Account for moving Material to other properties belonging to Operator, unless agreed to by the Parties.

C. In the application of subparagraphs A and B above, the option to equalize or charge actual trucking cost is available when the actual charge is $400 or less excluding accessorial charges. The $400 will be adjusted to the amount most recently recommended by the Council of Petroleum Accountants Societies.

7. **Services**

The cost of contract services, equipment and utilities provided by outside sources, except services excluded by Paragraph 10 of Section II and Paragraph i, ii, and iii, of Section III. The cost of professional consultant services and contract services of technical personnel directly engaged on the Joint Property if such charges are excluded from the overhead rates. The cost of professional consultant services or contract services of technical personnel not directly engaged on the Joint Property shall not be charged to the Joint Account unless previously agreed to by the Parties.

8. **Equipment and Facilities Furnished By Operator**

A. Operator shall charge the Joint Account for use of Operator owned equipment and facilities at rates commensurate with costs of ownership and operation. Such rates shall include costs of maintenance, repairs, other operating expense, insurance, taxes, depreciation, and interest on gross investment less accumulated depreciation not to exceed eight percent (8.0 %) per annum. Such rates shall not exceed average commercial rates currently prevailing in the immediate area of the Joint Property.

B. In lieu of charges in Paragraph 8A above, Operator may elect to use average commercial rates prevailing in the immediate area of the Joint Property less 20%. For automotive equipment, Operator may elect to use rates published by the Petroleum Motor Transport Association.

9. **Damages and Losses to Joint Property**

All costs or expenses necessary for the repair or replacement of Joint Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other cause, except those resulting from Operator's gross negligence or willful misconduct. Operator shall furnish Non-Operator written notice of damages or losses incurred as soon as practicable after a report thereof has been received by Operator.

10. **Legal Expense**

Expense of handling, investigating and settling litigation or claims, discharging of liens, payment of judgments and amounts paid for settlement of claims incurred in or resulting from operations under the agreement or necessary to protect or recover the Joint Property, except that no charge for services of Operator's legal staff or fees or expense of outside attorneys shall be made unless previously agreed to by the Parties. All other legal expense is considered to be covered by the overhead provisions of Section III unless otherwise agreed to by the Parties, except as provided in Section I, Paragraph 3.

11. **Taxes**

All taxes of every kind and nature assessed or levied upon or in connection with the Joint Property, the operation thereof, or the production therefrom, and which taxes have been paid by the Operator for the benefit of the Parties. If the ad valorem taxes are based in whole or in part upon separate valuations of each party's working interest, then notwithstanding anything to the contrary herein, charges to the Joint Account shall be made and paid by the Parties hereto in accordance with the tax value generated by each party's working interest.

12. **Insurance**

Net premiums paid for insurance required to be carried for the Joint Operations for the protection of the Parties. In the event Joint Operations are conducted in a state in which Operator may act as self-insurer for Worker's Compensation and/or Employers Liability under the respective state's laws, Operator may, at its election, include the risk under its self-insurance program and in that event, Operator shall include a charge at Operator's cost not to exceed manual rates.

13. **Abandonment and Reclamation**

Costs incurred for abandonment of the Joint Property, including costs required by governmental or other regulatory authority.

14. **Communications**

Cost of acquiring, leasing, installing, operating, repairing and maintaining communication systems, including radio and microwave facilities directly serving the Joint Property. In the event communication facilities/systems serving the Joint Property are Operator owned, charges to the Joint Account shall be made as provided in Paragraph 8 of this Section II.

15. **Other Expenditures**

Any other expenditure not covered or dealt with in the foregoing provisions of this Section II, or in Section III and which is of direct benefit to the Joint Property and is incurred by the Operator in the necessary and proper conduct of the Joint Operations.

III. OVERHEAD

1. **Overhead - Drilling and Producing Operations**

i. As compensation for administrative, supervision, office services and warehousing costs, Operator shall charge drilling and producing operations on either:

(X) Fixed Rate Basis, Paragraph IA, or
(   ) Percentage Basis, Paragraph IB

Unless otherwise agreed to by the Parties, such charge shall be in lieu of costs and expenses of all offices and salaries or wages plus applicable burdens and expenses of all personnel, except those directly chargeable under Paragraph 3A, Section II. The cost and expense of services from outside sources in connection with matters of taxation, traffic, accounting or matters before or involving governmental agencies shall be considered as included in the overhead rates provided for in the above selected Paragraph of this Section III unless such cost and expense are agreed to by the Parties as a direct charge to the Joint Account.

ii. The salaries, wages and Personal Expenses of Technical Employees and/or the cost of professional consultant services and contract services of technical personnel directly employed on the Joint Property:

(   ) shall be covered by the overhead rates, or
(X) shall not be covered by the overhead rates.

iii. The salaries, wages and Personal Expenses of Technical Employees and/or costs of professional consultant services and contract services of technical personnel either temporarily or permanently assigned to and directly employed in the operation of the Joint Property:

(X) shall be covered by the overhead rates, or
(   ) shall not be covered by the overhead rates.

A. Overhead - Fixed Rate Basis

(1) Operator shall charge the Joint Account at the following rates per well per month:

Drilling Well Rate $ 6,500.00
(Prorated for less than a full month)

Producing Well Rate $ 650.00

(2) Application of Overhead - Fixed Rate Basis shall be as follows:

(a) Drilling Well Rate

(1) Charges for drilling wells shall begin on the date the well is spudded and terminate on the date the drilling rig, completion rig, or other units used in completion of the well is released, whichever

is later, except that no charge shall be made during suspension of drilling or completion operations for fifteen (15) or more consecutive calendar days.

(2) Charges for wells undergoing any type of workover or recompletion for a period of five (5) consecutive work days or more shall be made at the drilling well rate. Such charges shall be applied for the period from date workover operations, with rig or other units used in workover, commence through date of rig or other unit release, except that no charge shall be made during suspension of operations for fifteen (15) or more consecutive calendar days.

(b) Producing Well Rates

(1) An active well either produced or injected into for any portion of the month shall be considered as a one-well charge for the entire month.

(2) Each active completion in a multi-completed well in which production is not commingled down hole shall be considered as a one-well charge providing each completion is considered a separate well by the governing regulatory authority.

(3) An inactive gas well shut in because of overproduction or failure of purchaser to take the production shall be considered as a one-well charge providing the gas well is directly connected to a permanent sales outlet.

(4) A one-well charge shall be made for the month in which plugging and abandonment operations are completed on any well. This one-well charge shall be made whether or not the well has produced except when drilling well rate applies.

(5) All other inactive wells (including but not limited to inactive wells covered by unit allowable, lease allowable, transferred allowable, etc.) shall not qualify for an overhead charge.

~~(3) The well rates shall be adjusted as of the first day of April each year following the effective date of the agreement to which this Accounting Procedure is attached. The adjustment shall be computed by multiplying the rate currently in use by the percentage increase or decrease in the average weekly earnings of Crude Petroleum and Gas Production Workers for the last calendar year compared to the calendar year preceding as shown by the index of average weekly earnings of Crude Petroleum and Gas Production Workers as published by the United States Department of Labor, Bureau of Labor Statistics, or the equivalent Canadian index as published by Statistics Canada, as applicable. The adjusted rates shall be the rates currently in use, plus or minus the computed adjustment.~~ (3) The well rates shall be adjusted as of the first day of April each year following the effective date of the agreement to which this Accounting Procedure is attached. The adjustment shall be computed by multiplying the rate currently in use by the percentage increase or decrease in the average weekly earnings of Crude Petroleum and Gas Production Workers for the last calendar year compared to the calendar year preceding as shown by the index of average weekly earnings of Crude Petroleum and Gas Production Workers as published by the United States Department of Labor, Bureau of Labor Statistics. In the event the index noted above is no longer published and is not replaced by a similar index, the adjustment shall be computed by multiplying the rate currently in use by the percentage increase or decrease for the last calendar year compared by the calendar year preceding as shown by any other index promulgated, approved, recommended or otherwise recognized by the Council of Petroleum Accountants Societies as an acceptable replacement for the above index. If no other index has been promulgated, approved, recommended or otherwise recognized by the Council of Petroleum Accountants Societies, then Operator shall be entitled to use any other industry recognized index to compute the adjustment. The adjusted rates shall be the rates currently in use, plus or minus the computed adjustment.

B. ~~Overhead - Percentage Basis~~

~~(1) Operator shall charge the Joint Account at the following rates:~~

~~(a) Development~~

~~________________ Percent (______%) of the cost of development of the Joint Property exclusive of costs provided under Paragraph 10 of Section II and all salvage credits.~~

~~(b) Operating~~

~~________________ Percent (______%) of the cost of operating the Joint Property exclusive of costs provided under Paragraphs 2 and 10 of Section II, all salvage credits, the value of injected substances purchased for secondary recovery and all taxes and assessments which are levied, assessed and paid upon the mineral interest in and to the Joint Property.~~

~~(2) Application of Overhead - Percentage Basis shall be as follows:~~

~~For the purpose of determining charges on a percentage basis under Paragraph 1B of this Section III, development shall include all costs in connection with drilling, redrilling, deepening, or any remedial operations on any or all wells involving the use of drilling rig and crew capable of drilling to the producing interval on the Joint Property; also, preliminary expenditures necessary in preparation for drilling and expenditures incurred in abandoning when the well is not completed as a producer, and original cost of construction or installation of fixed assets, the expansion of fixed assets and any other project clearly discernible as a fixed asset, except Major Construction as defined in Paragraph 2 of this Section III. All other costs shall be considered as operating.~~

2. Overhead - Major Construction

COPAS

To compensate Operator for overhead costs incurred in the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Joint Property, Operator shall either negotiate a rate prior to the beginning of construction, or shall charge the Joint

Account for overhead based on the following rates for any Major Construction project in excess of $______________________:

A. ___3___ % of first $100,000 or total cost if less, plus

B. ___2___ % of costs in excess of $100,000 but less than $1,000,000, plus

C. ___1___ % of costs in excess of $1,000,000.

Total cost shall mean the gross cost of any one project. For the purpose of this paragraph, the component parts of a single project shall not be treated separately and the cost of drilling and workover wells and artificial lift equipment shall be excluded.

3. **Catastrophe Overhead**

To compensate Operator for overhead costs incurred in the event of expenditures resulting from a single occurrence due to oil spill, blowout, explosion, fire, storm, hurricane, or other catastrophes as agreed to by the Parties, which are necessary to restore the Joint Property to the equivalent condition that existed prior to the event causing the expenditures, Operator shall either negotiate a rate prior to charging the Joint Account or shall charge the Joint Account for overhead based on the following rates:

A. ___3___ % of total costs through $100,000; plus

B. ___2___ % of total costs in excess of $100,000 but less than $1,000,000; plus

C. ___1___ % of total costs in excess of $1,000,000.

Expenditures subject to the overheads above will not be reduced by insurance recoveries, and no other overhead provisions of this Section III shall apply.

4. **Amendment of Rates**

The overhead rates provided for in this Section III may be amended from time to time only by mutual agreement between the Parties hereto if, in practice, the rates are found to be insufficient or excessive.

IV. PRICING OF JOINT ACCOUNT MATERIAL PURCHASES, TRANSFERS AND DISPOSITIONS

Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for all Material movements affecting the Joint Property. Operator shall provide all Material for use on the Joint Property; however, at Operator's option, such Material may be supplied by the Non-Operator. Operator shall make timely disposition of idle and/or surplus Material, such disposal being made either through sale to Operator or Non-Operator, division in kind, or sale to outsiders. Operator may purchase, but shall be under no obligation to purchase, interest of Non-Operators in surplus condition A or B Material. The disposal of surplus Controllable Material not purchased by the Operator shall be agreed to by the Parties.

1. **Purchases**

Material purchased shall be charged at the price paid by Operator after deduction of all discounts received. In case of Material found to be defective or returned to vendor for any other reasons, credit shall be passed to the Joint Account when adjustment has been received by the Operator.

2. **Transfers and Dispositions**

Material furnished to the Joint Property and Material transferred from the Joint Property or disposed of by the Operator, unless otherwise agreed to by the Parties, shall be priced on the following basis exclusive of cash discounts:

A. New Material (Condition A)

(1) Tubular Goods Other than Line Pipe

(a) Tubular goods, sized 2 3/8 inches OD and larger, except line pipe, shall be priced at Eastern mill published carload base prices effective as of date of movement plus transportation cost using the 80,000 pound carload weight basis to the railway receiving point nearest the Joint Property for which published rail rates for tubular goods exist. If the 80,000 pound rail rate is not offered, the 70,000 pound or 90,000 pound rail rate may be used. Freight charges for tubing will be calculated from Lorain, Ohio and casing from Youngstown, Ohio.

(b) For grades which are special to one mill only, prices shall be computed at the mill base of that mill plus transportation cost from that mill to the railway receiving point nearest the Joint Property as provided above in Paragraph 2.A.(1)(a). For transportation cost from points other than Eastern mills, the 30,000

pound Oil Field Haulers Association interstate truck rate shall be used.

(c) Special end finish tubular goods shall be priced at the lowest published out-of-stock price, f.o.b. Houston, Texas, plus transportation cost, using Oil Field Haulers Association interstate 30,000 pound truck rate, to the railway receiving point nearest the Joint Property.

(d) Macaroni tubing (size less than 2 3/8 inch OD) shall be priced at the lowest published out-of-stock prices f.o.b. the supplier plus transportation costs, using the Oil Field Haulers Association interstate truck rate per weight of tubing transferred, to the railway receiving point nearest the Joint Property.

(2) Line Pipe

(a) Line pipe movements (except size 24 inch OD and larger with walls ¾ inch and over) 30,000 pounds or more shall be priced under provisions of tubular goods pricing in Paragraph A.(l)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

(b) Line Pipe movements (except size 24 inch OD) and larger with walls ¾ inch and over) less than 30,000 pounds shall be priced at Eastern mill published carload base prices effective as of date of shipment, plus 20 percent, plus transportation costs based on freight rates as set forth under provisions of tubular goods pricing in Paragraph A.(1)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

(c) Line pipe 24 inch OD and over and ¾ inch wall and larger shall be priced f.o.b. the point of manufacture at current new published prices plus transportation cost to the railway receiving point nearest the Joint Property.

(d) Line pipe, including fabricated line pipe, drive pipe and conduit not listed on published price lists shall be priced at quoted prices plus freight to the railway receiving point nearest the Joint Property or at prices agreed to by the Parties.

(3) Other Material shall be priced at the current new price, in effect at date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property.

(4) Unused new Material, except tubular goods, moved from the Joint Property shall be priced at the current new price, in effect on date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property. Unused new tubulars will be priced as provided above in Paragraph 2.A.(l) and (2).

B. Good Used Material (Condition B)

Material in sound and serviceable condition and suitable for reuse without reconditioning:

(1) Material moved to the Joint Property

At seventy-five percent (75%) of current new price, as determined by Paragraph A.

(2) Material used on and moved from the Joint Property

(a) At seventy-five percent (75%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as new Material or

(b) At sixty-five percent (65%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as used Material

(3) Material not used on and moved from the Joint Property

At seventy-five percent (75%) of current new price as determined by Paragraph A.

The cost of reconditioning, if any, shall be absorbed by the transferring property.

C. Other Used Material

(1) Condition C

Material which is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced at fifty percent (50%) of current new price as determined by Paragraph A. The cost of reconditioning shall be charged to the receiving property, provided Condition C value plus cost of reconditioning does not exceed Condition B value.

(2) Condition D

Material, excluding junk, no longer suitable for its original purpose, but usable for some other purpose shall be priced on a basis commensurate with its use. Operator may dispose of Condition D Material under procedures normally used by Operator without prior approval of Non-Operators.

(a) Casing, tubing, or drill pipe used as line pipe shall be priced as Grade A and B seamless line pipe of comparable size and weight. Used casing, tubing or drill pipe utilized as line pipe shall be priced at used line pipe prices.

(b) Casing, tubing or drill pipe used as higher pressure service lines than standard line pipe, e.g. power oil lines, shall be priced under normal pricing procedures for casing, tubing, or drill pipe. Upset tubular goods shall be priced on a non upset basis.

(3) Condition E

Junk shall be priced at prevailing prices. Operator may dispose of Condition E Material under procedures normally utilized by Operator without prior approval of Non-Operators.

D. Obsolete Material

Material which is serviceable and usable for its original function but condition and/or value of such Material is not equivalent to that which would justify a price as provided above may be specially priced as agreed to by the Parties. Such price should result in the Joint Account being charged with the value of the service rendered by such Material.

E. Pricing Conditions

(1) Loading or unloading costs may be charged to the Joint Account at the rate of twenty-five cents (25¢) per hundred weight on all tubular goods movements, in lieu of actual loading or unloading costs sustained at the stocking point. The above rate shall be adjusted as of the first day of April each year following January 1, 1985 by the same percentage increase or decrease used to adjust overhead rates in Section III, Paragraph 1.A.(3). Each year, the rate calculated shall be rounded to the nearest cent and shall be the rate in effect until the first day of April next year. Such rate shall be published each year by the Council of Petroleum Accountants Societies.

(2) Material involving erection costs shall be charged at applicable percentage of the current knocked-down price of new Material.

3. **Premium Prices**

Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual causes over which the Operator has no control, the Operator may charge the Joint Account for the required Material at the Operator's actual cost incurred in providing such Material, in making it suitable for use, and in moving it to the Joint Property; provided notice in writing is furnished to Non-Operators of the proposed charge prior to billing Non-Operators for such Material. Each Non-Operator shall have the right, by so electing and notifying Operator within ten days after receiving notice from Operator, to furnish in kind all or part of his share of such Material suitable for use and acceptable to Operator.

4. **Warranty of Material Furnished By Operator**

Operator does not warrant the Material furnished. In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

V. INVENTORIES

The Operator shall maintain detailed records of Controllable Material.

1. **Periodic Inventories, Notice and Representation**

At reasonable intervals, inventories shall be taken by Operator of the Joint Account Controllable Material. Written notice of intention to take inventory shall be given by Operator at least thirty (30) days before any inventory is to begin so that Non-Operators may be represented when any inventory is taken. Failure of Non-Operators to be represented at an inventory shall bind Non-Operators to accept the inventory taken by Operator.

2. **Reconciliation and Adjustment of Inventories**

Adjustments to the Joint Account resulting from the reconciliation of a physical inventory shall be made within six months following the taking of the inventory. Inventory adjustments shall be made by Operator to the Joint Account for

overages and shortages, but, Operator shall be held accountable only for shortages due to lack of reasonable diligence.

3. **Special Inventories**

Special inventories may be taken whenever there is any sale, change of interest, or change of Operator in the Joint Property. It shall be the duty of the party selling to notify all other Parties as quickly as possible after the transfer of interest takes place. In such cases, both the seller and the purchaser shall be governed by such inventory. In cases involving a change of Operator, all Parties shall be governed by such inventory.

4. **Expense of Conducting Inventories**

A. The expense of conducting periodic inventories shall not be charged to the Joint Account unless agreed to by the Parties.

B. The expense of conducting special inventories shall be charged to the Parties requesting such inventories, except inventories required due to change of Operator shall be charged to the Joint Account.

EXHIBIT "D"
INSURANCE

Attached to and made a part of that certain Operating Agreement dated March 29, 2007, by and between Fasken Oil and Ranch, L.P., as Operator, and Eden Energy Corp, et al as Non-Operators.

The Operator shall carry the following minimum insurance to cover the risks of accident and/or damages to persons and/or property which may occur in the course of Operations conducted under this agreement, a proportionate part of the premium on such insurance, determined on some equitable basis consistent with Operator's accounting practice, to be charged to the Joint Account.

Required Insurance Coverage. Before commencing operations hereunder, Operator shall obtain and maintain and shall require each of its contractors and subcontractors hereunder to obtain and maintain, the following insurance:

Workman's Compensation as required by state laws.
Employers Liability Insurance conforming to State Law.
Comprehensive General Liability with limits of not less than $1,000,000 Bodily Injury and Property Damage, combined single limit.
Comprehensive Automobile Liability with coverage for all owned, hired and non-owned vehicles with limits of not less than $1,000,000 Bodily Injury and Property Damage, combined single limit.

Proof of Coverage. Upon Non-Operators request, Operator shall furnish Non-Operator with a certificate(s) acceptable to Non-Operator from Operator's insurance carriers and its contractor's carriers evidencing such insurance and indicating waiver of subrogation and designating Non-Operator as an Additional Insured. Further, such insurance shall endeavor to give at least thirty (30) days notice to Non-Operator prior to cancellation of insurance.

Additional Coverage. The foregoing insurance requirements set forth the amounts and types of insurance considered minimal by Non-Operator. Such requirements do not constitute limitations on the amount or type of insurance Operator may wish to carry and in no event shall any insurance coverage of any amount whatsoever be considered a limitation on any obligation hereunder of Operator.

In addition to the above referenced types of insurance, Operator may, but is not required to, carry Cost of Control and Extra Expense Insurance coverage or similar coverage with a three million ($3,000,000) limit. The actual premiums paid for all insurance shall be charged on a pro-rata basis to the Joint Account of the parties hereto. Notwithstanding the foregoing, non-operators shall have the option upon ten (10) days written notice to Operator prior to commencement of drilling operations on the contract area to elect not to be covered by Operator's Cost of Control and Extra Expense Insurance and associated premiums.

EXHIBIT "E"

GAS BALANCING AGREEMENT

ATTACHED TO AND MADE A PART OF
OPERATING AGREEMENT DATED March 29, 2007 BETWEEN
FASKEN OIL AND RANCH, L.P.., AS OPERATOR, AND
EDEN ENERGY CORP. ET AL, AS NON-OPERATORS

INDEX

GAS BALANCING AGREEMENT

REFERENCE is made to the Operating Agreement dated March 29, 2007, between Fasken Oil and Ranch, L.P.., as Operator, and Eden Energy Corp., as Non-Operators

In consideration of the mutual obligations and benefits set forth herein the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

For the purposes hereof, the terms set forth below are defined as follows:

1. "Operating Agreement" is the above-described Operating Agreement.

2. "Operator" is the Party then acting as Operator under the Operating Agreement at any relevant time hereunder.

3. "Party" or "Parties" are those persons, corporations, partnerships or other entities which have executed this agreement and own a working interest in the gas rights in and under the Contract Area.

4. "Gas" includes natural gas produced from gas wells and casinghead gas (which is all gas produced with crude oil), but does not include liquid hydrocarbons recovered by lease equipment.

5. "Balance" is the condition occurring when a Party has utilized, taken or sold (whether individually or through its purchaser) its exact ownership share (as such term defined in Article III below) of all gas produced at any relevant time hereunder.

6. "Overproduced" is the condition occurring when a Party has utilized, taken or sold (whether individually or through its gas purchaser) a cumulative percentage of gas produced in excess of its ownership share at any relevant time hereunder.

7. "Underproduced" is the condition occurring when a Party has utilized, taken or sold (whether individually or through its gas purchaser) a cumulative percentage of gas produced less than its ownership share at any relevant time hereunder.

8. "Taking" gas is the condition occurring when a Party is utilizing, taking or selling (whether individually or through its purchaser) a portion of gas being produced.

9. "Make-up" right is the right of an Underproduced Party to take more than its full share of the gas produced in an effort to become balanced and is more specifically defined in Article VIII below.

10. "Permanent Cessation of Production" occurs on the earliest date upon which one of the following occurs: (1) gas production ceases, no attempt is made to restore production within sixty (60) days thereafter and one or more Parties then owning at least fifty one percent (51%) of the working interests in the gas rights in such formation of such well desire to plug and abandon said well, or recomplete the well in a different formation; (2) such well is plugged or recompleted in a different formation; or (3) all Parties agree that such formation has permanently ceased producing.

ARTICLE II
APPLICATION OF AGREEMENT

Unless otherwise agreed in writing, this agreement shall apply separately as to each producing formation in each well located in and on the Contract Area.

ARTICLE III
OWNERSHIP OF GAS IN PLACE

The Parties own the working interests in the gas rights in and under the Contract Area in accordance with the working interest percentages or shares of participation (hereinafter referred to as "ownership share" or simply "share") set forth in Exhibit "A" to the Operating Agreement (or elsewhere therein) or as otherwise agreed upon by the Parties.

ARTICLE IV
OWNERSHIP OF GAS PRODUCED

Except as otherwise set forth herein, each Party has the right to take its ownership share of gas produced as provided in the Operating Agreement. If at any time a Party fails to take its full ownership share of gas produced, then the terms of this agreement shall automatically apply without notice to any Party.

ARTICLE V
RIGHTS TO OVERPRODUCTION

During any period when any Party is not taking its full share of gas produced, the other Parties shall be entitled to take, in addition to their own shares, proportionate shares of the gas such Party is not taking. The right to take such additional amounts of gas is subject, however, to the following limitations:

(a) Underproduced Parties shall always have the superior right to make-up production as set forth in Article VIII below; and

(b) If a Party ("fully-produced Party") has already taken its full share of the estimated recoverable reserves (as determined by a mutually agreed upon independent third-party reserves engineer from time to time) and there is then at least one underproduced Party willing and able to take the gas, such fully-produced Party shall have no right to take any of the gas unless otherwise agreed by the Parties.

Notwithstanding anything to the contrary herein, all Parties shall always be entitled to their full shares of all liquid hydrocarbons recovered by lease equipment (subject to the terms of the Operating Agreement), but any Party taking gas produced, whether in accordance with its ownership share or not, shall own all of such gas taken.

ARTICLE VI
ACCOUNTING FOR OVERPRODUCTION AND UNDERPRODUCTION

Each Party who takes gas shall furnish Operator monthly statements of all gas volumes taken, the prices received therefor and the disposition of those volumes (i.e. whether contract purchases, spot sales, own use or other). Such statements shall be furnished to Operator on or before the 25th day of the month following the month during which the gas was produced. On a cumulative basis, (a) each underproduced Party shall be credited with a volume of gas equal to its full share of the gas produced from the Contract Area, less its share of gas used in lease operations, vented or lost, and less that portion which such underproduced Party took; and (b) each overproduced Party shall be debited with a volume of gas equal to the excess which it has actually taken over its full share of the gas produced from the Contract Area less its share of gas used in lease operations, vented or lost.

ARTICLE VII
GAS BALANCING STATEMENTS

At all times while there is gas production, Operator will maintain a current account reflecting the overproduced and underproduced status of each Party and will furnish all Parties monthly statements showing the total quantity of gas produced, the amount used in lease operations, vented or lost, the total quantity of gas taken by each Party and the monthly and cumulative overproduction and underproduction of each Party. Such statements ("gas balancing statements") will be furnished to the Parties by no later than the end of the second month following the month of production, unless Operator is prevented from doing so because of a lack of pertinent information in which event the gas balancing statements will be furnished immediately upon Operator's receipt of all pertinent information.

ARTICLE VIII
VOLUME BALANCING (MAKE-UP RIGHTS)

Upon written notice at least five (5) days prior to the beginning of a month from any underproduced party to the Operator and to each party that has taken or delivered to its purchaser more than its full share of gas (overproduced party), such underproduced party may, commencing on the first day of the month after such notice is given, begin taking or delivering to its purchaser, its full share of gas produced, less such party's share of gas used in lease operations, vented and unavoidably lost (net share of gas produced). In addition to such share, the underproduced party, until it has recovered its gas in storage and balance its gas account, shall be entitled to take or deliver to its purchaser the following: (1) during the months of January, February, March, November and December, twenty-five percent (25%) of each overproduced party's net share of gas produced and (2) during the remaining months, fifty Percent (50%) of each overproduced party's net share of gas produced. However, in no event shall such make-up volume for any month exceed fifty percent (50%) of the underproduced party's net share of gas produced from the well. If more than one underproduced party is balancing their gas account, each underproduced party shall be entitled to take or deliver to its purchaser that share of the additional gas as determined herein, in proportion to its interest in such well to all of the underproduced parties' interests in such well then balancing their gas accounts. Any such additional gas taken or delivered to an underproduced party's purchaser shall be credited against such underproduced party's gas in storage in the order of accrual.

ARTICLE IX
FINAL CASH BALANCING

Within thirty (30) days of permanent cessation of production of gas, (in no event later than ninety (90) days from the date production actually ceases), Operator shall determine the final accounting of underproduction and overproduction of the Parties and shall furnish a statement reflecting the same to each of the Parties. Within thirty (30) days of receipt of such statement of final accounting, each overproduced Party shall remit to Operator (for disbursement to the underproduced Parties) a sum of money (which sum shall not include interest) equal to the amount actually received by such overproduced Party for its share of overproduction, less applicable taxes, royalties and other reasonable costs associated with transporting and marketing such gas actually paid by such overproduced Party. For the purpose of calculating the payment to be made by an overproduced Party, if during any month such Party took less than its full share of gas produced, a volume of gas equal to the difference between the amount of gas such Party actually took and the share to which such Party was entitled shall be credited against the overproduction of such Party, in the order such overproduction accrued. Within thirty (30) days of receipt of any such remittance by Operator from an overproduced Party, Operator shall disburse such funds to the underproduced Parties in accordance with the final accounting. Operator assumes no liability of whatsoever nature or kind with respect to any such payment, it being the intent of the Parties that each overproduced Party shall be solely responsible for reimbursing each underproduced Party for such underproduced Party's share of overproduction taken by such overproduced Party in accordance with the provisions contained herein. In determining the volume of overproduction for which settlement is due, production taken during any month by an underproduced Party in excess of its share shall be treated as make-up gas and shall be applied to reduce prior deficits in the order of accrual of such deficits.

Where an overproduced Party has taken more than its share of gas during a given month for which it is required to make cash settlement hereunder but a part of such gas was sold and a part was not sold, cash settlement for the gas taken but not sold shall be based upon the price received for the gas which was sold. Where an overproduced Party has taken more than its share of gas during a given month for which it is required to make cash settlement but none of such gas was sold, cash settlement for such gas shall be based upon the weighted average price received by all Parties who sold gas during that month or the maximum price such Party would have received had it sold such gas under its gas sales contract (if any), whichever is the lesser amount. Where an overproduced Party has taken more than its share of gas during a given month for which it is required to make cash settlement but such gas was sold to its affiliate, then if the underproduced Party (or Parties) elects, cash settlement therefor shall be based upon the weighted average price received by all other Parties who sold gas during that month.

In the event refunds are required by any governmental authority upon proceeds for which cash settlement has been made under this Article, each Party who is affected by the refund (including each underproduced Party to whom cash settlement has been made) shall be accountable for its proportionate share of such refund.

ARTICLE X
DELIVERABILITY TESTS

Nothing herein shall be construed to deny any Party the right, from time to time, to produce and take or deliver to its purchaser an entire well stream, if necessary, for a deliverability test (not to exceed seventy two hours (72) as required or permitted by such Party's gas sales contract.

ARTICLE XI
PAYMENT OF TAXES

Each Party taking gas shall either pay or cause to be paid all production, severance and/or excise taxes due on such gas.

ARTICLE XII
PAYMENT OF ROYALTIES

12.1 Existing Royalties. For the purposes of this provision, the term "Existing Royalties" shall mean those landowners' royalties, overriding royalties, net profits interests, production payments, or other burdens on the production of the parties hereto which are of record on the date of this agreement.

12.2 Payment of Existing Royalties. During each calendar month in which gas is produced from the Contract Area, the parties which take gas during said month shall pay all Existing Royalties in the same manner as such Existing Royalties would have been paid had each of the parties to this agreement taken its proportionate share of the gas produced during such month. Unless a different price is required by law, such payment shall be made at the price which the taking parties receive for the gas taken or sold.

12.3 Effect of Payment. Payment of royalties as set forth in this section by a taking party shall terminate the obligations and liability of said taking party to royalty owners other than said party's own royalty owners, and upon such payment, each non-taking party agrees to indemnify and hold harmless the taking parties from any and all claims, causes of action, or liabilities for royalty payments made to such non-taking party's royalty owners.

12.4 Intent. Notwithstanding any provisions to the contrary which might be contained in the applicable Joint Operating Agreement or Unit Operating Agreement, it is the intent of the parties that no party be required to advance royalty for gas which it does not take or sell, and, further, that once a taking party has settled with all of the royalty owners as provided herein, then it shall have no further liability to royalty owners other than its own.

12.5 Other Royalties. To the extent that there are, within the Contract Area, royalties which are not Existing Royalties, then the party whose interest is burdened by such royalty shall make, or cause to be made, settlement with such royalty owner just as if such party were taking its full share, and its full share only, of such gas production.

ARTICLE XIII
OPERATING EXPENSES AND LIABILITIES

Nothing herein shall change or affect each Party's obligation to pay its proportionate share of all expenditures and liabilities incurred in joint operations in accordance with the Operating Agreement.

ARTICLE XIV
OPERATOR'S LIABILITY

Except as otherwise provided herein, Operator is authorized to administer the provisions of this Agreement, but shall have no liability to the other Parties for losses sustained or liabilities incurred which arise out of or in connection with the performance of Operator's duties hereunder except such as may result from Operator's gross negligence or willful misconduct.

ARTICLE XV
LIEN AND SECURITY INTEREST

To the extent that any Party hereto is overproduced, such party hereby grants a continuing lien and security interest to all underproduced Parties covering all of the ownership share of such overproduced Party in the Contract Area, its contract rights, accounts, accounts receivable, proceeds of production and personal property and equipment used or obtained in connection with the Operating Agreement in order to secure payments as provided herein. Said lien shall be otherwise governed by all of the terms and provisions relating to liens under the Operating Agreement. In addition to the above, any lien or security interest granted in the Operating Agreement to a Party against any underproduced Party who has failed to make any payments due thereunder ("defaulting Party"), shall cover and extend to the cumulative overproduction, if any, and any cash settlement made therefor (under Article X hereof) due such underproduced defaulting Party.

ARTICLE XVI
TERM

This agreement shall terminate upon the termination of the Operating Agreement; provided, however, that if the accounts of the Parties have not been balanced or settled in accordance with the provisions contained herein, this Agreement shall continue in effect for so long as required thereafter to permit the full and final settlement of all accounts of the Parties. If any provision hereof should ever be construed to violate the rule against perpetuities, such provision shall be deleted to the extent necessary to bring the remainder of this Agreement in conformity with such rule.

ARTICLE XVII
SUCCESSORS AND ASSIGNS

The terms, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors-in-title and assigns, and may be assigned in whole or in part from time to time to the same extent as interests in the Contract Area may be assigned; provided, however, that (1) any such assignment shall be subject specifically to this Agreement, (2) the successor-in-title or assignee shall acquire such interest subject to any overproduction and/or underproduction imbalances existing at such time and (3) no such assignment shall relieve the Party assignor from any obligation to the other Parties with respect to any overproduction taken by such Party assignor prior to such assignment.

ARTICLE XVIII
CONFLICT

If a conflict exists between the terms of this Agreement and the terms of any gas sales contract covering the Contract Area entered into by any Party or the terms of the Operating Agreement, the terms of this Agreement shall govern.

ARTICLE XIX
EFFECTIVE DATE AND COUNTERPARTS

This Agreement has been executed on the respective dates set forth beside each Party's name hereunder, but shall be effective for all purposes as of the date of the Operating Agreement (as set forth above). If this Agreement has been incorporated into and made a part of the Operating Agreement, then it shall not be considered to be a separate agreement from the Operating Agreement and it shall not be necessary for the Parties to separately execute this Agreement. If this Agreement is separate and apart from the Operating Agreement, the same shall be binding upon those Parties executing the same, a counterpart thereof (which shall be deemed an original for all purposes) or a ratification thereof.

ARTICLE XX
COMPLIANCE WITH LAWS AND REGULATIONS

This Agreement shall be subject to all applicable rules, regulations, and orders of any duly constituted regulatory body of said sate, and to all other applicable federal, state and local laws, ordinances, rules, regulations and orders notwithstanding proposed Chapter 1 of the Internal Revenue Code of 1986, Section 1.761-2 and any other applicable Internal Revenue Codes.

EXHIBIT "F"

ATTACHED TO AND MADE A PART OF
OPERATING AGREEMENT DATED MARCH 29, 2007
BETWEEN FASKEN OIL AND RANCH, L.P., AS OPERATOR
AND EDEN ENERGY CORP., ET AL AS NON-OPERATORS

Non-Discrimination and Certificate of Non-Segregated Facilities

Unless exempted, Section 202, paragraphs 1 through 7 of Executive Order 11246, as amended, and the equal opportunity clauses set forth in 41 CFR 60-1.4(a); 41 CFR 60-741.5(a) (equal opportunity for workers with disabilities); 41 CFR 60-250.5(a) (equal opportunity for special disabled veterans and veterans of the Vietnam Era); and 41 CFR 61-250.10 (reporting requirements contract clause) are incorporated herein by reference.

Exhibit "G"

Attached to and made a part of that certain Operating Agreement dated March 29, 2007, by and between Fasken Oil and Ranch, L.P., as Operator, and Eden Energy Corp, et al as Non-Operators

TAX PARTNERSHIP AGREEMENT

(a) It is not the purpose or intention of this Agreement to create any partnership, mining partnership or association and neither this Agreement nor the operations hereunder shall be construed or considered as creating any such legal relationship. The parties intend, however, that pursuant to the provisions of Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended (the "Code"), the arrangement created under this Agreement (the "Arrangement") is to be treated as a partnership for federal (and state, if applicable) income tax purposes and each party agrees not to elect to be excluded from the application of said Subchapter K. In their relations with each other under this Agreement, the parties shall not be considered fiduciaries or have established a confidential relationship but rather shall be free to act on an arm's length basis in accordance with their own respective self interests, subject however to the obligation of the parties to act in good faith in their dealings with each other with respect to activities hereunder.

(b) Fasken Oil and Ranch, LP ("Fasken") shall prepare and file United States income tax returns (and state income tax returns if required) on behalf of the tax partnership. Fasken is designated as the "tax matters" partner pursuant to Section 6231(a)(7) of the Code. Fasken shall use its best efforts in preparing and filing said returns and making appropriate elections, but it shall incur no liability to any other party with respect to such returns and elections. The cost of preparation of the said partnership tax return each year shall be charged as an Operating Cost.

(c) For purposes of partnership income tax returns and for accounting purposes under this Agreement, the parties agree to (i) adopt the cash method of accounting, (ii) adopt the calendar year as the annual accounting period, (iii) elect to expense all intangible drilling and development costs incurred in the drilling of productive and nonproductive wells and the preparation of wells for production of oil and gas in accordance with Code Section 263(c), and (iv) compute the allowance for depreciation using the method(s) which results in the greatest depreciation allowance.

(d) The parties to this Agreement agree that with respect to this arrangement, items of income, gain, loss, deduction, cost, expense and credit shall for federal income tax purposes be allocated to the parties as follows:

(1) All income and proceeds from the production and sale of oil, gas or other hydrocarbons from any property subject to this Agreement shall be allocated to the parties in accordance with their respective interest in such production as set forth in this Agreement.

(2) Deductible exploration costs, intangible drilling and development costs and operating costs shall be allocated as deductions to the parties in accordance with their respective contributions to such costs.

(3) Depreciation on tangible equipment shall be allocated to each party in accordance with its respective contributions to the adjusted basis of such equipment. The term "adjusted basis" as used in this Agreement shall mean the adjusted basis as defined in Section 1011 of the Code.

(4) The deduction for depletion with respect to each item of separate property (as defined in Section 614 of the Code) subject to this Agreement shall be computed by the parties in accordance with this subsection and in accordance with Code Section 613A(c)(7). The depletion allowance with respect to the oil and gas production under Section 611 of the Code shall be computed separately by each party rather than by the arrangement. For purposes of such computation, each party shall be considered to own, and shall be allocated, its proportionate share of the adjusted basis in each oil and gas property subject to this Agreement. For purposes of this Agreement, the proportionate share of each party in the adjusted basis of each oil and gas property subject to this

Agreement shall initially be such party's respective contribution in said property as specified in this Agreement. Each party shall separately keep records of its share of the adjusted basis in each oil and gas property, adjust such adjusted basis for any cost or percentage depletion allowable on such property, and use such adjusted basis in the computation of its gain or loss on the disposition of such property.

(5) Proceeds or amounts realized from the sale, abandonment or other disposition of property (other than oil, gas or other hydrocarbon substances which are produced) shall be allocated to the parties in such a manner as will, to the extent permitted by the Code, reflect the proceeds or amounts that would have been includable in their respective income tax returns if such property were held by the parties without reference to this Agreement. The computations shall take into account each party's share of the proceeds derived from the sale or other disposition of such property, selling expenses and the party's respective contributions to the adjusted basis of the property, less allowed or allowable depreciation, depletion, amortization or other deductions which have been allocated to each party, or the depletion deductions allowable to each party, with respect to such property as provided herein. The assignment of any property interest by any party hereof shall be treated as an assignment of an interest in the applicable arrangement and shall not be treated as an assignment or distribution of such property interest.

(6) Property investments under this Agreement which may qualify for tax credits under the Code shall be allocated to the parties in accordance with their respective basis in each such property at the time such property was "placed in service."

(7) Any recapture treated as an increase in tax, decrease in credits or increase in ordinary income shall be allocated to the parties in the proportion in which such recaptured items were previously allocated to them.

(8) All other deductions and credits not specifically provided for herein shall be allocated to the parties in accordance with their respective contribution to the expenditure or loss giving rise to such deductions or credit and all other income not specifically provided for herein shall be allocated to the party who receives or is credited with the proceeds giving rise to such income.

(e) With respect to this tax partnership, Fasken shall maintain capital accounts for each party. These accounts will be credited and charged as follows:

(1) All contributions made to discharge expenditures allocated to the parties shall be credited to the capital accounts of the parties making such contributions.

(2) The capital account of any party contributing property to the arrangement shall be credited with an amount equal to the fair market value of such property (net of liabilities contributed with respect to such property that the tax partnership is considered to assume and takes subject to, pursuant to Section 752 of the Code) and the capital account of such party shall be adjusted in accordance with Treasury Regulation 1.704-1(b)(2)(iv)(g).

(3) The amount of any cash and the fair market value of any property (net of any liabilities secured by such distributed property that such party assumes or takes subject to, pursuant to Section 752 of the Code) distributed to the parties shall be charged to the capital accounts of the parties to whom such cash or property is distributed. Before decreasing a party's capital account with respect to the distribution of any property to such party, built in gain or loss will be reflected in the capital accounts pursuant to Treasury Regulation 1.704-1(b)(2)(iv)(e).

(4) All items of income including proceeds from the sale of production by or on behalf of the parties, and other items of gain, loss and deduction, including depreciation, depletion and gains and losses from dispositions of depreciable and depletable properties, shall be credited or charged, as the case may be, to the capital accounts of the parties to which such items are allocated. For purposes of this subsection, the allocation of basis prescribed in Section 613A(c)(7)(D) of the Code shall not reduce

or otherwise affect the parties' capital accounts; but rather solely for the purpose of maintaining capital accounts, each party's capital account shall be debited with an amount equal to the product of the simulated depletion deduction, as computed by the arrangement, times such party's allocable percentage share of the adjusted basis of the property with respect to which such simulated depletion is being calculated.

The term "simulated depletion" means the hypothetical deduction which would be allowed to the arrangement under Section 611 of the Code if:

(i) the arrangement rather than the parties were required to compute this deduction; and

(ii) in determining whether cost or percentage depletion produced the greater deduction, such computations were based on the following assumptions:

(A) cost depletion will be calculated on the adjusted basis, and

(B) percentage depletion will be determined without regard to any limitations which could theoretically apply to less than all of the parties; and

(iii) simulated percentage depletion deductions in excess of a party" allocated share of the adjusted basis in a property shall not reduce such party" capital accounts,

(iv) the gain or loss allocated to a party's capital account on the taxable disposition of an oil and gas property subject to this Agreement shall be the difference between (a) the revenues from such disposition allocated to such party, and (b) the party's contribution to the adjusted basis of the property reduced by the party's depletion deductions that have reduced such party's capital account balance.

(f) At such time as (but not before) the arrangement created hereunder is terminated in accordance with the terms and provisions of this Agreement, the tax partnership attributable thereto shall be dissolved and no further business of the arrangement's joint operation shall be conducted except for the taking of such actions as shall be necessary for the winding up and distribution in liquidation of the joint operation's assets, if any, to the parties as follows:

(1) As soon as is reasonably possible after dissolution, Fasken shall cause a statement of account to be prepared, which shall show with respect to each party the status of such party's capital account as adjusted in accordance with Section (e) above with respect to all the joint operation's sales and operations occurring prior to and as of the effective date of dissolution.

(2) Fasken shall determine the value of the joint operation's net assets as of the effective date of dissolution. In this regard, Fasken shall select an independent petroleum engineering firm who shall value the joint operation's oil and gas properties as of the effective date of dissolution using appraisal techniques which it deems to be appropriate, taking into account the nature of the applicable property interests and their potential for future recovery of reserves and who shall further determine the salvage value, if any, allocable to the joint operation's interests in any equipment and fixtures on such properties.

(3) Each party shall pay its share of any or all debts of the joint operations (including expenses incurred in the liquidation of the tax partnership) or otherwise make adequate provision therefor.

(4) If after paying or making other provision for the joint operation debts there remains any cash or properties, Fasken shall determine (a) the amount of such remaining cash and properties to which each party would be entitled if such cash and properties were distributed to the parties pro rata in the ratio that their respective capital accounts (adjusted in accordance with the foregoing provisions of this Section (f)) bear to the total

of the capital accounts (so adjusted) of all the parties except any party whose capital account (as so adjusted) has a deficit balance; and (b) the actual value of each party's interest in the remaining cash and properties of the joint operation as determined without reference to this Section. In the event that the amount determined under subsection (b) of the preceding sentence exceeds the amount to which the party would be entitled if distributed its pro rata share of the remaining properties of the joint operations as determined under subsection (a) of the preceding sentence, then such party shall pay to the joint operation the amount of such excess. Any amounts so contributed shall be distributed to the other parties in such a manner so as to cause each party to own cash and/or properties of the joint operation equal in amount to its pro rata share of the cash and properties of the joint operation as determined under subsection (a) of the first sentence of this subsection.

(5) If upon completion of those steps set forth in subsections (1) through (4) above, the balance of any party's capital account is less than zero, such party shall contribute to the joint operation that amount necessary to increase the balance in its capital account to zero. Any amount so contributed shall be distributed to the other parties in accordance with their positive capital account balances or paid to creditors.

MODEL FORM RECORDING SUPPLEMENT TO
OPERATING AGREEMENT AND FINANCING STATEMENT

THIS AGREEMENT, entered into by and between **Fasken Oil and Ranch, L.P.**, hereinafter referred to as "Operator," and the signatory party or parties other than Operator, hereinafter referred to individually as "Non-Operator," and collectively as "Non-Operators."

WHEREAS, the parties to this agreement are owners of Oil and Gas Leases and/or Oil and Gas Interests in the land identified in Exhibit "A" (said land, Leases and Interests being hereinafter called the "Contract Area"), and in any instance in which the Leases or Interests of a party are not of record, the record owner and the party hereto that owns the interest or rights therein are reflected on Exhibit "A";

WHEREAS, the parties hereto have executed an Operating Agreement dated **March 1, 2007** (herein the "Operating Agreement"), covering the Contract Area for the purpose of exploring and developing such lands, Leases and Interests for Oil and Gas; and

WHEREAS, the parties hereto have executed this agreement for the purpose of imparting notice to all persons of the rights and obligations of the parties under the Operating Agreement and for the further purpose of perfecting those rights capable of perfection.

NOW, THEREFORE, in consideration of the mutual rights and obligations of the parties hereto, it is agreed as follows:

1. This agreement supplements the Operating Agreement, which Agreement in its entirety is incorporated herein by reference, and all terms used herein shall have the meaning ascribed to them in the Operating Agreement.

2. The parties do hereby agree that:

   A. The Oil and Gas Leases and/or Oil and Gas Interests of the parties comprising the Contract Area shall be subject to and burdened with the terms and provisions of this agreement and the Operating Agreement, and the parties do hereby commit such Leases and Interests to the performance thereof.

   B. The exploration and development of the Contract Area for Oil and Gas shall be governed by the terms and provisions of the Operating Agreement, as supplemented by this agreement.

   C. All costs and liabilities incurred in operations under this agreement and the Operating Agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties hereto, as provided in the Operating Agreement.

   D. Regardless of the record title ownership to the Oil and Gas Leases and/or Oil and Gas Interests identified on Exhibit "A," all production of Oil and Gas from the Contract Area shall be owned by the parties as provided in the Operating Agreement; provided nothing contained in this agreement shall be deemed an assignment or cross-assignment of interests covered hereby.

   E. Each party shall pay or deliver, or cause to be paid or delivered, all burdens on its share of the production from the Contract Area as provided in the Operating Agreement.

   F. An overriding royalty, production payment, net profits interest or other burden payable out of production hereafter created, assignments of production given as security for the payment of money and those overriding royalties, production payments and other burdens payable out of production heretofore created and defined as Subsequently Created Interests in the Operating Agreement shall be (i) borne solely by the party whose interest is burdened therewith, (ii) subject to suspension if a party is required to assign or relinquish to another party an interest which is subject to such burden, and (iii) subject to the lien and security interest hereinafter provided if the party subject to such burden fails to pay its share of expenses chargeable hereunder and under the Operating Agreement, all upon the terms and provisions and in the times and manner provided by the Operating Agreement.

   G. The Oil and Gas Leases and/or Oil and Gas Interests which are subject hereto may not be assigned or transferred except in accordance with those terms, provisions and restrictions in the Operating Agreement regulating such transfers.

   This agreement and the Operating Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective heirs, devisees, legal representatives, and assigns, and the terms hereof shall be deemed to run with the leases or interests included within the lease Contract Area.

   H. The parties shall have the right to acquire an interest in renewal, extension and replacement leases, leases proposed to be surrendered, wells proposed to be abandoned, and interests to be relinquished as a result of non-participation in subsequent operations, all in accordance with the terms and provisions of the Operating Agreement.

I. The rights and obligations of the parties and the adjustment of interests among them in the event of a failure or loss of title, each party's right to propose operations, obligations with respect to participation in operations on the Contract Area and the consequences of a failure to participate in operations, the rights and obligations of the parties regarding the marketing of production, and the rights and remedies of the parties for failure to comply with financial obligations shall be as provided in the Operating Agreement.

J. Each party's interest under this agreement and under the Operating Agreement shall be subject to relinquishment for its failure to participate in subsequent operations and each party's share of production and costs shall be reallocated on the basis of such relinquishment, all upon the terms and provisions provided in the Operating Agreement.

K. All other matters with respect to exploration and development of the Contract Area and the ownership and transfer of the Oil and Gas Leases and/or Oil and Gas Interest therein shall be governed by the terms and provisions of the Operating Agreement.

3. The parties hereby grant reciprocal liens and security interests as follows:

A. Each party grants to the other parties hereto a lien upon any interest it now owns or hereafter acquires in Oil and Gas Leases and Oil and Gas Interests in the Contract Area, and a security interest and/or purchase money security interest in any interest it now owns or hereafter acquires in the personal property and fixtures on or used or obtained for use in connection therewith, to secure performance of all of its obligations under this agreement and the Operating Agreement including but not limited to payment of expense, interest and fees, the proper disbursement of all monies paid under this agreement and the Operating Agreement, the assignment or relinquishment of interest in Oil and Gas Leases as required under this agreement and the Operating Agreement, and the proper performance of operations under this agreement and the Operating Agreement. Such lien and security interest granted by each party hereto shall include such party's leasehold interests, working interests, operating rights, and royalty and overriding royalty interests in the Contract Area now owned or hereafter acquired and in lands pooled or unitized therewith or otherwise becoming subject to this agreement and the Operating Agreement, the Oil and Gas when extracted therefrom and equipment situated thereon or used or obtained for use in connection therewith (including, without limitation, all wells, tools, and tubular goods), and accounts (including, without limitation, accounts arising from the sale of production at the wellhead), contract rights, inventory and general intangibles relating thereto or arising therefrom, and all proceeds and products of the foregoing.

B. Each party represents and warrants to the other parties hereto that the lien and security interest granted by such party to the other parties shall be a first and prior lien, and each party hereby agrees to maintain the priority of said lien and security interest against all persons acquiring an interest in Oil and Gas Leases and Interests covered by this agreement and the Operating Agreement by, through or under such party. All parties acquiring an interest in Oil and Gas Leases and Oil and Gas Interests covered by this agreement and the Operating Agreement, whether by assignment, merger, mortgage, operation of law, or otherwise, shall be deemed to have taken subject to the lien and security interest granted by the Operating Agreement and this instrument as to all obligations attributable to such interest under this agreement and the Operating Agreement whether or not such obligations arise before or after such interest is acquired.

C. To the extent that the parties have a security interest under the Uniform Commercial Code of the state in which the Contract Area is situated, they shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment by a party for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by any party in the payment of its share of expenses, interest or fees, or upon the improper use of funds by the Operator, the other parties shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such defaulting party's share of Oil and Gas until the amount owed by such party, plus interest, has been received, and shall have the right to offset the amount owed against the proceeds from the sale of such defaulting party's share of Oil and Gas. All purchasers of production may rely on a notification of default from the non-defaulting party or parties stating the amount due as a result of the default, and all parties waive any recourse available against purchasers for releasing production proceeds as provided in this paragraph.

D. If any party fails to pay its share of expenses within one hundred-twenty (120) days after rendition of a statement therefor by Operator the non-defaulting parties, including Operator, shall, upon request by Operator, pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties. The amount paid by each party so paying its share of the unpaid amount shall be secured by the liens and security rights described in this paragraph 3 and in the Operating Agreement, and each paying party may independently pursue any remedy available under the Operating Agreement or otherwise.

E. If any party does not perform all of its obligations under this agreement or the Operating Agreement, and the failure to perform subjects such party to foreclosure or execution proceedings pursuant to the provisions of this agreement or the Operating Agreement, to the extent allowed by governing law, the defaulting party waives any available right of redemption from and after the date of judgment, any required valuation or appraisement of the mortgaged or secured property prior to sale, any available right to stay execution or to require a marshalling of assets and any required bond in the event a receiver is appointed. In addition, to the extent permitted by applicable law, each party hereby grants to the other parties a power of sale as to any property that is subject to the lien and security rights granted hereunder or under the Operating Agreement, such power to be exercised in the manner provided by applicable law or otherwise in a commercially reasonable manner and upon reasonable notice.

F. The lien and security interest granted in this paragraph 3 supplements identical rights granted under the Operating Agreement.

G. To the extent permitted by applicable law, Non-Operators agree that Operator may invoke or utilize the mechanics' or materialmen's lien law of the state in which the Contract Area is situated in order to secure the payment to Operator of any sum due under this agreement and the Operating Agreement for services performed or materials supplied by Operator.

H. The above described security will be financed at the wellhead of the well or wells located on the Contract Area and this Recording Supplement may be filed in the land records in the County or Parish in which the Contract Area is located, and as a financing statement in all recording offices required under the Uniform Commercial Code or other applicable state statutes to perfect the above-described security interest, and any party hereto may file a continuation statement as necessary under the Uniform Commercial Code, or other state laws.

4. This agreement shall be effective as of the date of the Operating Agreement as above recited. Upon termination of this agreement and the Operating Agreement and the satisfaction of all obligations thereunder, Operator is authorized to file of record in all necessary recording offices a notice of termination, and each party hereto agrees to execute such a notice of termination as to Operator's interest, upon the request of Operator, if Operator has complied with all of its financial obligations.

5. This agreement and the Operating Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legal representatives, successors and assigns. No sale, encumbrance, transfer or other disposition shall be made by any party of any interest in the Leases or Interests subject hereto except as expressly permitted under the Operating Agreement and, if permitted, shall be made expressly subject to this agreement and the Operating Agreement and without prejudice to the rights of the other parties. If the transfer is permitted, the assignee of an ownership interest in any Oil and Gas Lease shall be deemed a party to this agreement and the Operating Agreement as to the interest assigned from and after the effective date of the transfer of ownership; provided, however, that the other parties shall not be required to recognize any such sale, encumbrance, transfer or other disposition for any purpose hereunder until thirty (30) days after they have received a copy of the instrument of transfer or other satisfactory evidence thereof in writing from the transferor or transferee. No assignment or other disposition of interest by a party shall relieve such party of obligations previously incurred by such party under this agreement or the Operating Agreement with respect to the interest transferred, including without limitation the obligation of a party to pay all costs attributable to an operation conducted under this agreement and the Operating Agreement in which such party has agreed to participate prior to making such assignment, and the lien and security interest granted by Article VII.B. of the Operating Agreement and hereby shall continue to burden the interest transferred to secure payment of any such obligations.

6. In the event of a conflict between the terms and provisions of this agreement and the terms and provisions of the Operating Agreement, then, as between the parties, the terms and provisions of the Operating Agreement shall control.

7. This agreement shall be binding upon each Non-Operator when this agreement or a counterpart thereof has been executed by such Non-Operator and Operator notwithstanding that this agreement is not then or thereafter executed by all of the parties to which it is tendered or which are listed on Exhibit "A" as owning an interest in the Contract Area or which own, in fact, an interest in the Contract Area. In the event that any provision herein is illegal or unenforceable, the remaining provisions shall not be affected, and shall be enforced as if the illegal or unenforceable provision did not appear herein.

8. Other provisions.

_______, who has prepared and circulated this form for execution, represents and warrants that the form was printed from and, with the exception(s) listed below, is identical to the AAPL Form 610RS-1989 Model Form Recording Supplement to Operating Agreement and Financing Statement, as published in computerized form by Forms On-A-Disk, Inc. No changes, alterations, or modifications, other than those made by strikethrough and/or insertion and that are clearly recognizable as changes in Articles _______, have been made to the form.

IN WITNESS WHEREOF, this agreement shall be effective as of the ______ day of ___________, _______.

OPERATOR

ATTEST OR WITNESS

Fasken Oil and Ranch, L.P. a Nevada Limited partnership by Fasken Management, LLC

By: ____________________

Type or Print Name

Title: Norbert J. Dickman Vice President

Date:

Address:

NON-OPERATORS

ATTEST OR WITNESS

Eden Energy Corp.

By: ____________________

Type or Print Name

Title:

Date:

Address:

ATTEST OR WITNESS

Cedar Strat Corporation

By: ____________________

Type or Print Name

Title:

Date:

Address:

ATTEST OR WITNESS

By: ____________________

Type or Print Name

Title:

Date:

Address:

ACKNOWLEDGMENTS

NOTE:

The following forms of acknowledgment are the short forms approved by the Uniform Law on Notarial Acts. The validity and effect of these forms in any state will depend upon the statutes of that state.

Individual Acknowledgment

State of ____________________ §

§ ss.

County of __________________ §

This instrument was acknowledged before me on ____

by ____

(Seal, if any)

____

Title (and Rank) ______________________

My commission expires: ________________

Acknowledgment in Representative Capacity

State of ____________________ §

§ ss.

County of __________________ §

This instrument was acknowledged before me on ____

by ______________________________________ as ______________________________ of

____

(Seal, if any)

____

Title (and Rank) ______________________

My commission expires: ________________

Exhibit "E"

attached to and made a part of that certain Farmout Agreement between Eden Energy Corp. and Fasken Nevada-I, LLC dated March 29, 2007

EDEN ENERGY CORP.
Diamond Play, Nevada - Lease Schedule

Lease No.	Township/Range	Description	# of acres	Effective Date	Term (years)	Lessor	Lessee	Comments
N78705	T25N R54E	Sec. 1 (Lots 1-4, S2N2, S2); 2 (Lots 1-4, S2N2, S2); 11 (ALL); 12 (ALL)				United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
AND	T26N R54E	Sec. 25 (ALL); 26 (ALL); 35 (ALL); 36 (ALL)				United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
AND	T25N R55E	Sec. 5 (Lots 1, 2, S2NE); 5 (W2, SE - PRO DIA 163); 6 (ALL - PRO DIA 163); 7 (ALL - PRO DIA 163); 8 (ALL - PRO DIA 163)				United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
AND	T26N R55E	Sec. 29 (ALL); 30, (Lots 1-4, E2, E2W2); 31 (Lots 1-7, NE, E2NW, NESW, N2SE); 32 (Lots 1-4, N2, N2S2)	9,808.14	1-Jul-04	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N78706	T22N R54E	Sec. 1 (Lots 1-4, S2N2, S2); 12 (ALL); 13 (ALL)	1,920.84	1-Jul-04	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N78707	T25N R55E	Sec. 27 (Lots 1-4, W2, SE); 28 (Lots 1-4, W2E2, W2); 33 (Lots 1-4, W2E2, W2); 34 (Lots 1-8, NWNE, SESE)	2,344.38	1-Aug-04	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	

Exhibit "E"

attached to and made a part of that certain Farmout Agreement between Eden Energy Corp. and Fasken Nevada-I, LLC dated March 29, 2007

N78708	T25N R54E	Sec. 3 (Lots 1, 2, 3, 4, S2N2, S2), 4 (Lots 1, 2, 3, 4, S2N2, S2); 34 (ALL)	1,935.60	1-Aug-04 10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N78709	T25N R54E	Sec. 13 (ALL); 14 (ALL); 23 (ALL); 24 (ALL);			United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
AND	T25N R55E	Sec. 4 (Lots 1-4, S2N2, S2); 10 (ALL); 15 (ALL); 17 (ALL); 18 (ALL); 9 (Lots 1-14, W2SE, SW); 16 (Lots 1-4, W2E2, W2); 18 (Lots 1-4, W2E2, W2); 22 (Lots 1-8, W2)			United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
AND	T26N R55E	Sec. 28 (Lots 1, 2, 3, 4, W2E2, W2); 33 (Lots 1, 2, 3, 4, 5, 6, 7, NWSE, N2SW, W2NE, NW	9,463.30	1-Aug-04 10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N78710	T25N R54E	Sec. 25 (ALL); 26 (E2, E2NW, SW); 33 (Lots 1-3, N2, N2SW, N2SE, SESE); 34 (ALL); 35 (ALL); 36 (ALL)			United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
AND	T25N R55E	(PRO DIA 163) Sec. 19 (ALL); 20 (ALL); 29 (ALL); 30 (ALL); 31 (ALL); 32 (ALL EXCL ME PATENT)	6,541.77	1-Aug-04 10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N78711	T26N R54E	Sec. 1 (Lots 1-4, S2N2, S2); 11(ALL); 12 (ALL); 13, (ALL); 14 (ALL); 23 (ALL); 24 (ALL); 27 (ALL); 22 (ALL); 7 (Lots 1-4, E2W2, E2); 8 (ALL); 17 (ALL); 20 (ALL); 18 (Lots 1-4, E2W2,	9,638.48	1-Aug-04 10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N78831	T21 1/2N R54E	Sec. 35 (Lots 1-4, S2N2, S2); 36 (Lots 1-5, S2NE, SENW, S2)	1,147.69	1-Sep-04 10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)

Exhibit "E"

attached to and made a part of that certain Farmout Agreement between Eden Energy Corp. and Fasken Nevada-I, LLC dated March 29, 2007

N78832	T20N R55E	Sec. 4 (N2, SW - PRO DIA 203); 4 (SE - PRO DIA 203); 5 (ALL); 6 (ALL); 7 (ALL); 8 (ALL); 17 (ALL); 18 (ALL); 19 (ALL); 20 (ALL)	5,689.00	1-Sep-04	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N78833	T21N 54E	(PRO DIA 167) Sec. 1 (ALL); 2 (ALL); 11 (ALL); 12 (ALL); 13 (ALL); 14 (ALL); 23 (N2, S2S2); 24 (ALL); 25 (ALL); 26 (ALL); 35 (N2, N2SW, S2SE); 36 (ALL)	7,373.00	1-Sep-04	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N78834	T23N R54E	Sec. 1 (ALL - PRO DIA 162); 2 (ALL - PRO DIA 162); 11(ALL - PRO DIA 162); 12 (ALL - PRO DIA 162); 13 (ALL - PRO DIA 162); 14 (ALL - PRO DIA 162); 23 (SW), 23 (N2, SE - PRO DIA	7,082.00	1-Sep-04	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N78835	T22N R54E	Sec. 2 (Lots 1-4, S2N2, S2); 3 (Lots 1-4, S2N2, S2); 10 (ALL); 11 (ALL); 14 (ALL); 23 (ALL); 24 (ALL); 25 (ALL); 26 (ALL); 35 (Lot 1, N2, N2SW, SWSW, SE); 36 (Lots 1-3, N2, SWSW, SE)	7,041.40	1-Sep-04	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N78836	T24N R54E	Sec. 1 (ALL - PRO DIA 163), 2 (ALL - PRO DIA 163), 3 (SW); 13 (ALL - PRO DIA 163);14 (ALL - PRO DIA 163); 23 (ALL - PRO DIA 163); 24 (ALL - PRO DIA 163); 25 (ALL - PRO DIA	6,190.00	1-Sep-04	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N78838	T19N R55E	Sec. 28 (ALL); 29 (Lots 1-8, S2); 30 (Lots 1-7, NE, E2NW, NESW, N2SE); 31 (Lots 1-4, W2NE, SENE, E2W2, SE); 32 (E2, E2NW, SW); 33 (ALL)	3,741.88	1-Sep-04	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N78839	T18N R5[illegible]E	[illegible] PATENT); 26 (Lots 1-9, W2E2, N2NW, SWNW EXCL ME PATENTS); 27 (ALL); 28 (ALL); 33 (Lots 1-4, N2, N2S2); 34 [illegible] 1-4, N2, N2S2); 35 (Lots [illegible]	[illegible]	1-Sep-04	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	Entire Lease to be assigned to Cedar Strat per Letter Agreement dated February ___, 2007.
N78840	T18N R55E	[illegible] SW, E2SE); 7 (Lots 1-4, S2NE, E2NW, NESW, SE); 8 [illegible] E2, SW); 17 (ALL); 18 (Lots 1-4, E2, E2W2); 19 (Lots 1-4, E2, E2W2); [illegible]	3,912.77	1-Sep-04	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	Entire Lease to be assigned to Cedar Strat per Letter Agreement dated February ___, 2007.

Exhibit "E"

attached to and made a part of that certain Farmout Agreement between Eden Energy Corp. and Fasken Nevada-I, LLC dated March 29, 2007

N78841	T19N R55E	Sec. 4 (Lots 1-12); 5 (Lots 1-6, S2N2, SW, N2SE, SWSE); 6 (Lots 1-7, S2NE, SENW, E2SW, SE); 7 (Lots 1-4, E2, E2W2); 8 (Lots 1-6, W2, W2SE, SESE); 9 (Lots 1-6, E2NE, NENW,	7,392.28	1-Sep-04	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N78842	T18N R54E	[illegible] S2NW, S2); 2 (Lots 1-7, SWNE, S2NW, SW, W2SE); 11 (Lots 1-4, W2E2, W2); 9 (ALL); 10 (ALL); 12 (ALL); 13 (ALL); 15 (ALL); 16 (ALL); 21 (ALL); 22	10,094.35	1-Oct-04	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	Entire Lease to be assigned to Cedar Strat per Letter Agreement dated February ___, 2007.
N79153	T21N R55E	Sec. 17 (Lots 1-4, W2E2, W2); 18 (ALL - PRO DIA 167); 19 (ALL - PRO DIA 167); 20 (Lots 1-4, S2N2, S2)	2,536.55	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N79154	T21N R55E	Sec. 5 (Lots 1-7, SWNE, S2NW, SW, W2SE); 6 (ALL - PRO DIA 167); 7 (ALL - PRO DIA 167); 8 (Lots 1-4, W2E2, W2)	2,549.72	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N79155	T22N R55E	Sec. 28 (ALL); 33 (ALL)	1,280.00	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N79156	T22N R55E	Sec. 29 (ALL); 30 (Lots 1-4, E2, E2W2); 31 (Lots 1-4, E2, E2W2); 32 (ALL)	2,497.72	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N79157	T22N R55E	Sec. 15 (Lots 1-4, E2, W2W2); 16 (ALL); 21 (ALL)	1,923.36	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N79158	T22N R55E	Sec. 2 (Lots 3, 4, S2NW, W2SW); 11 (W2NW)				United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	

Exhibit "E"

attached to and made a part of that certain Farmout Agreement between Eden Energy Corp. and Fasken Nevada-I, LLC dated March 29, 2007

AND	T23N R55E	Sec. 35 (Lots 1-6)	644.58	1-Jan-05	10	NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79159	T22N R55E	Sec. 17 (ALL); 18 (Lots 1-4, E2, E2W2); 19 (Lots 1-4, E2, E2W2); 20 (ALL)	2,485.76	1-Jan-05	10	NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79161	T22N R55E	Sec. 5 (Lots 1-4, S2N2, S2); 6 (Lots 1-7, S2NE, SENW, E2SW, SE); 7 (Lots 1-4 E2, E2W2); 8 (ALL)	2,464.56	1-Jan-05	10	NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79163	T23N R55E	Sec. 27 (ALL); 28 (ALL); 33 (ALL); 34 (ALL)	2,560.00	1-Jan-05	10	NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79164	T23N R55E	(PRO DIA 162) Sec. 29 (ALL); 30 (ALL); 31 (ALL); 32 (ALL)	2,467.00	1-Jan-05	10	NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79165	T23N R55E	(PRO DIA 162) Sec. 15 (ALL); 16 (ALL); 21 (ALL); 22 (ALL)	2,560.00	1-Jan-05	10	NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79166	T23N R55E	(PRO DIA 162) Sec. 17 (ALL); 18 (ALL); 19 (ALL); 20 (ALL)	2,465.00	1-Jan-05	10	NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79167	T23N R55E	(PRO DIA 162) Sec. 5 (ALL); 6 (ALL); 7 (ALL); 8 (ALL)	2,448.00	1-Jan-05	10	NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)

Exhibit "E"

attached to and made a part of that certain Farmout Agreement between Eden Energy Corp. and Fasken Nevada-I, LLC dated March 29, 2007

N79168	T23N R55E	(PRO DIA 162) Sec. 3 (ALL); 4 (ALL); 9 (ALL); 10 (ALL)	2,544.00	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79169	T23N R55E	Sec. 2 (Lots 1-10, S2NE, SE)				United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
AND	T24N R55E	Sec. 26 (ALL); 35 (Lots 1-8, N2)	2,284.39	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79170	T24N R55E	Sec. 27 (ALL); 33 (Lots 1-4, W2E2, W2); 34 (Lots 1-8, N2)	2,280.64	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79171	T24N R55E	Sec. 14 (ALL); 15 (ALL), 22 (ALL); 23 (ALL)	2,560.00	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79172	T24N R55E	Sec. 16 (Lots 1-4, W2E2, W2); 21 (Lots 1-4, W2E2, W2); 28 (Lots 1-4, W2E2, W2)	1,996.41	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79173	T24N R55E	(PRO DIA 163) Sec. 29 (ALL); 30 (ALL); 31 (ALL); 32 (ALL)	2,486.00	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79174	T24N R55E	(PRO DIA 163) Sec. 17 (ALL); 18 (ALL); 19 (ALL); 20 (ALL)	2,484.00	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)

Exhibit "E"

attached to and made a part of that certain Farmout Agreement between Eden Energy Corp. and Fasken Nevada-I, LLC dated March 29, 2007

N79175	T24N R55E	(PRO DIA 163) Sec. 5 (ALL, EXCL ME PAT 4266); 6 (ALL); 7 (ALL)	2,537.00	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79176	T24N R55E	Sec. 4 (Lots 1-22, SW, W2SE); 8 (ALL - PRO DIA 163); 9 (Lots 1-4, W2E2, W2)	2,353.52	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79177	T24N R55E	Sec. 2 (Lots 1-4, S2N2, S2); 3 (Lots 1-10, S2NE, SE); 10 (N2, SW); 11 (ALL)	2,397.29	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79178	T21N R55E	Sec. 29 (ALL); 30 (ALL PRO DIA 167); 31 (ALL PRO DIA 167); 32 (ALL)	2,536.00	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79179	T21N R55E	Sec. 2 (Lots 1-4, S2N2, S2); 11 (ALL); 14 (Lots 1-4, E2E2, SW); 23 (Lots 1-12, E2E2)	2,399.84	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79182	T20N R55E	Sec. 9 (NE); 9 (W2, SE - PRO DIA 203); 10 (S2NE, W2, SE); 15 (Lots 1-2, N2NE, SWNE, NW, S2SW, SE); 16 (ALL - PRO DIA 203)	2,490.11	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79183	T20N R55E	Sec. 29 (ALL); 30 (ALL); 31 (ALL); 32 (ALL)	2,495.00	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79194	T19N R54E	Sec. 13 (ALL); 14 (ALL); 23 (ALL); 24 (ALL)	2,560.00	1-Jan-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)

Exhibit "E"

attached to and made a part of that certain Farmout Agreement between Eden Energy Corp. and Fasken Nevada-I, LLC dated March 29, 2007

N79197	T19N R54E	[illegible]	1,860.00	1-Jan-05 10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	Entire Lease to be assigned to Cedar Strat per Letter Agreement dated February ___, 2007.
N79151	T21N R55E	Sec. 16 (ALL); 21 (ALL); 28 (ALL); 33 (W2NE, NW, W2SW)	2,240.00	1-Feb-05 10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N79152	T21N R55E	Sec. 3 (Lots 1-4, S2, S2N2); 4 (Lots 1-7, S2NE, SENW, E2SW, SE); 9 (N2, SW, N2SE); 10 (N2, E2SW, NESE)	2,280.72	1-Feb-05 10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N79160	T22N R55E	Sec. 3 (Lots 1-7; SWNE, S2NW, SW, W2SE); 4 (Lots 1-4, S2N2, S2); 9 (ALL) 10 (Lots 1-6, W2NE, E2NW, E2SW, SE)	2,556.66	1-Feb-05 10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N79162	T23N R55E	Sec. 11 (Lots 1-8, E2); 14 (Lots 1-8, E2); 23 (Lots 1-4, NE, W2W2); 26 (Lots 1-4, W2W2)	2,069.52	1-Feb-05 10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N79180	T21N R55E	Sec. 22 (E2N2, S2); 26 (Lots 1-4, E2, E2W2); 27 (N2, E2SW, SE), 34 (E2, NENW)	1,962.18	1-Feb-05 10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N79181	T21N R55E	Sec. 35 (ALL)			United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
AND	T20N R55E	Sec. 2 (Lots 3, 5-9, SWNE, SENW, SW, W2SE); 3 (SW); 11 (Lots 1-2, W2NE, W2, SE)	2,007.58	1-Feb-05 10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	

Exhibit "E"

attached to and made a part of that certain Farmout Agreement between Eden Energy Corp. and Fasken Nevada-I, LLC dated March 29, 2007

N79184	T20N R55E	Sec. 21 (ALL - PRO DIA 203); 22 (Lots 1-4, NE, N2NW, S2SW, N2SE, SWSE); 27 (Lots 1-4, W2NE, S2NW, N2SW, SE), 28 (ALL - PRO DIA 203)	2,487.86	1-Feb-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79185	T20N R55E	Sec. 33 (ALL - PRO DIA 203); 34 (SWNE, N2NW, SENW, SW, W2SE)	1,050.00	1-Feb-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79187	T20N R54E	Sec. 3 (Lots 1-4, 6, 7, S2NE, SENW, E2SW, SE); 4 (Lots 1-4, S2NW, E2SW, SWSW, SE); 10 (Lots 1, 3, 4, E2, NENW, E2SW)	1,717.34	1-Jul-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79188	T20N R54E	Sec. 13 (N2, W2SW, SESW, N2SE, SESE); 14 (ALL), 23 (N2N2, SENE, S2SW, SE); 24 (N2, E2SW, SWSW, SE)	2,240.00	1-Feb-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79189	T20N R54E	Sec. 9 (N2N2, SWNW, W2SW, SESW, SE); 15 (Lots 1-2, E2, E2W2); 16 (N2, SW, W2SE); 22 (N2NE, NENW, SWNW, S2)	2,085.21	1-Feb-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79190	T20N R54E	Sec. 23 (NENE, S2NE, S2NW, SWSW, SE); 26 (N2NE, NW, S2SW, S2SE); 27 (N2NE, SENE, NENW, SWNW, SW, W2SE, SESE); 28 (S2NE, NWNE, W2, N2SE, SWSE)	1,640.00	1-Feb-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79191	T20N R54E	Sec. 33 (N2, S2SW, SE); 34 (N2NE, NENW, SWNW, S2); 35 (N2, E2SW, SWSW); 36 (ALL)	2,280.00	1-Feb-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)
N79192	T20N R54E	Sec. 17 (Lots 1-3, NE, N2SE); 20 (Lots 1-3, E2N2, SWNE, S2); 21 (N2NE, SWNE, SW, SWSE); 29 (N2NE, SWNE, W2, N2SE, SWSE); 32 (E2, N2NW, SENW, W2SW, SESW)	2,372.29	1-Feb-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)

Exhibit "E"

attached to and made a part of that certain Farmout Agreement between Eden Energy Corp. and Fasken Nevada-I, LLC dated March 29, 2007

N79193	T19N R54E	Sec. 1 (Lots 1-4, S2); 2 (lots 1-4, N2SW, SESW, SE); 11 (ALL); 12 (ALL)	2,143.20	1-Feb-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N79195	T19N R54E	Sec. 25 (ALL); 26 (N2, SW, N2SE); 35 (S2NE, W2, SE); 36 (N2, W2SW, N2SE)	2,240.00	1-Feb-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
N79196	T19N R54E	Sec. 3 (Lots 1-4, N2S2, SWSW); 10 (ALL); 15 (ALL); 22 (ALL)	2,237.60	1-Feb-05	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	Section 22 of Lease to be assigned to Cedar Strat per Letter Agreement dated February ___, 2007. Eden will retain after all.
N79186	T20N R54E	Sec. 1 (Lots 1-4, S2, S2N2); 2 (Lots 1-4, S2, S2N2); 11 (ALL); 12 (ALL)	2,563.60	1-Mar-06	10 NON-COMP	United States Department of the Interior	Frontier Explorations Ltd. (Wholly owned subsidiary of Eden Energy Corp.)	
Totals			**211,621.93**					

EXHIBIT "F"

ATTACHED TO AND MADE A PART OF
FARMOUT AGREEMENT BETWEEN EDEN ENERGY CORP. AND
FASKEN NEVADA-I, LLC DATED MARCH 29, 2007

Fasken Nevada-I, LLC's prospective participants:

Tahira Khatoon-Javaid Anwar
O'Neill Properties, Ltd.
Muirfield Exploration, Ltd.
Glassell 72-CG Ltd. Partnership
Phil Garner
Yates Energy Corp.